Exhibit 3.19

FIRST AMENDMENT TO PARTNERSHIP AGREEMENT

FIRST AMENDMENT TO PARTNERSHIP AGREEMENT, dated as of November 10, 1988, by and between Star Theatres of Michigan, Inc., a Delaware corporation (“Star”), and Loeks Michigan Theatres, Inc., a Michigan corporation (“Loeks”).

W I T N E S S E T H :

WHEREAS, the parties have entered into a Partnership Agreement dated as of August 30, 1988; and

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used herein shall have the respective meanings set forth in the Agreement unless otherwise specifically defined herein. All references herein to Sections refer to Sections in the Agreement.

2. Section 18.2(b) is amended to substitute the word “Assets” for the word “Liabilities” set forth at the beginning of the second to last line of page 40.

3. Section 25.1 is amended by adding the following Paragraphs (f), (g) and (h):

(f) All Losses sustained or incurred by any Star Indemnified Party (it being understood that if the Partnership sustains or incurs any Loss, the Star Indemnified Parties collectively shall be deemed to have sustained or incurred one-half of any such Loss) arising out of the dispossession of the Partnership from the Theatre Property located at 1136 South Rochester Road, Rochester Hills, Michigan 48063 (the “Winchester Mall Theatre Property”) or increased rent required to be paid by the Partnership under a renegotiated lease of the Winchester Mall Theatre Property, in the event that Loeks fails to obtain Non-Disturbance Agreements (as hereinafter defined) with respect to that certain Lease, dated as of January 3, 1980, by and between Wind Mall Realty, Inc., predecessor in interest to Winchester Mall Associates Limited Partnership, and Winchester Mall Associates, predecessor in interest to Loeks Winchester Theatres, Inc., as amended by Amendments dated May 27, 1983, August 30, 1984, May 13, 1985, and October 28, 1988 (collectively, the “Winchester Mall Lease”). “Non-Disturbance Agreements” shall mean agreements from the holders of each of the instruments listed on Schedule 25.1(f) attached hereto covering the Winchester Mall Theatre Property or any interest of the Landlord therein in substantially the form of the Subordination, Non-Disturbance and Attornment Agreement attached as Exhibit I to the Amendment to the Winchester Mall Lease dated October 28, 1988. Loeks shall not be required to obtain a Non-Disturbance Agreement from the holder of any such instrument that is now or hereafter discharged of record.

Notwithstanding the foregoing, the indemnity obligation of Loeks as to matters specified in this Paragraph (f) shall be limited to the following time periods and amounts:

(i) If the Partnership is dispossessed from the Winchester Mall Theatre Property following foreclosure by the mortgagee prior to the earlier of (x) the end of the Lease Term, (y) 5 years from the Closing Date or (z) the date upon which Loeks has obtained all Non-Disturbance Agreements, an amount equal to $4.5 million multiplied by a fraction, the numerator of which is the number of months remaining in the 9-year period after the Closing Date (calculated to the nearest month) and the denominator of which is 108. Such amount shall bear interest at the Prime Rate and shall be paid by Loeks as follows:

(A) Within 5 days after the date of each Partnership Distribution, Loeks shall pay to Star an installment equal to 20% of the Partnership Distribution received by Loeks; provided, however, that if a Partnership Distribution includes Net Capital Proceeds (as hereinafter defined), Loeks shall pay to Star an installment equal to 100% of the Net Capital Proceeds included in such Partnership Distribution, less any amount paid under a Deed of Direction pursuant to Section 7. 2, plus 20% of the balance of such Partnership Distribution. “Net Capital Proceeds” shall mean the gross cash receipts from sales, exchanges or other dispositions of all or part of the assets of the Partnership or from borrowings by the Partnership, less the amount paid in connection with such sales, exchanges, dispositions or borrowings, including, without limitation, brokerage commissions, other transaction costs and payment of mortgage or other indebtedness secured by the assets in question.

(B) Loeks shall pay to Star the balance of such amount, together with any unpaid interest, 3 years after the Partnership is dispossessed from the Winchester Mall Theatre Property.

(ii) If the Winchester Mall Lease is renegotiated by the Partnership in order to continue in possession following a foreclosure or a threat of foreclosure by the mortgagee prior to the earlier of (x) the end of the Lease Term, (y) 5 years from the Closing Date or (z) the date upon which Loeks has obtained all Non-Disturbance Agreements, an amount, payable on an annual basis, equal to one-half of the “Excess Costs” as defined herein. The “Excess Costs” shall be determined on or before February 28 of each year for the immediately preceding lease year ending January 31 (the “Lease Year”) as follows:

(A) The total amount of rent, common area charges and all other charges payable to the Landlord under the Winchester Mall Lease for the Lease Year shall be computed as though the Winchester Mall Lease had never been renegotiated. This amount shall be referred to herein as the “Alternative Rent Calculation.”

(B) The total amount of rent, common area charges and all other charges payable to the Landlord under the Winchester Mall Lease as renegotiated for the Lease Year shall be calculated. This amount shall be referred to herein as the “Actual Paid Rent.”

(C) The Alternative Rent Calculation shall be subtracted from the Actual Rent Paid, resulting in the “Excess Costs” for such Lease Year.

Loeks shall pay to Star one-half of the Excess Costs for the Lease Year together with a statement showing the calculations as set forth herein, on or before February 28 of each year during the unexpired initial term of the Winchester Mall Lease (without giving effect to any options to extend or renew) . Notwithstanding the foregoing, the aggregate amount payable by Loeks under this subparagraph (ii) shall not exceed the amount that would have been payable under subparagraph (i) above had the Partnership been dispossessed from the Winchester Mall Theatre Property in lieu of renegotiating the Winchester Mall Lease.

If the Partnership receives any damages, expenses or other amounts (“Recovery”) from the Landlord under the Winchester Mall Lease or any other third party in connection with the dispossession of the Partnership from the Winchester Mall Theatre Property, the Recovery shall be (i) paid to Loeks to the extent necessary to reimburse Loeks for any payments made under this Paragraph (f) or (ii) paid to Star to reduce any amount payable by Loeks under this Paragraph (f) . Any Recovery in excess of the amounts paid to Loeks or Star under (i) or (ii) shall be for the account of the Partnership.

(g) All Losses sustained or incurred by any Star Indemnified Party (it being understood that if the Partnership sustains or incurs any Loss, the Star Indemnified Parties collectively shall be deemed to have sustained or incurred one-half of any such Loss) arising out of the dispossession, in whole or in part, of the Partnership from the Theatre Property located at Sears Lincoln Park Shopping Center, 1748 Dix, Lincoln Park, Michigan 48063 (the “Lincoln Park Theatre Property”), due to any violation of that certain Building Line Agreement, dated July 1, 1957, between Cecil P. Bronston, as successor co-trustee of The Supplemental Savings and Retirement Plan of Sears, Roebuck and Co. Employees, and Lincoln Park Shopping Center, recorded August 29, 1957, in Liber 13490, page 261, Wayne County Records (the “Building Line Agreement”).

Notwithstanding the foregoing, the indemnity obligation of Loeks as to matters specified in this Paragraph (g) shall be limited to the following time period and amount: if the Partnership is dispossessed from the Lincoln Park Theatre Property prior to the earlier of (x) the end of the Lease Term or (y) 5 years from the Closing Date, (A) $4.5 million multiplied by a fraction, the numerator of which is the number of months remaining in the 9-year period after the Closing Date (calculated to the nearest month) and the denominator of which is 108, multiplied by (B) a fraction, the numerator of which shall be the number of seats required to be eliminated from the Lincoln Park Theatre Property to cure the violation of the Building Line Agreement and the denominator of which shall be the total number of seats in the Lincoln Park Theatre Property immediately before seats were required to be eliminated from the Lincoln Park Theatre Property to cure the violation of the Building Line Agreement, plus (C) one-half of any construction or related costs incurred by the Partnership to cure the violation of the Building Line Agreement. Such amount shall bear interest at the Prime Rate, and shall be paid by Loeks as follows:

(i) Within 5 days after the date of each Partnership Distribution, Loeks shall pay to Star an installment equal to 20% of the Partnership Distribution received by Loeks; provided, however, that if a Partnership Distribution includes Net Capital Proceeds (as hereinafter defined), Loeks shall pay to Star an installment equal to 100% of the Net Capital Proceeds included in such Partnership Distribution, less any amount paid under a Deed of Direction pursuant to Section 7.2, plus 20% of the balance of such Partnership Distribution. “Net Capital Proceeds” shall mean the gross cash receipts from sales, exchanges or other dispositions of all or part of the assets of the Partnership or from borrowings by the Partnership, less the amount paid in connection with such sales, exchanges, dispositions or borrowings, including, without limitation, brokerage commissions, other transaction costs and payment of mortgage or other indebtedness secured by the assets in question.

(ii) Loeks shall pay to Star the balance of such amount, together with any unpaid interest, 3 years after the Partnership is dispossessed from the Lincoln Park Theatre Property.

If the Partnership receives any Recovery from the Landlord under the Lincoln Park Lease or any other third party in connection with the dispossession of the Partnership from the Lincoln Park Theatre Property, the Recovery shall be (i) paid to Loeks to the extent necessary to reimburse Loeks for any payments made under this Paragraph (g) or (ii) paid to Star to reduce any amount payable by Loeks under this Paragraph (g). Any Recovery in excess of the amounts paid to Loeks or Star under (i) or (ii) shall be for the account of the Partnership.

(h) All Losses sustained or incurred by any Star Indemnified Party and the Partnership arising out of or relating to the following tax liens: (i) federal tax lien in the amount of $72,062.55 against Winchester Mall Cinemas, Inc., dated April 13, 1983, recorded in Oakland County on April 21, 1983, in Liber 8360, page 316; (ii) state tax lien in the amount of $1,239.16, against Winchester Mall Cinemas, Inc., dated January 28, 1983, recorded in Oakland County on March 7, 1983, in Liber 8332, page 395; and (iii) state tax lien in the amount of $875.93 against Winchester Mall Cinemas, Inc., dated September 26, 1984, recorded in Oakland County on October 30, 1984, in Liber 8822, page 12.

4. Section 25.1(a)(iii) is amended by inserting the following language in the fifth line, following the word “Closing,” and before the word “except”:

including, without limitation, all liabilities and obligations of Loeks to Sign Craft, Inc., incurred or entered into on or before the Closing Date with respect to the construction of interior or exterior signage at the Lincoln Park Theatre Property (as hereinafter defined).

5. Section 25.4 is amended by inserting the following sentence after the first sentence of the paragraph:

Notwithstanding the foregoing, (i) claims under Section 25.1, Paragraphs (f) and (g) may be asserted within 5 years after the Closing, (ii) claims under Section 25.1, Paragraph (a)(iii) relating to signage at the Lincoln Park Theatre Property may be asserted within 5 years after the Closing, and (iii) claims under Section 25.1(h) may be asserted until the expiration of the Winchester Mall Lease.

6. Except as specifically provided herein, nothing contained in this First Amendment to Partnership Agreement shall be deemed to modify in any respect the terms, provisions, covenants, or conditions of the Agreement, and such terms, provisions, covenants, and conditions shall remain in full force and effect, as so modified.

7. This First Amendment to Partnership Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, permitted successors, and assigns.

8. This First Amendment to Partnership Agreement contains the sole and entire understanding and agreement of the parties with respect to its entire subject matter and all prior negotiations, discussions, representations, agreements, and understandings heretofore had between them with respect thereto are merged herein.

9. This First Amendment to Partnership Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Partnership Agreement as of the day and year first above written.

LOEKS MICHIGAN THEATRES, INC.

By:	/s/ Barrie Lawson Loeks
Barrie Lawson Loeks
Title: President

STAR THEATRES OF MICHIGAN, INC.

By:	/s/ Illegible
Title:

SCHEDULE 25.1(f)

1. A Mortgage and Security Agreement in the amount of $7,750,000 executed by Winchester Mall Associates Limited Partnership, a New Jersey limited partnership, to Balcor Pension Investors-VI, an Illinois limited partnership, dated December 30, 1985, recorded January 24, 1986, in Liber 9256, page 161.

2. A Second Mortgage, Security Agreement, Assignment of Rents and Leases, and Financing Statement in the amount of $1,800,000 executed by MIG Winchester Mall Associates Limited Partnership, a Michigan limited partnership, to San Jacinto Savings Association, dated November 28, 1984, recorded December 14, 1984, in Liber 8861, page 346.

3. A Purchase Money Junior Mortgage in the amount of $1,000,000 executed by Winchester Mall Associates Limited Partnership, a New Jersey limited partnership, to MIG Winchester Mall Associates Limited Partnership, a Michigan limited partnership, dated December 27, 1985, recorded January 24, 1986, in Liber 9256, page 209.

SECOND AMENDMENT TO PARTNERSHIP AGREEMENT

SECOND AMENDMENT TO PARTNERSHIP AGREEMENT, dated as of November 16, 1992, to the Partnership Agreement, dated as of August 30, 1988 and amended as of November 10, 1988, by and between Star Theatres of Michigan, Inc., a Delaware corporation (“Star”) and Loeks Michigan Theatres, Inc., a Michigan corporation (“Loeks”).

W I T N E S S E T H :

WHEREAS, the parties entered into a Partnership Agreement dated as of August 30, 1988, which was amended by the First Amendment to Partnership Agreement dated as of November 10, 1988 (the “Partnership Agreement”); and

WHEREAS, James Loeks (“J. Loeks”) and Barrie Loeks (“B. Loeks”), the sole shareholders of Loeks, are, simultaneously with entering into this Second Amendment to Partnership Agreement, entering into an employment agreement (the “Employment Agreement”), dated as of November 16, 1992, with Sony Pictures Entertainment Inc. (“SPE”), an affiliate of Star; and

WHEREAS, Loews Theatre Management Corp. (“Loews”) is the Booking Agent (as defined in the Partnership Agreement) for the Partnership (as defined in the Partnership Agreement); and

WHEREAS, pursuant to the Employment Agreement, J. Loeks and B. Loeks will, as Chairmen of Loews, an affiliate of both Star and SPE, be in the position to make certain business decisions affecting the Partnership, which could create a conflict of interest due to J. Loeks and/or B. Loeks’ interests in Loeks;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and in the Employment Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used herein shall have the respective meanings set forth in the Partnership Agreement unless otherwise specifically defined herein. All references herein to Sections refer to Sections in the Partnership Agreement.

2. J. Loeks and B. Loeks each acknowledge that while their primary obligation shall be to Loews, they shall also continue to devote such time as they deem reasonably necessary to continue to fulfill their individual obligations and the obligations of Loeks under the Partnership Agreement. Star acknowledges that J. Loeks and B. Loeks’ entering into the Employment Agreement and the performance of their obligations to Loews thereunder shall not be considered a violation of any of their obligations pursuant to the Partnership Agreement.

3. J. Loeks and B. Loeks each agree to use their best efforts to avoid any preferential treatment of the Partnership and/or Loeks, on the one hand, or Loews, on the other hand, to the detriment of the other, in their capacities as Chairmen of Loews and in Loews’ capacity as Booking Agent for the Partnership.

4. As of the date of this Agreement, Section 16.6 shall be amended to provide that the Operating Agent shall no longer be entitled to the annual fee of $100,000.

5. As of the date of this Agreement, Section 17.6 shall be amended to provide that the Booking Agent shall no longer be entitled to the annual fee of $100,000.

6. Article 26 shall be amended to provide that the addresses for notices to Star shall be as follows:

“Star Theatres of Michigan, Inc.

c/o Sony Pictures Entertainment Inc.

711 Fifth Avenue

New York, Hew York 10022

Attention: President

Telecopier: 212-702-7877

with a copy to:

Sony Pictures Entertainment Inc.

Thalberg Building

10202 W. Washington Blvd.

Culver City, California 90232

Attention: General Counsel

Telecopier: 310-280-1797”

and the following telecopier numbers shall be added to the following addresses for notice to Loeks:

for Loeks Michigan Theatres, Inc.:

“Telecopier: 616-940-0046”

for Charles E. McCallum, Esq.:

“Telecopier: 616-459-2611”

7. Except as specifically provided herein, nothing contained in this Second Amendment to Partnership Agreement shall be deemed to modify in any respect the terms, provisions, covenants, or conditions of the Agreement, and such terms, provisions, covenants and conditions shall remain in full force and effect, as so modified.

8. This Second Amendment to Partnership Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representative, permitted successors, and assigns.

9. This Second Amendment to Partnership Agreement contains the sole and entire understanding and agreement of the parties with respect to its entire subject matter and all prior negotiations, discussions, representations, agreements, and understandings heretofore had between them with respect thereto are merged herein.

10. This Second Amendment to Partnership Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Partnership Agreement as of the day and year first above written.

LOEKS MICHIGAN THEATRES, INC.

By:	/s/ Barrie Lawson Loeks
Barrie Lawson Loeks
Title: President

STAR THEATRES OF MICHIGAN, INC.

By:	/s/ Lawrence J. Ruisi
Lawrence J. Ruisi
Title: President

Agreed to as of the date first above-written:

/s/ James loeks
JAMES LOEKS

/s/ Barrie Lawson Loeks
BARRIE LAWSON LOEKS

SONY PICTURES ENTERTAINMENT INC.

By:	/s/ Ronald N. Jacobi
Ronald N. Jacobi
Senior Vice President and
General Counsel

THIRD AMENDMENT TO PARTNERSHIP AGREEMENT

THIRD AMENDMENT TO PARTNERSHIP AGREEMENT, dated as of March 9, 2000, by and between STAR THEATRES OF MICHIGAN, INC., a Delaware corporation (“Star”), and LOEKS & LOEKS ENTERTAINMENT, INC., a Michigan corporation (f/k/a Loeks Michigan Theatres, Inc.) (“Loeks”).

W I T N E S S E T H:

WHEREAS, the parties entered into a Partnership Agreement of Loeks-Star Partners (“Partnership”) dated as of August 30, 1988, which was amended by the First Amendment to Partnership Agreement dated as of November 10, 1988, and the Second Amendment to Partnership Agreement dated as of November 16, 1992 (the “Partnership Agreement”).

WHEREAS, the Partnership is a member of Star Southfield Center, LLC, a Michigan limited liability company (“Star Southfield”), which was a member of Southfield Restaurant Company, LLC, a Delaware limited liability company (“Restaurant Company”);

WHEREAS, Ark Southfield Corp., a Delaware corporation, was formerly a member of Restaurant Company, but withdrew as a member on March 9, 2000;

WHEREAS, Star Southfield has distributed a portion of its membership interest in Restaurant Company to the Partnership, and Partnership has sold such interest to Loeks; and

WHEREAS, the Partners desire to amend the Partnership Agreement to clarify the management authority of Loeks with respect to all matters related to Restaurant Company and to provide for special allocations of Partnership income and cash flow to Loeks with respect to the Minimum Rent paid under the terms of the Lease dated September 28, 1999, between Star Southfield and Restaurant Company, as amended (the “Lease”), and the value attributable to such Minimum Rent in the event of any sale of Star Southfield;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used herein shall have the respective meanings set forth in the Partnership Agreement and the Lease unless otherwise specifically defined herein. All references herein to Sections refer to Sections in the Partnership Agreement.

2. Notwithstanding anything to the contrary contained in the Partnership Agreement, the Loeks Partner shall receive the following special allocations of Partnership income and cash flow:

(a) an amount equal to the Minimum Rent paid by Restaurant Company to Star Southfield under the Lease multiplied by Partnership’s percentage membership interest in Star Southfield, which special allocation of cash flow shall be distributed to the Loeks Partner by the Partnership no less often than quarterly, prior to any other Partnership Distributions made under Section 14.1; and

(b) in the event of any sale of Partnership’s membership interest in Star Southfield or any sale of all or substantially all of the assets of Star Southfield, an amount equal to the portion of the sale proceeds received by Partnership that is attributable to the value of the Minimum Rent payable by Restaurant Company under the Lease, which special allocation of cash flow shall be distributed to the Loeks Partner within thirty (30) days after such sale proceeds are received by the Partnership

The parties agree and acknowledge that the Minimum Rent payable by Restaurant Company under the Lease does not include the GR Rent payable under Article VIA of the Lease. Consequently, the GR Rent shall be paid by Restaurant Company to Star Southfield, and there shall be no special allocation to either Partner with respect to the GR Rent.

3. Star acknowledges and agrees that the Loeks Partner and James Loeks and Barrie Loeks, through their ownership of the Loeks Partner, shall be involved in the operation and management of Restaurant Company, and that this involvement may result in actual or potential conflicts of interest. Star expressly agrees that the existence of such actual or potential conflicts of interest shall not be a basis for any claims by Star against the Loeks Partner, James Loeks or Barrie Loeks; provided, however, that Restaurant Company shall operate the restaurants in accordance with the terms of the Lease, which shall not be assigned, amended or terminated without Star’s prior written consent, which shall not be unreasonably withheld or delayed. If Star receives a written request for consent and fails to respond in writing within fourteen (14) days, Star shall be deemed to have granted its consent provided such request contains the following admonition: “If you fail to respond to this request within fourteen (14) days after receipt of this request, you shall be deemed to have granted your consent.”

4. Except as specifically provided herein, nothing contained in this Third Amendment to Partnership Agreement shall be deemed to modify in any respect the terms, provisions, covenants, or conditions of the Partnership Agreement, and such terms, provisions, covenants, and conditions shall remain in full force and effect, as so modified.

5. Article 26 of the Partnership Agreement shall be amended to provide that the addresses for notices to Star shall be as follows:

Star Theatres of Michigan, Inc.

c/o Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, New York 10022

Attn: President

Telecopier: (212) 833-6375

with a copy to:

its General Counsel at the same address

Telecopier: (212) 833-6222

6. This Third Amendment to Partnership Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, permitted successors, and assigns.

7. This Third Amendment to Partnership Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Partnership Agreement as of the day and year first above written.

LOEKS & LOEKS ENTERTAINMENT, INC.

By:	/s/ Dorian Brown
Dorian Brown
Title: Executive Vice President

STAR THEATRES OF MICHIGAN, INC.

By:	/s/ Illegible
Title: President

FOURTH AMENDMENT TO PARTNERSHIP AGREEMENT

FOURTH AMENDMENT TO PARTNERSHIP AGREEMENT (“Fourth Amendment”), dated as of April 2, 2002, by and between STAR THEATRES OF MICHIGAN, INC., a Delaware corporation (“Star”), LOEKS & LOEKS ENTERTAINMENT, INC., a Michigan corporation (f/k/a Loeks Michigan Theatres, Inc.) (“Loeks”), and LOEKS ACQUISITION CORP. (“Acquisition Corp.”)

W I T N E S S E T H :

WHEREAS, Star and Loeks (or their predecessors) entered into a Partnership Agreement of Loeks-Star Partners, a Michigan general partnership (“Partnership”), dated as of August 30, 1988, which was amended by the First Amendment to Partnership Agreement dated as of November 10, 1988, the Second Amendment to Partnership Agreement dated as of November 16, 1992, and the Third Amendment to Partnership Agreement dated as of March 9, 2000 (the “Third Amendment”) (collectively, the “Partnership Agreement”).

WHEREAS, pursuant to a Purchase Agreement among Acquisition Corp., Loeks, Barrie Lawson Loeks and James J. Loeks (the “Purchase Agreement”), on the date of this Amendment Loeks has sold and transferred all of its partnership interest in the Partnership to Acquisition Corp., except the rights retained by Loeks described in this Fourth Amendment;

WHEREAS, the rights retained by Loeks include a 1% capital interest in the Partnership and certain management and economic rights with respect to the Partnership’s interest in Star Southfield (as defined in the Third Amendment), among other things; and

WHEREAS, the parties desire to amend the Partnership Agreement to delineate the interest and rights of Loeks in the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Fourth Amendment, the following terms shall have the meanings specified or referred to in this Section 1. All other capitalized terms used herein shall have the respective meanings set forth in the Partnership Agreement or in the text of this Fourth Amendment.

“Adverse Consequences” has the meaning set forth in the Purchase Agreement.

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Assumed Liabilities” has the meaning set forth in the Purchase Agreement.

“Closing Statement” has the meaning set forth in the Purchase Agreement.

“Effective Date” has the meaning set forth in the Purchase Agreement.

“Employees” has the meaning set forth in the Purchase Agreement.

“Estimated Payment” has the meaning set forth in the Purchase Agreement.

“Loeks Management Rights” means the management and approval rights of Loeks as set forth in Section 5 of this Fourth Amendment.

“Management Employees” has the meaning set forth in the Purchase Agreement.

“Office Sublease” means the Sublease dated September 1, 2001, between Restaurant Company, as sublandlord, and Loeks, as subtenant, for office space located within the premises described in the Restaurant Lease, the subtenant’s interest in which has been assigned to and assumed by the Partnership under the Purchase Agreement.

“Post Closing Income Statement” has the meaning set forth in the Purchase Agreement

“Restaurant Company” means Star Southfield Restaurant Company, LLC, a Delaware limited liability company.

“Restaurant Lease” means the Lease dated as of September 28, 1999, between Star Southfield, as landlord, and Restaurant Company, as tenant, as amended by a First Amendment to Lease dated as of March 9, 2000, and a Second Amendment to Lease dated December 3, 2001, for certain premises located in Southfield, Michigan.

“Retained 1% Interest” means a 1% interest in the capital of the Partnership, without (a) any other interest in income, gains, profits or losses, (b) any right to receive distributions, other than a distribution upon liquidation that is limited to a 1% interest in the capital of the Partnership, (c) any right to vote, consent or participate in the management of the Partnership, and (d) any other rights under the Michigan Uniform Partnership Act.

“Second Closing” has the meaning set forth in the Purchase Agreement.

“Security Employees” has the meaning set forth in the Purchase Agreement.

“Shareholders” has the meaning set forth in the Purchase Agreement.

“Star Southfield” means Star Southfield Center, L.L.C., a Michigan limited liability company.

“Star Southfield Interest” means the interest in the Partnership consisting of Loeks’ right to receive the special allocations to Loeks set forth in Section 3 of this Fourth Amendment.

“Star Southfield Receivable” means the principal balance of, and accrued interest on, all amounts owed to the Partnership by Star Southfield as of the Effective Date, as reflected in the Company’s balance sheet as of the Effective Date, plus additional interest accrued on such principal balance from the Effective Date through the date of Star Southfield’s payment of such principal balance to the Partnership.

2. Interests Retained by Loeks. Subject to the terms of the Purchase Agreement, on the date of this Fourth Amendment Acquisition Corp. shall succeed to all of Loeks’ rights, interests, liabilities, and obligations as a Partner under the Partnership Agreement, except for (a) the Retained 1% Interest, (b) the Star Southfield Interest, (c) the Loeks Management Rights, (d) Loeks’ other rights and obligations set forth in this Fourth Amendment and (e) the indemnification rights provided for under the Partnership Agreement for the actions or omissions of Loeks as Operating Agent.

3. Special Allocations with Respect to Star Southfield Interest. Notwithstanding anything to the contrary contained in the Partnership Agreement, Loeks and Star shall each receive, as a special allocation, 50% of all rights, interests, liabilities and obligations related to the Partnership’s interest in Star Southfield, including, without limitation, (a) 50% of all income, gains, profits, and losses allocated to the Partnership by Star Southfield, (b) 50% of the net proceeds received by the Partnership in connection with any sale or other disposition of the Partnership’s interest in Star Southfield, (c) 50% of all distributions made to the Partnership by Star Southfield, including, without limitation distributions made in connection with any sale or other disposition of the assets of Star Southfield or the liquidation of Star Southfield, and (d) 50% of all Partnership “excess nonrecourse liabilities,” as that term is defined by Treas. Reg. Section 1.752-3(a)(3), but solely to the extent such excess nonrecourse liabilities relate to Star Southfield liabilities and only for the purpose of determining Loeks’ share of Partnership liabilities for federal income tax purposes under Section 752 of the Code. Notwithstanding anything to the contrary contained in the Partnership Agreement, Loeks shall also receive the special allocations with respect to Star Southfield, Restaurant Company, and the Lease provided for in Section 2 of the Third Amendment, which special allocations shall be in addition to the 50% allocation described in the previous sentence. Loeks and Star acknowledge that any special allocation to which they are entitled upon any sale or other disposition of the Partnership’s interest in Star Southfield or any sale of all or substantially all the assets of Star Southfield shall only be made after any required satisfaction of indebtedness associated with such assets or interests.

4. Operating Agent. Subject to the terms of the Purchase Agreement, Loeks shall continue to be the Operating Agent of the Partnership, with all of the rights, powers, duties and obligations set forth in Article 16 of the Partnership Agreement, through June 30, 2002. Effective on July 1, 2002, Star shall become the Operating Agent and shall succeed to, assume and perform all of such rights, powers, duties and obligations, except as otherwise described in this Fourth Amendment.

5. Loeks Management Rights. Notwithstanding anything to the contrary contained in the Third Amendment, until the Second Closing Loeks shall have the sole discretion and exclusive authority to take any and all actions on behalf of the Partnership with respect to Restaurant Company, the Restaurant Lease and the premises covered by the Restaurant Lease, including, without limitation, the right to enter into agreements and amendments on behalf of the Partnership or Star Southfield with respect thereto, without any consent from Star or Acquisition Corp. Notwithstanding the foregoing, Loeks shall not amend Section 5.01 of the Principal Business Terms of the Restaurant Lease or Section 5.01 (b) of the Restaurant Lease or enter into any new lease or occupancy agreement with respect to the premises covered by the Restaurant Lease that does not contain provisions the same as Section 5.01 of the Principal Business Terms of the Restaurant Lease and Section 5.01(b) of the Restaurant Lease without the prior written consent of Star and Acquisition Corp., and Loeks shall not enter into any agreement or take any action on behalf of the Partnership with respect to Restaurant Company, the Restaurant Lease or the premises covered by the Restaurant Lease, without first obtaining any and all consents required under the mortgage loan to Star Southfield. Neither Star nor Acquisition Corp. shall enter into any agreement or take any action on behalf of the Partnership with respect to the sale or other disposition of the Partnership’s interest in Star Southfield, or the sale or other disposition of any substantial portion of the assets of Star Southfield, without the prior written consent of Loeks.

6. Conflicts. Star and Acquisition Corp acknowledge and agree that Loeks and James Loeks and Barrie Loeks, through their ownership of Loeks, are involved in the ownership, operation and management of Restaurant Company, and that this involvement may result in actual or potential conflicts of interest. Star and Acquisition Corp. expressly agree that the existence of such actual or potential conflicts of interest shall not be a basis for any claims by Star or Acquisition Corp. against Loeks, James Loeks or Barrie Loeks.

7. Auburn Hills Property Tax Appeal. The Partnership shall pay to Loeks 50% of any refunds, interest and other amounts recovered by the Partnership (to the extent such amounts are not reflected in any of (i) the balance sheet of the Company delivered in connection with the Estimated Payment, (ii) the Closing Statement, or (iii) the Post Closing Income Statement) as a result of property tax appeals for any tax year beginning prior to the date hereof with respect to the Partnership’s property in Auburn Hills, Michigan, net of any expenses (including legal fees) incurred by the Partnership to pursue such appeals or to otherwise obtain such refunds, interest and other amounts. This Section 7 shall apply to both appeals by the Partnership with respect to its own property and appeals by the owner of the surrounding property at Great Lakes Crossings Mall to the extent that the latter appeals result in a refund, interest or other recovery by the Partnership for any tax year beginning prior to the date hereof. Any refund, interest or other recovery attributable to the tax year that includes the date hereof shall be prorated on a calendar year basis, and Loeks shall be entitled to 50% of any refund, interest and other amounts recovered that are attributable to the portion of the tax year through the date hereof, net of expenses as provided above. The obligations of the Partnership to Loeks under this Section 7 shall survive any transfer or termination of the Retained 1% Interest, the Star Southfield Interest, or the Loeks Management Rights.

8. Star Southfield Receivable. The Partnership shall pay Loeks 50% of the amounts collected on account of the Star Southfield Receivable as amounts are received by the Partnership in payment of the Star Southfield Receivable. Within five business days after the Partnership’s collection of any portion of the Star Southfield Receivable, 50% of the amount collected shall be paid by the Partnership to Loeks. The obligations of the Partnership to Loeks under this Section 8 shall survive any transfer or termination of the Retained 1% Interest, the Star Southfield Interest, or the Loeks Management Rights.

9. Severance. The Partnership shall pay severance in accordance with Section 4.4(d) of the Purchase Agreement to those Transferred Employees whose employment with the Partnership is terminated by the Partnership.

10. Assumed Liabilities. The Partnership shall assume and pay, perform and discharge, when due, the Assumed Liabilities. The obligations of the Partnership under this Section 10 shall survive any transfer or termination of the Retained 1% Interest, the Star Southfield Interest, or the Loeks Management Rights.

11. Transfer of Star Southfield Membership Interest. At the Second Closing, provided that at the time of the Second Closing the Partnership still owns its membership interest in Star Southfield, and subject to the condition set forth in Section 12 of this Fourth Amendment:

(a) The Partnership shall assign, pursuant to the form of Assignment attached as Exhibit A hereto (the “Star Southfield Interest Assignment”), the Partnership’s membership interest in Star Southfield to Southfield Entertainment II, LLC, a Michigan limited liability company (“SE II”), of which Loeks and Star shall each own a 50% membership interest pursuant to the Operating Agreement in the form attached as Exhibit B hereto (the “SE II Operating Agreement”);

(b) Loeks and Star shall each execute the SE II Operating Agreement; and

(c) The parties shall use their reasonable efforts to cause Millennium Partners L.L.C. (“Millennium”) and SE II to amend Star Southfield’s Operating Agreement by executing the form of amendment attached as Exhibit C hereto (the “Star Southfield Amendment”).

Loeks shall continue to be a Partner with respect to the Star Southfield Interest and the Loeks Management Rights until the Partnership assigns its membership interest in Star Southfield to SE II as provided in (a) above, and the parties fulfill their obligations under (b) above. Thereafter, the Star Southfield Interest and the Loeks Management Rights shall terminate. Loeks shall cease to be a Partner upon the later to occur of (a) the Second Closing and (b) the termination of the Star Southfield Interest and the Loeks Management Rights in accordance with the preceding sentence. Loeks shall also cease to be a Partner, and the Star Southfield Interest and the Loeks Management Rights shall terminate, upon the later to occur of (a) the Second Closing and (b) (i) the sale or other disposition by the Partnership of its interest in Star Southfield or the sale or other disposition by Star Southfield of its assets and (ii) fulfillment by the Partnership of all its obligations under Section 3 of this Fourth Amendment with respect to all net proceeds and distributions received by the Partnership in connection with any such sale or disposition.

12. Condition to Transfer. The Obligations of the Partners and the Partnership with respect to the transfer of the Partnership’s membership interest in Star Southfield to SE II shall be subject to satisfaction of the condition that all consents, approvals, and authorizations of third parties required to consummate such transfer (including any consent required from Star Southfield’s mortgage lender or from Millennium) must have been obtained, other than any consents, approvals, or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on such transfer or on the Partners, the Partnership, or Star Southfield.

13. Indemnification. The Partnership shall indemnify and hold Loeks and Shareholders harmless against all Adverse Consequences to Loeks and Shareholders arising from or related to (a) any of the Assumed Liabilities, (b) Loeks’ continued ownership of the Retained 1% Interest as described in this Fourth Amendment (other than any Adverse Consequences resulting from the Partnership’s continuing membership interest in Star Southfield), and (c) the enforcement of indemnification rights of Loeks and Shareholders under this Section 13. If Loeks or a Shareholder makes a claim for indemnification that is determined by an arbitration panel or court of competent jurisdiction to be without reasonable basis in law or fact, Loeks will bear and promptly reimburse Acquisition Corp. and the Partnership for all costs and expenses (including court costs and reasonable legal and accounting fees) incurred by Acquisition Corp. or the Partnership in investigating and defending against the claim.

14. Other Partnership Obligations. Under the Purchase Agreement Acquisition Corp. is obligated to cause the Partnership to take certain actions and fulfill certain obligations. The Partnership hereby agrees to take all such actions and to fulfill such obligations in accordance with the terms of the Purchase Agreement.

15. Office Sublease. The Partnership acknowledges that the Office Sublease shall terminate upon the termination of the Restaurant Lease, and the Partnership hereby releases Loeks and Restaurant Company from any Adverse Consequence to the Partnership related to any such termination. Restaurant Company shall be a third party beneficiary of this Fourth Amendment only for purposes of such termination and release.

16. Partnership Agreement Remains in Full Force and Effect. Except as specifically provided herein, nothing contained in this Fourth Amendment shall be deemed to modify in any respect the terms, provisions, covenants, or conditions of the Partnership Agreement, and such terms, provisions, covenants, and conditions shall remain in full force and effect, as so modified.

17. Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, permitted successors, and assigns.

18. Counterparts. This Fourth Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Amendment to Partnership Agreement. Star and Acquisition Corp. may amend the Partnership Agreement without obtaining the consent of Loeks, except that they may not amend, terminate, or otherwise modify the Partnership Agreement so as to adversely affect, in any way, the interest of Loeks, without the prior written consent of Loeks.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Partnership Agreement as of the day and year first above written.

LOEKS & LOEKS ENTERTAINMENT, INC.

By:	/s/ Illegible
Title: President

STAR THEATRES OF MICHIGAN, INC.

By:	/s/ Illegible
Title: Senior Vice President and General Counsel

LOEKS ACQUISITION CORP.

By:	/s/ Illegible
Title: Vice President

PARTNERSHIP AGREEMENT

OF

LOEKS-STAR PARTNERS

Dated: As of August 30, 1988

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

A	Form of License Agreement
B	Representations and Warranties of Loeks
C	Representations and Warranties of Star
D	Form of Opinion of Counsel to Star
E	Form of Opinion of Counsel to Loeks

Schedules*

1.1.	The Leases
4.1(a)	The Theatre Properties
6.1(b)	The Loeks Undeveloped Theatre Property
6.1(c)	The Star Undeveloped Theatre Properties
6.1(d)	Form of Partnership Note
8.3(a)	Loeks Leases and Undeveloped Leases and Permitted Encumbrances
8.3(b)	Exception to Use of Theatre Properties
8.3(i)	Liens
8.4(a)	Financing Statements Filed
8.4(c)	Insurance Policies
8.5	Exceptions to No Default on Leases
8.6	Contracts
8.7	Exceptions to No Breach; and Consents
8.8	Exceptions to No Litigation
8.9	Benefit Plans, Employees
9.3(a)	Star Undeveloped Leases
9.3(b)	Exceptions to Use of Star Undeveloped Theatre Properties
9.3(f)	Work Giving Rise to Liens
9.4	Exceptions to No Default Under Leases
9.5	Contracts
9.6	Exceptions to No Breach
9.7	Exceptions to No Litigation
17.2	Consent Decree Documents

*         To be delivered prior to Closing.

8609w

PARTNERSHIP AGREEMENT

OF

LOEKS-STAR PARTNERS

PARTNERSHIP AGREEMENT, dated as of August 30, 1988, by and among Star Theatres of Michigan, Inc., a Delaware corporation (“Star”), and Loeks Michigan Theatres, Inc., a Michigan corporation (“Loeks”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. The following terms shall have the meanings assigned to them below. Certain terms are defined elsewhere in this Agreement.

“Affiliate” – With reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; provided, that Jack Loeks Theatres, Inc. shall not be deemed to be an Affiliate of Loeks under this Agreement.

“Agreement” – This Partnership Agreement, as it may be amended from time to time.

“Annual Average Cash Flow” – The sum of (a) in the case of any Theatre Property (as defined in Section 4.1) owned or leased (as lessee) by the Partnership which as of the Applicable Date has been in operation for at least 24 months, the Cash Flow of such Theatre Property for the 24 months ended on the Applicable Date, divided by two; plus (b) in the case of any Theatre Property which as of the Applicable Date has been in operation for at least 12 months but less than 24 months, the Cash Flow for the number of months as such Theatre Property has been in operation, divided by such number of months, and multiplied by 12; plus (c) any interest paid or payable for the 12 months prior to the Applicable Date by the Star Partner pursuant to Section 6.1 hereof; plus (d) any management fees paid or payable to the Partnership for the 12 months ended prior to the Applicable Date pursuant to Section 19.1(a)(5) or 19.2(d) below.

“Applicable Date” – The last day of the month ending immediately prior to the date on which an event occurs which gives rise to the determination of Annual Average Cash Flow.

“Bankrupt”; “Bankruptcy” – A Partner shall be deemed “Bankrupt” and a “Bankruptcy” shall be deemed to have occurred with respect to such Partner if it or any entity which is a “Parent” (as hereinafter defined) of such Partner shall (i) make a general assignment for the benefit of its creditors, (ii) generally not pay its debts as they become due, (iii) admit in writing its inability to pay its debts as they mature, (iv) commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency or relief of debtors; or, if any case, proceeding or other action against any such Partner or Parent of such Partner shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action referred to in this clause (iv) remains undismissed for a period of 60 days. A “Parent” of a Partner shall mean (A) in the case of any Partner, (a) any entity which owns directly 50% or more of the outstanding common stock of such Partner or (b) any entity which directly or through its Subsidiaries owns 50% or more of the common stock of the entity referred to in the preceding clause (a), and (c) each of the Subsidiaries referred to in the immediately preceding clause (b) and (B) in the case of the Loeks Partner, either of James Loeks or Barrie Loeks.

“Book Value” – The fair market value of any property at the time of its contribution to the Partnership.

“Cash Flow” – In respect of any Theatre Property shall mean (a) total operating revenue derived at such Property during the period in question (i) from .the sale of admission tickets and concession items, (ii) from the rental or sale of home video materials, (iii) from the rental of the Theatre, (iv) from the operation of vending and gaming machines, (v) from pay phones, and (vi) from any other source (excluding extraordinary or nonrecurring items or revenue attributable to the sale of fixtures, equipment, capital assets or operating leases), minus (b) the sum of the following: (i) cost of sales including film expenses, direct advertising expenses and concession purchases, and (ii) all direct operating expenses of the Theatre Property (including signs and marquees) including, without limitation, labor; employee benefits; security; utilities (including, without limitation, sewer rent and water charges), supplies and services; insurance; bank collection and deposit charges; marketing costs at the theatre level of group sales; cost of obtaining and maintaining operating licenses and fees; manager’s awards; direct theatre special event expenses; real property Taxes, sales Taxes, and franchise Taxes; maintenance and repair charges, including salary and compensation costs for maintenance and repair employees; and all amounts payable under leases including basic rent, percentage rent, common area charges, and merchant associations fees (excluding, however: the fees payable to the Booking Agent and the Operating Agent pursuant to Sections 16.6 and 17.6 hereof; and any “home office” expenses incurred by the Partnership or incurred by the Operating Agent or the Booking Agent and reimbursed by the Partnership in each case regardless of whether such fees, expenses or costs are allocated to the Theatre Properties for internal accounting purposes); all to be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied.

“Code” – The Internal Revenue Code of 1986, as amended from time to time.

“Contributed Assets” – All of the rights, title and interests of Loeks and its Affiliates in, to and in respect of

(i) Each of the leases identified in Schedule 1.1 (the “Leases”) and the leasehold estates created by the Leases;

(ii) All rights of renewal under the Leases;

(iii) Each Theatre Property, and in the case of Theatre Properties which are situated on the Leased properties, other improvements on the land on which the Theatre Property is situated to the extent provided in the related Lease;

(iv) All easements, appurtenances, hereditaments, tenements and all the estate, rights and privileges of, in and to, or which Loeks (or any of its affiliates) is entitled to the benefit of in connection with the premises on which the Theatre Properties are located, to the extent that the same relate to the use, operation or ownership of the Theatre Properties;

(v) All fixtures, equipment, machinery, supplies (including spare parts), concession equipment, open boxes of concession inventories and other personal property (excluding inventories of goods held for sale to the extent such items are in full boxes which could be returned to the supplier for credit) presently located or installed in the premises on which the Theatre Properties are located and used in connection with the Theatre Properties;

(vi) All assignable permits and licenses relating to the operation of the Theatre Properties; and

(vii) All contracts relating to the exhibition of motion pictures in the Theatre Properties after the Closing (as hereinafter defined) and all other tangible or intangible rights relating to the operation of the Theatre Properties after the Closing.

“CPE” – Columbia Pictures Entertainment, Inc., a Delaware corporation, and any successor thereto pursuant to any merger, consolidation, combination, recapitalization or similar reorganization.

“Loeks Partner” – At any time of determination, Loeks, or any other entity of which James and Barrie Loeks either severally or jointly, directly or indirectly beneficially own all of the outstanding capital stock {except for shares held by trusts as permitted under Section 21.2 hereof) and which at such time of determination and in accordance with this Agreement, holds all of the Partnership Interest originally held by Loeks.

“Net Partnership Assets” – The excess, if any, of total assets {other than property, plant and equipment included in any Theatre Property or capital leases of any Theatre Property) of the Partnership as of the Applicable Date over total liabilities of the Partnership as of the Applicable Date, all as set forth in regularly prepared financial statements of the Partnership in the ordinary course, in accordance with generally accepted accounting principles except that for purposes of computing the purchase price to be paid for any Partnership interest hereunder, the assets of a start-up Theatre Property which are included in the computation as Cost Basis shall be disregarded for purposes of computing total assets under this definition. Any disputes regarding the determination of Net Partnership Assets shall be resolved conclusively by the Accountant, whose decision shall be final and binding.

“Net Partnership Liabilities” – The excess, if any, of total liabilities of the Partnership as of the Applicable Date over total assets {other than property, plant and equipment included in any Theatre Property or capital leases of any Theatre Property) of the Partnership as of the Applicable Date, all as set forth in regularly prepared financial statements of the Partnership in the ordinary course, in accordance with generally accepted accounting principles except that for purposes of computing the purchase price to be paid for any Partnership interest hereunder, the assets of a start-up Theatre Property which are included in the computation Cost Basis shall be disregarded for purposes of computing total assets under this definition. Any dispute regarding the determination of Net Partnership Liabilities shall be resolved conclusively by the Accountant, whose decision shall be final and binding.

“Partners” – Loeks and Star, while such Persons own Partnership Interests hereunder, or any other Person who may be admitted as a Partner in substitution for Loeks or Star in accordance with the terms of this Agreement. Reference to a “Partner” shall refer to either of the Partners.

“Partnership” – The partnership governed by this Agreement.

“Partnership Act” – The Michigan Uniform Partnership Act, as in effect from time to time.

“Partnership Interest” – The interest of a Partner in the Partnership.

“Percentage Interest” – The interest of each Partner in the capital, gains, profits and losses of the Partnership. As set forth in Section 6.1 hereof, the Percentage Interest of each of the Partners shall be 50 percent.

“Person” – Any individual, partnership, trust, corporation, firm or other entity.

“Star Partner” – At any time of determination, Star, or any other direct or indirect Subsidiary of CPE which, at such time of determination and in accordance with the terms of this Agreement, holds all of the Partnership Interest originally held by Star.

“Subsidiary” – A “Subsidiary” of a specified Person means an entity, 50% or more of the outstanding voting securities of which are owned by such Person and/or such Person’s other Subsidiaries.

“Tax Basis” - The Partnership’s basis in any property for Federal income Tax purposes at the time of its contribution to the Partnership.

“Taxes” - All taxes, charges, fees, levies or assessments, including, without limitation, income, gross receipts, excise, real and personal property sales, transfer, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

“Territory” - The State of Michigan excluding the Grand Rapids SMSA and the Muskegon SMSA.

“Treasury Regulations” - The Regulations issued by the United States Department of the Treasury, as amended from time to time, pursuant to the Code.

ARTICLE 2

FORMATION

The Partners hereby form, as of the date first above written, a general partnership pursuant to the provisions of the Partnership Act.

ARTICLE 3

NAME AND PLACE OF BUSINESS; NUMBER

3.1. Name. The business of the Partnership shall be conducted under the name “Loeks-Star Partners,” or such other name as shall be jointly selected by the Partners from time to time. Concurrently herewith, Loeks and Star are entering into that certain License Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the “License Agreement”), providing for the use of the name “Loeks-Star” by the Partnership. With respect to such name, and if, at any time, the Partnership name shall include any other name of, or trade name used by, either Partner or any of its Affiliates (including without limitation “Star” and “Loeks”), (x) neither the Partnership nor the other Partner has or shall acquire any right, title or interest to such name or trade name and (y) if the Partner whose name or trade name or whose Affiliate’s name or trade name is so included withdraws from the Partnership as permitted by and in accordance with this Agreement from the Partnership, upon such Partner’s request the Partnership’s name shall be changed as promptly as practicable to a name which does not include the name or trade name of such Partner or any of its Affiliates.

3.2. Principal Place of Business. The principal place of business of the Partnership shall be at Grand Rapids, Michigan, or such other place as both Partners may jointly designate.

3.3. Number. At no time during the term of this Partnership shall there be more than two Partners.

ARTICLE 4

PURPOSES; LIMITED PURPOSES AND SCOPE OF AUTHORITY

4.1. Purposes. The sole purposes of the Partnership shall be to acquire, own, hold, improve, modify, develop, use, operate, manage and/or lease the motion picture theatres listed on Schedule 4.1(a), with such additions (but limited to motion picture theatres located or to be located in the Territory) or deletions therefrom as may hereinafter be mutually agreed upon by the Partners in writing from time to time (the properties listed on such Schedule together with any such additions and less any such deletions are hereinafter called the “Theatre Properties”), for the exhibition of motion picture films and the conduct of related businesses (including, if appropriate, closing or selling such Theatre Properties), and to do all other things reasonably incident thereto, in accordance with the terms of this Agreement. Without limiting the foregoing, the Partnership shall, among other things, complete the construction and development of, and operate, the Theatre Properties specified in Schedules 6.1(b) and 6.1(c).

4.2. Limited Purpose and Scope of Authority. This Agreement shall not be deemed to create a general partnership between the Partners with respect to any activities whatsoever, except activities within the scope and business purposes of the Partnership specified in Section 4.1 hereof, and, except as otherwise specifically provided in this Agreement, either Partner and its Affiliates may separately engage in other business ventures of every nature and description, independently or with others, including, but not limited to, the motion picture film exhibition business in all its phases and any other business, whether or not competitive with the business of the Partnership, and neither the Partnership nor the other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom. Except as otherwise specifically provided in this Agreement, either Partner shall be entitled to compete with the Partnership and exploit to the fullest extent all corporate and other opportunities without being required to offer the Partnership or the other Partner the opportunity to participate therein. Except as otherwise expressly provided herein, this Agreement shall not constitute either Partner the agent of the other Partner. Except as otherwise expressly provided herein, (i) neither Partner shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the other Partner or the Partnership, and (ii) neither the Partnership nor either Partner shall be responsible or liable for any indebtedness or obligation of the other Partner incurred or arising either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness or obligations incurred after the date hereof pursuant to and as limited by the terms of this Agreement.

ARTICLE 5

TERM

5.1. Term. The term of the Partnership shall begin on the date of this Agreement and shall continue until July 1 , 2063, unless sooner terminated pursuant to the provisions hereof.

5.2. No Termination, etc. Except as specifically provided in this Agreement:

(a) Both Partners shall continue as Partners hereunder;

(b) Neither Partner shall terminate or attempt to terminate this Agreement or voluntarily take any action which would result in such termination; and

(c) Neither Partner shall file for, pursue or seek any partition of the assets of the Partnership.

5.3. Upset Date. This Agreement and the Partnership may be terminated by either Partner if the Closing shall not have occurred by December 31, 1988.

ARTICLE 6

CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS;

CAPITAL ACCOUNTS; WITHDRAWAL FROM ACCOUNTS

6.1. Contributions. (a) Concurrently herewith, each Partner has made a contribution to the capital of the Partnership of cash in the amount of $100.

(b) At the Closing (as defined herein), Loeks shall make a contribution to the capital of the Partnership of: (i) its entire interest in the Contributed Assets, free and clear of all liens, encumbrances, charges and interests of third parties of any kind (“Encumbrances”), except Permitted Encumbrances (as defined herein) and (ii) its entire interest in the undeveloped Theatre Property listed in Schedule 6.1(b) (the “Loeks Undeveloped Theatre Property”). The fair market value of Loeks’ capital contribution shall be deemed to be $9 million, taking into account the parties’ agreement that no value shall be attributed to the Loeks Undeveloped Theatre Property.

(c) At the Closing, Star shall (i) contribute to the Partnership cash in the amount of $320,000, (ii) issue to the Partnership a promissory note payable to the Partnership (the “Partnership Note”) in the principal amount of $8,680,000 and (iii) contribute to the Partnership its entire interest in the undeveloped Theatre Properties listed on Schedule 6.1(c) (the “Star Undeveloped Theatre Properties”). The fair market value of Star’s capital contribution shall be deemed to be $9 million, taking into account the parties’ agreement that no value shall be attributed to the Star Undeveloped Theatre Properties.

(d) The Partnership Note (i) shall be in the form of Schedule 6.1(d) hereto, (ii) shall be payable on July 30, 1991 or otherwise as required by the terms of the Partnership Note, (iii) shall be required to be prepaid as demanded by the Loeks Partner to fund costs payable by the Partnership to construct, acquire, improve or renovate Theatre Properties, to make capital expenditures for existing Theatre Properties, to maintain cash reserves for working capital of $20,000 per screen operated by the Partnership, and to fund expenses covered in the Approved Budget (as defined herein), (iv) shall be guaranteed by CPE, (v) shall be further secured by the assignment of the Star Partner’s interest in the Partnership and its right to receive distributions from the Partnership, and (vi) shall bear interest, payable monthly, at the prime rate as announced from time to time by Old Kent Bank & Trust Co. of Grand Rapids, Michigan (the “Prime Rate”); provided that interest shall not commence to accrue on the Note until the date that Loeks Partner shall have contributed to the Partnership its entire interest in the Contributed Assets as required by Section 6.1(b)(i) above.

6.2. Assumption of Liabilities. (a) It is the agreement of the Partners that all costs, expenses, liabilities and obligations and claims in respect thereof, relating or attributable to, or arising by reason of, the use, operation or ownership of the Contributed Assets and the business of which the Contributed Assets are a part on or prior to the Closing, whether known, unknown, contingent or accrued (other than the Permitted Encumbrances) shall be borne by the Loeks Partner, and the Loeks Partner agrees to indemnify and hold harmless the Star Partner and the Partnership against all such costs, expenses, liabilities and obligations and claims. The obligations of the Loeks Partner under this Section 6.2(a) shall be guaranteed by James Loeks and Barrie Loeks.

(b) As of the Closing, the Partnership shall assume all obligations relating to the use, operation, development or ownership of the Contributed Assets, the Loeks Undeveloped Theatre Properties and the Star Undeveloped Theatre Properties and the business of which such assets are a part first arising or attributable to facts or events first occurring after the Closing but only to the extent that such obligations are not attributable to facts, acts or omissions occurring prior to the Closing.

(c) Prior to the Closing each Partner shall deliver to the other Partner all plans, specifications, proposed or executed leases and other agreements and a schedule of development costs, as of the date of delivery, relating to the undeveloped Theatre Properties to be contributed by such Partner. The Partnership shall not assume any obligations for unpaid expenses or reimburse either Partner for expenses incurred and paid prior to the Closing in connection with the Undeveloped Theatre Properties except for those expenses set forth in Schedule 6.2(c).

(d) Loeks shall pay and make all filings with respect to all transfer, documentary and sales Taxes, recording fees and similar charges incurred in connection with the contribution to the Partnership of the Contributed Assets.

6.3. Apportionments. (a) The following items with respect to the Contributed Assets shall be adjusted and prorated between Loeks and the Partnership: (i) rent (including percentage rent) and other charges payable under the Leases, including common area and mall charges, real property Taxes and merchants’ association fees, (ii) all Taxes (which, for the purposes of such proration, shall be deemed paid in advance on the due date thereof), (iii) wages, vacation pay and fringe benefits of Theatre Property employees (to the extent employed by the Partnership or by Loeks or its affiliates for the account of the Partnership pursuant to this Agreement), (iv) utility charges and deposits and fuel and water charges, (v) film rental charges, film guarantees and advances, (vi) cooperative advertising, (vii) concession inventories (limited to unopened boxes of a quality and quantity saleable at the Theatre Properties in the ordinary course of business after the date hereof) and supplies, in each case at cost and (viii) “goodwill” discount tickets sold by Loeks or an Affiliate (excluding free passes and other free promotional tickets) outstanding as of the Closing.

(b) Loeks shall be solely responsible for all real property Taxes, sewer rents, or ad valorem personal property Taxes relating to the Contributed Assets payable with respect to all years prior to 1988 whether or not a Tax rate has been fixed or a Tax bill has been rendered prior to the Closing. In addition, real property Taxes, sewer rents and ad valorem personal property Taxes payable with respect to 1988 relating to the Contributed Assets shall be pro-rated as contemplated by paragraph (a) above. The parties shall estimate the amount of such Taxes and sewer rents as of the

Closing on the basis of the applicable rates for the next preceding year or, where available, on published governmental estimates applied to the latest assessed valuation. Such amount shall then be reapportioned on the basis of the actual Tax bills when such bills are rendered.

(c) The percentage rent payable under each Lease shall be apportioned between the Loeks Partner and the Partnership in proportion to the gross receipts of the respective Theatre Property for the fraction of the year for which percentage rent is payable that precedes the Closing to total gross receipts for the rent year. The parties shall estimate the amount of the percentage rent adjustment as of the Closing, and will make a final apportionment with respect to each Lease when the amount of percentage rent payable for the applicable year shall have been finally determined.

The foregoing items shall be adjusted and prorated as of 11:59 p.m. on the Closing Date. Any adjustment under this Section 6.3 shall be paid in cash within 10 days after the date of determination of such adjustment. Any adjustment under this Section 6.3 shall not affect, or in any way be taken into account in, calculating Loeks’ Capital Account balance or Loeks’ share of Partnership Distributions.

6.4. Additional Contributions. Except as provided in Section 19.1(a)(3) below, no Partner shall, without its consent, be required to make any additional capital contributions to the Partnership. Except as otherwise specifically provided in this Agreement, or as the Partners shall mutually agree in writing, loans shall not be made by either Partner to the Partnership.

6.5. Use of Capital. All capital contributions shall be available to the Partnership to carry out purposes and objectives of the Partnership.

6.6. Percentage Interests. The “Percentage Interest” of Loeks and Star shall each be 50%.

6.7. Capital Account. (a) Each Partner shall have a Capital Account. “Capital Account” shall mean an account of each Partner determined and maintained throughout the full term of the Partnership on the accrual basis in accordance with the capital accounting rules of Section 1.704-l(b)(2)(iv) of the Treasury Regulations and this Section 6.7 (to the extent it is consistent with Section 1.704-l(b)(2)(iv) of the Treasury Regulations). The Capital Account balances of each Partner shall be zero prior to the initial contributions of the Partners pursuant to Section 6.1 hereof.

(b) For purposes of maintaining the Capital Accounts, all items of income, gain, loss and deduction, as well as any expenditures which are permitted to be neither capitalized nor deducted for Federal income Tax purposes, shall be allocated or apportioned in proportion to the Partners’ respective Percentage Interests.

(c) Upon the transfer of a Partnership Interest, the transferee shall succeed to the Capital Account attributable to the transferred Partnership Interest.

6.8. Withdrawal. Neither Partner shall be entitled (i) to the withdrawal or return of any of its capital from the Partnership, except as expressly provided herein, or (ii) to interest upon any capital contributed by it to the Partnership (provided, however, that interest as provided herein shall be paid on loans from either Partner to the Partnership) or (iii) to receive property other than cash in return for its capital contribution.

ARTICLE 7

LOANS; SECURITY INTERESTS

7.1. Capital Expenditure Loans. (a) After the Partnership Note is paid in full, Star shall lend or shall arrange for loans to be made to the Partnership (“Capital Expenditure Commitment”), up to an aggregate amount of $15 million, to finance expenditures for capital assets or acquisitions of properties which the Partnership (with the consent of both partners) proposes to acquire (“Capital Expenditure Loans”). Capital Expenditure Loans shall not be used for working capital or to meet day to day obligations or trade liabilities. The Capital Expenditure Commitment shall be guaranteed by CPE. The Partnership shall not be entitled to reborrow the Capital Expenditure Loans when repaid. Capital Expenditure Loans shall bear interest at the rate of not more than 11% per annum and in the case of a Capital Expenditure Loan made by Star, the rate shall be 11% per annum. If the Partnership obtains a loan from a person other than Star to finance capital expenditures or acquisitions which bears a variable interest rate, then at such time as such interest rate exceeds 11% per annum the Partnership shall, at the request of the Loeks Partner, be entitled to draw upon the Capital Expenditure Commitment to the extent available to refund or refinance such loan. Each Capital Expenditure Loan shall be repayable in 120 equal consecutive installments comprising principal and interest, sufficient to repay such Capital Expenditure Loan in fixed level installments over 10 years, with the first such installment due on the first day of the month following the date the Theatre Property which is the subject of such loan is opened (in the case of new construction) or acquired (in the case of an acquisition) or the date the capital assets which are the subject of such loan are acquired.

All Capital Expenditure Loans shall be evidenced by a Promissory Note of the Partnership in form satisfactory to the Partners, and will be secured by each Partner’s interest in the Partnership and by all of the assets of the Partnership but otherwise shall be without recourse to the Partners.

After the Capital Expenditure Loans shall have been expended by the Partnership, the Partners shall meet to discuss in good faith the method of financing further capital expenditures and acquisitions.

7.2. Security Interests. Except as otherwise specifically provided in this Agreement, neither Star nor the Loeks Partner shall incur on behalf of the Partnership, or pledge its assets as security for, any indebtedness except indebtedness relating to borrowings the proceeds of which are used by the Partnership. Loeks shall be entitled to pledge its interest in the Partnership and its interest in the Partnership assets, including its right to receive distributions from the Partnership, as security for indebtedness incurred by Loeks for the sole purposes of (i) purchasing the stock of Loeks Winchester Theatres, Inc. and Loeks Lincoln Park Theatres, Inc. which is not presently owned by James Loeks or Barrie Loeks and paying off existing indebtedness of Loeks Lincoln Park Theatres, Inc. or (ii) funding a capital contribution to the Partnership as specifically contemplated by Section 19.1(a)(3); provided, however, that in the case of the foregoing clause (i) the principal amount of such secured debt shall not exceed $2.5 million, and provided, further, that in the case of either clauses (i) or (ii) Loeks shall apply a minimum of 20% of each Partnership Distribution (as hereinafter defined) it receives to the payment of principal and interest on such secured debt; to effect such application, Loeks, prior to incurring any such indebtedness shall issue an irrevocable deed of direction to the Partnership directing it to pay 20% of all Partnership Distributions to be paid to the Loeks Partner to repay such indebtedness, such deed of direction to be in the form of Schedule 7.2. Failure to issue such deed of direction shall constitute a default hereunder.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF LOEKS

In order to induce Star to enter into this Agreement, effective as of the Closing Date Loeks shall make the representations and warranties set forth in Exhibit B hereto which representations and warranties are incorporated herein as if set forth in full herein.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF STAR

In order to induce Loeks to enter into this Agreement effective as of the Closing Date Star shall make the representations and warranties set forth in Exhibit C hereto which representations and warranties are incorporated herein as if set forth in full herein.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF LOEKS

10.1. Conditions. The obligation of Loeks to make its contributions at Closing to the capital of the Partnership provided for herein shall be subject to the performance by Star in all material respects of all of the agreements to be performed by it hereunder on or before the Closing Date, and the accuracy in all material respects of the representations in Exhibit C and to the following further conditions:

(a) There shall not be pending or threatened on the Closing Date any action, suit or proceeding, whether administrative or judicial, seeking to enjoin, restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, nor shall there be in effect on the Closing Date any order, judgment or decree of any court or other governmental body enjoining, restraining or otherwise prohibiting consummation of the transactions contemplated by this Agreement or subjecting Loeks or the Partnership to any liability.

(b) Loeks shall have received from counsel to Star, an opinion in the form of Exhibit D.

(c) Pursuant to Section 27.1, at the Closing Star shall have made an aggregate payment of $500,000 to James Loeks and Barrie Loeks.

(d) Loeks shall have completed the acquisition of the entire equity interest in Loeks Winchester Theatres, Inc., and Loeks Lincoln Park Theatres, Inc.

(e) Old Kent Bank and Trust Company shall have discharged any and all mortgages and terminated any and all security interests upon the real and personal property of Loeks Lincoln Park Theatres, Inc. and Loeks Winchester Theatres, Inc.

(f) After the date hereof, Star shall have incurred no expenses or obligations without the consent of Loeks, relating to the Star Undeveloped Theatre Properties.

(g) Loeks shall have received a letter from CPE, dated as of the Closing Date, in form and substance reasonably satisfactory to Loeks, stating that CPE agrees to perform and be bound by the terms of this Agreement applicable to it, as if it were a signatory hereto.

(h) There shall have been obtained any necessary consents to the assignment of the Leases to the Partnership, and any necessary waivers of radius restrictions in such Leases.

(i) Star shall have delivered to Loeks the Disclosure Schedules required to be delivered by Star hereunder and the exceptions to the representations and warranties of Star set forth in such Disclosure Schedules shall be reasonably acceptable to Loeks. If Loeks does not accept any exception set forth in a proposed Disclosure Schedule received from Star, Loeks shall object to such exception by written notice to Star within ten (10) days after its receipt of such Disclosure Schedule. If Loeks does not object to any exception within such period, the condition set forth in this Section 10.1(i) shall be waived with respect to such exception.

(j) Star shall have delivered to Loeks a letter dated as of the Closing Date, in form and substance reasonably satisfactory to Loeks, certifying that the conditions specified in this Section 10.1 have been satisfied (other than any conditions waived in writing by Loeks).

ARTICLE 11

CONDITIONS TO OBLIGATIONS OF STAR

11.1. Conditions. The obligation of Star to make its contributions at Closing to the capital of the Partnership provided for herein shall be subject to the performance by Loeks in all material respects of all of the agreements to be performed by it hereunder on or before the Closing Date, and the accuracy in all material respects of the representations in Exhibit B and to the following further conditions:

(a) Loeks shall have conducted its business operations at the Theatre Properties in the ordinary course and in the same manner in which the same have heretofore been conducted.

(b) After the date hereof, Loeks shall have incurred no expenses or obligations, without the consent of Star, relating to the Loeks Undeveloped Theatre Property.

(c) Star shall have received, from counsel to Loeks, an opinion in the form of Exhibit E.

(d) There shall not be pending or threatened on the Closing Date any action, suit or proceeding, whether administrative or judicial, seeking to enjoin, restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or which may adversely affect the right of the Partnership directly or indirectly to lease, operate or control any or all of the Theatre Properties, nor shall there be in effect on the Closing Date any order, judgment or decree by any court or other governmental body enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or subjecting Star or the Partnership to any liability.

(e) Star shall have received a letter from James Loeks and Barrie Loeks, dated as of the Closing Date, in form and substance reasonably satisfactory to the Star Partner, stating that each of James Loeks and Barrie Loeks agrees to perform and be bound by the terms of this Agreement applicable to him or her, as if each was a signatory hereto.

(f) Star shall have received owner’s policies of title insurance, in the name of the Partnership at Star’s expense, on American Land Title Association Owner’s Form B (1987), including mechanic’s lien coverage and survey coverage, issued by a reputable title insurance company satisfactory to Star (the “Title Company”), dated the Closing Date in amounts reasonably acceptable to Star and reinsured by reputable title insurance companies (the “Reinsurance Companies”), reasonably satisfactory to Star in amounts reasonably acceptable to Star, which Reinsurance Companies each shall have entered into a direct access agreement with Star, with respect to the Theatre Properties, insuring the

Partnership’s leasehold interest in such Theatre Properties, subject only to Permitted Encumbrances (including easements and restrictions of record which do not interfere with the use of any of the Theatre Properties) and to no other exceptions, whether standard, printed or otherwise, and containing non-imputation endorsements and such other affirmative insurance as Star may reasonably request.

(g) Star shall have obtained, at its expense, ALTA surveys reasonably satisfactory to Star, of the Theatre Properties.

(h) Loeks shall have delivered to Star the Disclosure Schedules required to be delivered by Loeks hereunder and the exceptions to the representations and warranties of Loeks set forth in such Disclosure Schedules shall be reasonably acceptable to Star. If Star does not accept any exception set forth in a proposed Disclosure Schedule received from Loeks, Star shall object to such exception by written notice to Loeks within ten (10) days after its receipt of such Disclosure Schedule. If Star does not object to any exception within such period, the condition set forth in this Section 10.1(i) shall be waived with respect to such exception.

(i) There shall have been obtained any necessary consents to the assignment of the Leases to the Partnership, and any necessary waivers of radius restrictions in such Leases.

(j) Loeks shall have delivered to Star a letter dated as of the Closing Date, in form and substance reasonably satisfactory to Star, certifying that the conditions specified in this Section 11.1 have been satisfied (other than any conditions waived in writing by Star).

(k) Loeks shall have obtained non-disturbance agreements in form and substance satisfactory to Star, from all mortgagees of the Theatre Properties included in the Contributed Assets.

ARTICLE 12

CLOSING

12.1. Closing. The closing of the contributions to the capital of the Partnership provided for herein (the “Closing”) shall take place at the offices of Warner, Norcross & Judd, 900 Old Kent Building, Grand Rapids, Michigan 49503, on September 30, 1988, provided, however, that if all of the conditions to the parties’ obligations to close hereunder are not satisfied or waived on such date, the Closing shall be adjourned to and be held on the fifth business day after the last of such conditions shall have been satisfied or waived, or on such other mutually agreeable subsequent date, but in no event later than December 31, 1988. The date for the Closing is herein called the “Closing Date”.

ARTICLE 13

TAXES

13.1. Tax Allocations; Code Section 704(c). (a) Each item of income, gain, loss and deduction for Federal income Tax purposes shall be allocated between both Partners in accordance with their respective Percentage Interests; provided, however, that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction (including depreciation and amortization), as determined for Federal income Tax purposes, with respect to any property the Book Value of which differs from its Tax Basis shall, for Tax purposes, be allocated between both Partners so as to take account of any variation between the Tax Basis of such property to the Partnership and its Book Value.

(b) Tax credits shall be allocated between both Partners in accordance with Section 1.704-1(b)(4)(ii) of the Treasury Regulations.

(c) Any elections or other decisions relating to such allocations shall be made jointly by the Partners in any manner that reasonably reflects the purpose and intention hereof. Allocations pursuant to this Section 13.1 are solely for Tax purposes and shall not affect, or in any way be taken into account in calculating either Partner’s Capital Account balance or either Partner’s share of distributions pursuant to any provision hereof. Any elections available under regulations issued under Section 704(c) of the Code shall be made or not made with a view toward allocating tax depreciation and amortization deductions as equally as possible between Star and Loeks.

13.2. Tax Elections. Either Partner may cause the Partnership to make the election provided for in Section 754 of the Code on behalf of the Partnership. Any other election on behalf of the Partnership under the Code shall be made only by mutual agreement of the Partners.

13.3. Tax Matters Partner. The Operating Agent shall be designated as the “Tax matters partner” (as defined in Section 6231(a)(7) of the Code) of the Partnership and shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any Federal, state or local Tax authorities, including any resulting administrative and judicial proceedings, and to make reasonable expenditures of Partnership funds for professional services and costs associated therewith. The other Partner shall cooperate with the Tax matters partner and the Tax matters partner shall consult fully with the other Partner in connection with the conduct of all such proceedings. The Tax matters partner shall not settle any claim or terminate any proceeding without the consent of the other Partner.

13.4. Preparation of Tax Returns. Both Partners, at the expense of the Partnership, shall jointly arrange for the preparation, in accordance with the terms of this Agreement, and timely filing of all Tax and information returns of the Partnership showing all items of income, gain, deduction, loss and credit necessary for Federal, state and local income Tax purposes, and shall use all reasonable efforts to furnish to each other within ninety days of the close of each Taxable Year the Tax information reasonably required for Federal, state and local income Tax reporting purposes. The classification, realization and recognition of income, gains, losses, deductions and credits and other items of the Partnership shall be on the accrual method of accounting for Federal income Tax purposes. Each of the Partners shall, in its respective income Tax return and other statements filed with the Internal Revenue Service and other Taxing authorities, report Taxable income and credits in accordance with the provisions of this Agreement.

ARTICLE 14

DISTRIBUTIONS

14.1. Distributions. The Partnership shall, no less often than quarterly, distribute its available cash (“Partnership Distributions”) to both Partners in accordance with their respective Percentage Interests, subject to the retention of cash reserves for working capital in the amount of $20,000 for each screen operated by the Partnership as of the date of such Partnership Distribution, or such other amount as may be mutually agreed upon by the Partners. The Partners shall, at such time or times as either Partner reasonably requests, meet in good faith to consider an increase in the working capital reserves which either Partner believes to be appropriate to meet pending or anticipated liabilities.

14.2. Distributions in Kind. Assets of the Partnership (other than cash) shall not be distributed in kind to the Partners, except, if both Partners so determine, in liquidation of the Partnership. If any assets of the Partnership are distributed to the. Partners in kind, such assets shall be valued on the basis of the fair market value thereof on the date of the distribution.

ARTICLE 15

MANAGEMENT

15.1. Authority. Except foe the powers specifically granted herein to the Operating Agent or the Booking Agent, as the case may be, all decisions with respect to the management and control of the business and affairs of the Partnership shall, except as specifically provided otherwise in this Agreement, require the unanimous consent and approval of the Partners. Each Partner shall appoint a representative to consult from time to time with the representative of the other Partner to discuss the business and affairs of the Partnership.

15.2. Actions Requiring Unanimous Consent of the Partners. Without limiting the generality of Section 15.1 hereof and except as otherwise specifically provided in this Agreement, the unanimous consent of both Partners shall be necessary:

(a) to execute, terminate, modify, amend, renew or extend any lease or sub-lease (a “Lease”) with respect to any present or future Theatre Property or to execute, terminate, modify, amend, renew or extend any other Key Documents;

(b) to terminate operations at any Theatre Property;

(c) to effect a sale or other disposition of all or substantially all of (i) the Partnership’s property or assets or (ii) the Partnership’s interest in, or the assets of, any Theatre Property;

(d) to acquire by purchase, lease or otherwise an interest (as owner, lessee, manager or otherwise) in any Theatre Property or substantial assets or substantial property;

(e) to cause the Partnership to incur indebtedness for borrowed money, guarantee indebtedness, or pledge any of its assets;

(f) to commence or settle any legal action on behalf of the Partnership, or to release, compromise, assign or transfer any material claims or material rights of the Partnership;

(g) to cause the Partnership to enter into any agreement or transaction with any Partner or any Affiliate of a Partner;

(h) to change the Partnership’s elections or choices of methods of reporting income or loss for Federal, state or local income Tax purposes;

(i) except in accordance with a previously approved budget, to make any material alterations, renovations or restorations to any Theatre Property, whether or not in connection with any casualty;

(j) to do any act in contravention of this Agreement;

(k) to transact business other than in the ordinary course; or

(l) to enter into any agreement providing for any of the foregoing.

15.3. Timely Performance. The Operating Agent and the Booking Agent shall each perform all of their respective obligations under this Agreement in a proper, prompt and timely manner. Each shall, subject to the terms and limitations of this Agreement, furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its responsibilities hereunder, subject to the terms and limitations of this Agreement. The Operating Agent and the Booking Agent shall each take all such actions as the other may from time to time reasonably request and otherwise cooperate with the other so as to avoid or minimize any delay or impairment of either party’s performance of its obligation’s under this Agreement.

15.4. Procedures. (a) The Booking Agent or the Operating Agent, as the case may be, may execute for and on behalf of the Partnership any documents or instruments in connection with any actions permitted to be taken by it under this Agreement, and such execution by the Booking Agent or the Operating Agent alone will bind the Partnership without any signed authorization by the other Partner. If the Booking Agent or the Operating Agent, as the case may be, requests, the other Partner will join in such execution and/or execute and deliver any instruments the Booking Agent or the Operating Agent may reasonably require to confirm its authority hereunder.

(b) Any person dealing with the Booking Agent or Operating Agent, as the case may be, may rely upon a certificate of the Partnership signed by the Booking Agent or the Operating Agent, as the case may be, as to the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Booking Agent or the Operating Agent.

ARTICLE 16

OPERATING AGENT

16.1. Operating Agent. The term “Operating Agent” shall mean the Loeks Partner, except that if (i) the Loeks Partner shall be deemed Bankrupt, or (ii) whether or not authorized in accordance with the terms of this Agreement, the Loeks Partner shall attempt to withdraw from the Partnership for any reason or give notice of intention to withdraw from the Partnership for any reason, then, at the option of the Star Partner, the Star Partner shall (in addition to any other rights or remedies it may-have hereunder) be entitled to assume the duties and powers of the Operating Agent under this Article 16 and, from and after the fifth business day after the Star Partner shall have delivered to the Loeks Partner notice of its election to assume such duties and powers, the Star Partner shall be the Operating Agent. If the Star Partner shall become the Operating Agent, the Loeks Partner shall cooperate with the Star Partner in facilitating such transition, including by delivering to the Star Partner, at the expense of the Loeks Partner, the original books of account, records and other documentation which it shall have in its possession relating to the performance of its duties or powers as the Operating Agent under this Article 16.

16.2. Operating Agent’s Duties and Powers.

(a) General Scope. (1) Except as otherwise specifically provided in this Agreement, the Operating Agent shall manage, coordinate and supervise the proper conduct of the ordinary and usual business and affairs of the Partnership excluding those areas falling within the scope of the duties and powers of the Booking Agent, as set forth in Article 17 below, but including all aspects of the day-to-day physical operation and maintenance of the Theatre Properties (collectively the “Operating Management Activities”). The Operating Management Activities shall, subject to Section 16.3, be conducted in a manner (hereinafter referred to as “Operating Management Standards”) consistent and in accordance with, in the case of each Theatre Property, (i) the operation of such Theatre Property as a First-Class Theatre including concessions (unless both Partners otherwise agree), (ii) prudent business and management practices applicable to the operation, maintenance and management of such Theatre Property as a First-Class Theatre, and (iii) the requirements of any leases, mortgages, certificates of occupancy, permits, licenses, consents or other recorded and unrecorded agreements (collectively, “Key Documents”) now or hereafter affecting such Theatre Property. Except as otherwise specifically provided in this Agreement, the Operating Agent shall have such responsibilities, and shall perform and take, or cause to be performed or taken, all such services and actions customarily performed or taken by the Operating Agent prior to the Closing with respect to each Theatre Property, as shall be necessary or advisable for the proper conduct of the Operating Management Activities in accordance with the Operating Management Standards, including, without limitation, the duties and powers set forth in subsections (b) through (m) below. The Operating Agent shall have no liability to the Partnership with respect to the conduct of the Operating Management Activities other than to carry out the Operating Management Activities in accordance with the Operating Management Standards in a reasonable manner and the Partnership shall indemnify and hold harmless the Operating Agent against all obligations and liabilities incurred by the Operating Agent in the performance of its duties hereunder as provided in Section 16.7 below.

(2) Unless otherwise specifically provided in this Agreement, all services and actions which the Operating Agent is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Operating Management Activities shall be performed or taken, as the case may be, on behalf of the Partnership, at the Partnership’s sole expense and within the limitations of and in accordance with the Approved Capital and Operating Budgets; provided, that, notwithstanding anything to the contrary contained herein, but subject to Section 20.2, the Operating Agent need not take any action it would otherwise be required to take if it has reasonable grounds to believe that the Partnership (to the extent it is required to do so) will not bear the expense of such action or will not have sufficient funds to bear the expense of such action.

(3) As used in this Agreement, the term “First-Class Theatre” shall mean, with respect to any Theatre Property, a first-class, and (except as the Partners may otherwise mutually agree) first-run motion picture theatre, as determined by reference to the geographic area in which such Theatre Property is located.

(4) All expenses charged by the Operating Agent to the Partnership (or incurred by the Operating Agent on behalf of the Partnership) shall be reasonable for comparable theatre properties in the geographic area in which the Theatre Property is located, and shall be without markup or profit to the Operating Agent.

(b) Employees. The Operating Agent shall cause the Partnership to employ personnel to operate, maintain and manage each Theatre Property. The Operating Agent shall direct and supervise such personnel in the performance of their duties and shall determine the wages, benefits and other terms and conditions of their employment. At its option, the Operating Agent may also employ its own personnel to assist in the performance of the Operating Management Activities, or may contract with a management company to assist in the performance of the Operating Management Activities.

(c) Concessions. The Operating Agent shall, at the expense and on behalf of the Partnership, operate, maintain and manage the sale of concessions and the operation of vending and video and other gaming machines, at each of the Theatre Properties, and shall determine in its reasonable commercial judgment the items to be sold and the prices to be charged to customers for the purchase of such items or for the use of such machines, provided, that the Operating Agent shall not, without the other Partner’s approval, discontinue the sale or change the brands of any type of concession item which accounts for over 25% of the gross concession sales of any Theatre Property.

(d) Construction of New Theatre Properties. The Operating Agent shall supervise and manage, on behalf of the Partnership, the design and construction of new Theatre Properties including without limitation the undeveloped Theatre Properties listed in Schedules 6.1(b) and 6.1(c) hereto.

(e) Professionals and Contractors. To the extent the Operating Agent deems necessary in connection with the Operating Management Activities and the activities set forth in Section 16.2(d) above, the Operating Agent shall identify and enter into contracts on behalf of the Partnership with architects, engineers, accountants, attorneys, tradesmen and other independent contractors to perform services and supervise the administration, and monitor the performance, of all work to be performed and services to be rendered under all such contracts. The Operating Agent shall use due care in the selection and supervision of all such professionals and other independent contractors. The Operating Agent shall not enter into any contract with any such professional or other independent contractor which would require the payment of more than $50,000 in any 12-month period unless such contract is provided for in an Approved Operating Budget or Approved Capital Budget or is approved by the Booking Agent.

(f) Maintenance. The Operating Agent shall cause each Theatre Property to be maintained in a manner consistent with Operating Management Standards. The Operating Agent shall, except as otherwise specifically provided in this Agreement, enter into such service, maintenance and other contracts, or otherwise obtain or provide such service, maintenance or refurbishment, as shall be necessary or appropriate for the operation, maintenance and refurbishment of each Theatre Property in a manner consistent with Operating Management Standards. Except with the prior written approval of the Booking Agent, no such contract shall be for a term of more than one year, unless it may be cancelled without penalty upon not more than 30 days’ notice. The Operating Agent shall purchase, at the expense and on behalf of the Partnership and in accordance with an Approved Budget, in reasonable quantities and at reasonable prices all supplies, materials, tools and equipment as shall be necessary or appropriate for the operation and maintenance of each Theatre Property in accordance with the Operating Management Standards.

(g) Repairs. The Operating Agent shall, except as otherwise specifically provided in this Agreement, cause such ordinary and necessary repairs to be made to each Theatre Property, and all equipment and systems located in or servicing such Theatre Property, as shall be necessary or advisable for its operation and maintenance in accordance with the Operating Management Standards.

(h) Insurance. The Operating Agent shall obtain and maintain for each Theatre Property all such insurance coverage as is customary and appropriate for comparable properties in the geographic area in which such Theatre Property is located. Notwithstanding the foregoing, the Operating Agent shall maintain a policy of public liability insurance from a nationally recognized insurance company for property damage and personal injury (including death) in an amount of not less than $10 million combined single limit (consisting of primary or umbrella coverage) and the Approved Operating Budget shall provide for payment of all necessary premiums for such policy. The Partnership and each of the Partners shall be named as insured parties under all insurance policies. The Operating Agent shall upon request provide to the other Partner copies of all insurance policies.

The Operating Agent shall monitor the insurance coverage of the Partnership and shall at least annually advise the other Partner if, in the Operating Agent’s judgment, the Partnership should change the types or amounts of casualty, liability or other insurance it carries. The Operating Agent shall prepare and file all reports, claims, notices and other documents required in connection with all policies of insurance carried by the Partnership and any claims thereunder. The Operating Agent shall advise the other Partner of any material casualty to any Theatre Property, or of any material claims asserted by third parties for personal injury or property damage. Any casualty to any Theatre Property resulting in damage exceeding $50,000, or any claim by a third party for more than $50,000, shall be deemed material. If the amount of any casualty insurance claim or claim by any third party is $50,000 or more, the Operating Agent shall not agree to any settlement without the prior written consent of the Booking Agent.

(i) Compliance with Laws. The Operating Agent shall take or cause to be taken all such appropriate actions in and about or affecting each Theatre Property as shall be necessary to cause the Partnership to be in compliance with all legal requirements applicable to such Theatre Property (including legal requirements applicable to the sale of confections and other concession items) and the requirements of any Board of Fire Underwriters or similar agency. Notwithstanding the cost limitations set forth in this Agreement, the Operating Agent may, without the other Partner’s prior written approval, take or cause to be taken any such actions without limitation as to cost if failure to do so would or might, in the Operating Agent’s reasonable judgment, expose the Operating Agent or the Partnership to criminal or civil liability; provided, however, that in each such instance the Operating Agent shall, before taking or causing to be taken any such action, notify the other Partner of the need for such action and use reasonable efforts to obtain the other Partner’s approval. The Operating Agent shall promptly notify the other Partner of any violation, order, rule or determination affecting any Theatre Property of any governmental authority or Board of Fire Underwriters or similar agency. Each Partner shall promptly notify the other Partner of all litigation of which it is aware filed against the Partnership, any Theatre Property, or such Partner in connection with or relating to the Partnership, claiming damages in excess of $25,000.

(j) Taxes. The Operating Agent shall timely prepare for each Theatre Property Tax returns, and obtain and verify bills for real estate, personal property, and all other similar Taxes and assessments, if any, against such Theatre Property and promptly cause the Partnership to pay such Tax bills and any other Impositions (as defined below) which it is the obligation of the Partnership to pay. The Operating Agent and the other Partner shall assist and cooperate with each other in connection with all such Taxes and assessments in all ways reasonably requested by the Operating Agent, including applications or petitions for reduction of Taxes or assessments. As used herein, “Impositions” shall mean all Taxes, assessments, special assessments, rents and charges for any easement or agreement maintained as part of or for the benefit of any Theatre Property, use and occupancy Taxes and charges, water and sewer charges, rates and rents, charges and fees for vaults, charges for public and private utilities, excises, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, unforeseen and foreseen, of any kind and nature whatsoever which at any time during the term of the Partnership may be assessed, levied, confirmed, imposed upon or grow or become due and payable out of or in respect of, or become a lien on, (i) any Theatre Property or any part thereof or any appurtenances thereto, or the sidewalks, streets or vaults adjacent thereto or upon any personal property located, or used in connection with any Theatre Property, (ii) the rent, income or other payments received by or on behalf of the Partnership (but not including any Taxes imposed upon the Partners on the income of the Partnership), (iii) any use or occupation of any Theatre Property, (iv) such franchises, licenses, and permits as may be appurtenant to the use of any of the Theatre Properties, and (v) any document to which the Partnership is a party transferring an interest or estate in any Theatre Property. The Operating Agent shall collect, and pay over to the appropriate Tax authority when due, all sales and admissions Taxes and all other similar Taxes required to be collected under applicable law.

(k) Waivers of Liens. The Operating Agent shall obtain all waivers of lien necessary to keep each Theatre Property free and clear of all mechanics’ and materialmen’s liens in connection with any work to be performed on such Theatre Property. If the Operating Agent becomes aware of the filing of any mechanics’ or materialmen’s lien against any Theatre Property, it shall promptly advise the other Partner thereof and, except as the Partners shall otherwise agree, shall take such steps in order to cause such lien to be bonded or otherwise discharged of record.

(l) Mortgages and Other Key Documents. The Operating Agent shall administer the payment by the Partnership of all debt service on any mortgages affecting any Theatre Property which it is the obligation of the Partnership to pay and shall use diligent efforts to enforce all of the Partnership’s rights, under all other Key Documents. Notwithstanding any other provision hereof to the contrary, if the Operating Agent or any Affiliate thereof is a party (other than on behalf of the Partnership) to any lease or other Key Document, all determinations on behalf of the Partnership with respect to the rights and obligations of the Partnership shall be made by the Operating Agent as directed by the other Partner.

(m) Advertising. Subject to Section 17.2(d), the Operating Agent shall hire such advertising services, place such advertisements and generally supervise and attend to all promotional matters pertaining to the exhibition of motion picture films at the Theatre Properties. From time to time at the request of the Booking Agent, the Operating Agent will consult with the Booking Agent with respect to the matters contemplated in this paragraph.

16.3. Conflicts of Interest. Star acknowledges and agrees that the Loeks Partner and James Loeks and Barrie Loeks personally are involved in the design, construction and management of motion picture theatres as well as other businesses for Jack Loeks Theatres, Inc., and its affiliates. Star recognizes that this involvement may result in actual or potential conflicts of interest and Star expressly agrees that the existence of such actual or potential conflicts of interest shall not, except as otherwise specifically provided in this Agreement, be a basis for any claims by Star against the Loeks Partner, James Loeks or Barrie Loeks.

16.4. Books, Records and Reports.

(a) Books and Records. The Operating Agent shall establish and maintain full and true books of account and such other records and other documentation pertaining to the operation and maintenance of each Theatre Property as are customarily maintained for comparable theatre properties. Such books of account, records and other documentation shall be and remain the property of the Partnership and either Partner or its duly authorized representatives shall have the right to inspect and make extracts from such books of account, records and other documentation during normal business hours upon reasonable notice. In the event that any inspection by the Star Partner of such books and records indicates that the Operating Agent has overcharged or underpaid the Partnership in an amount in excess of 3% of the appropriate amount for any month, the Operating Agent shall promptly reimburse the Star Partner for any amounts reasonably expended in making such inspection.

(b) Monthly Reports. The Operating Agent shall within 20 days after the end of each month prepare and deliver to the Booking Agent a monthly statement of income and expense for each theatre property and for the Partnership as a whole.

(c) Quarterly Reports. No later than 30 days after the end of each quarter of each fiscal year of the Partnership, the Operating Agent shall cause to be prepared and delivered to the other Partner an unaudited statement showing the results of operations and the financial position of the Partnership as of the end of such quarter. The Operating Agent shall endeavor to deliver to the other Partner no later than 20 days after the end of each fiscal quarter of the Partnership a working draft of the proposed financial statements for such fiscal quarter. The Operating Agent shall prepare and deliver to the Booking Agent on a quarterly basis, the Operating Agent’s written estimates of the amounts, if any, by which any major categories of the Approved Budgets should be revised to adequately provide for the operation and maintenance of each Theatre Property for the next succeeding fiscal quarter. The Operating Agent also shall furnish the Booking Agent with such further information covering the operation and maintenance of each Theatre Property as the Booking Agent may reasonably require.

(d) Annual Report. As soon as practicable after the close of each fiscal year, but in no event later than 60 days after the beginning of the next succeeding fiscal year, the Operating Agent shall cause to be prepared and delivered to the other Partner audited financial statements for such fiscal year which shall be prepared in accordance with generally accepted accounting principles, consistently applied, shall fairly present the results of operation, cash flow and financial position for and as of the end of such fiscal year, shall be audited by the Accountant and be accompanied by a report thereon from the Accountant. The Operating Agent shall endeavor to deliver to the other Partner no later than 45 days after the beginning of the next succeeding fiscal year, a working draft of the proposed audited financial statement for the previous fiscal year. Both Partners acknowledge that Capital Accounts maintained in accordance with Section 6.7 and which govern under Section 24.2 may not accord with amounts shown as “partners’ capital” on such statement.

(e) Film Receipts. The Operating Agent shall provide the Booking Agent daily receipt reports for each screen operated or managed by the Partnership prior to 12 noon of the day following the day to which such receipts relate.

16.5. Personal Services of Barrie Loeks and James Loeks. For a period of 5 years from the date hereof, Barrie and James Loeks shall, through the Loeks Partner, provide their services on a substantially full-time basis to the Partnership, in order to fulfill the obligations of the Loeks Partner, including its obligations as Operating Agent, under this Agreement, provided, however, that Barrie Loeks and James Loeks may continue to provide their services to John Ball Concessions, Inc., Jack Loeks Theatres, Inc. and their Affiliates to the extent that such services have been provided during the year preceding the execution of this Agreement, and, provided further that Barrie Loeks and James Loeks may provide such services as may be required to manage and operate any Restricted Investment acquired by them or any of their Affiliates as Investing Partner pursuant to Article 19 below. Beginning not later than 90 days prior to the expiration of such 5 year period, Barrie and James Loeks shall negotiate in good faith with the Star Partner to reach agreement on the level of personal services to be provided by Barrie and James Loeks to the Partnership following such 5 year period. Such level of personal services shall in any event be sufficient to enable the Loeks Partner to maintain, under the active supervision of Barrie Loeks and James Loeks, the Operating Management Standards of the Partnership.

16.6. Compensation. As its sole compensation for the performance of its obligations under this Partnership Agreement, the Partnership shall pay to the Operating Agent an annual fee equal to $100,000. In addition, the Operating Agent shall be reimbursed by the Partnership for all costs and expenses incurred by the Operating Agent in connection with the performance of its duties under this Agreement. The costs and expenses for which the Operating Agent shall be reimbursed by the Partnership shall include, but not be limited to, the following:

(a) Salaries, wages, benefits, overhead and administrative expenses of the Operating Agent or of any management company retained by the Operating Agent reasonably allocable to services rendered to or for the benefit of the Partnership; and

(b) Amounts paid under the service, maintenance and other contracts entered into for the benefit of the Partnership.

In the event that a person whose services are charged to the Partnership does not provide services exclusively for the Partnership, the Loeks Partner shall provide to the Star Partner, within 45 days after the end of each fiscal year, a statement of the allocation of such person’s compensation between the Partnership and others for which such person is providing services. In all events, such allocation shall be fair and reasonable under the circumstances.

Notwithstanding any provision hereof to the contrary, the Partnership shall not be charged, directly or indirectly, for or pay any salaries, wages or benefits to James or Barrie Loeks. On the first day of each month, the Partnership shall advance to the Operating Agent the amount budgeted for the costs and expenses described in this Section 16.6 for such month. At the end of each fiscal year, the accrued costs and expenses incurred by the Operating Agent shall be determined and (i) any advances received by the Operating Agent in excess of the amount necessary to pay all accrued costs and expenses for such fiscal year shall be returned by the Operating Agent to the Partnership and (ii) any costs and expenses incurred by the Operating Agent in excess of any advances received by the Operating Agent shall be reimbursed by the Partnership.

16.7. Indemnification. The Partnership shall indemnify and hold harmless the Operating Agent and its Affiliates, and their respective officers, directors and agents from and against all claims, losses, liabilities, damages (including repairs and replacement costs), fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, as the case may be) (“Claims”) sustained or incurred by the Operating Agent in connection with the performance of its duties under this Agreement, except in the case of Claims resulting solely from gross negligence or willful misconduct on the part of the Loeks Partner or any of its Affiliates.

16.8. Employment of Agents, etc. Subject to the last sentence of this Section 16.8 and to the last paragraph of Section 16.6, the Operating Agent may employ, on behalf of the Partnership, in discharging its obligations hereunder, such firms or corporations (including Affiliates of Loeks) as it deems advisable on such terms and for such compensation as it shall determine in accordance with the Approved Operating Budget. The Operating Agent may cause the Partnership to enter into agreements or other arrangements with any Person which is an Affiliate of the Operating Agent if such agreements or arrangements are on terms which, taken as a whole, are no less favorable to the Partnership than those the Partnership could have obtained from an unaffiliated third party, and are in accordance with the Approved Operating Budget.

ARTICLE 17

BOOKING AGENT

17.1. Booking Agent. The term “Booking Agent” shall mean the Star Partner, except that if (i) CPE, directly or through its Subsidiaries, shall cease to own, operate and/or manage in the United States at least 200 motion picture theatre screens (including, for these purposes, (x) motion picture theatre screens in which the Partnership has an interest and (y) motion picture theatre screens owned, operated and/or managed by any other joint venture or partnership in which CPE, directly or through its Subsidiaries, owns an interest if CPE or any Subsidiary of CPE shall, with respect to such joint venture or partnership, exercise such powers and have such duties as are substantially equivalent to the Star Partner’s powers and duties as Booking Agent hereunder), (ii) the Star Partner shall be deemed Bankrupt or (iii) whether or not authorized in accordance with the terms of this Agreement, the Star Partner shall attempt to withdraw from the Partnership for any reason or give notice of intention to withdraw from the Partnership for any reason then, at the option of the Loeks Partner, the Loeks Partner shall (in addition to any other rights or remedies it may have hereunder) be entitled to assume the duties and powers of the Booking Agent under this Article 17 and, from and after the fifth business day after the Loeks Partner shall have delivered to the Star Partner notice of its election to assume such duties and powers, the Loeks Partner shall be the Booking Agent. If the Loeks Partner shall become the Booking Agent, the Star Partner shall cooperate with the Loeks Partner in facilitating such transition, including by delivering to the Loeks Partner, at the expense of the Star Partner, the original records and other documentation which it shall have in its possession relating to the performance by it of its duties or powers as the Booking Agent under this Article 17.

17.2. Booking Agent’s Duties and Powers.

(a) General Scope. Except as otherwise specifically provided in this Agreement, the Booking Agent, directly or through a Person designated by it which shall be supervised by the Booking Agent, shall manage, coordinate and supervise the proper conduct of the ordinary and usual business and affairs of the Partnership pertaining to the rental or other acquisition for exhibition of motion picture films at the Theatre Properties (collectively the “Booking Management Activities”). The Booking Management Activities shall, subject to Section 17.5, be conducted in a manner (hereinafter referred to as “Booking Management Standards”) consistent and in accordance with (i) prudent business and management practices applicable to the operation of the Theatre Properties, (ii) the operation of the Theatre Properties as First-Class Theatres and (iii) the requirements of any Key Documents now or hereafter affecting the Theatre Properties. Except as otherwise specifically provided in this Agreement, the Booking Agent shall have such responsibilities, and shall perform and take, or cause to be performed or taken, all such services and actions as shall be necessary or advisable for the proper conduct of the Booking Management Activities in accordance with the Booking Management Standards, including, without limitation, the duties set forth in subsections (b) through (e) below. Unless otherwise specifically provided in this Agreement, all services and actions which Booking Agent is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Booking Management Activities shall be performed or taken, as the case may be, on behalf of the Partnership, at the Partnership’s sole expense and within the limitations of and in accordance with the Approved Capital and Operating Budgets; provided, that, notwithstanding anything to the contrary contained herein but subject to Section 20.2, the Booking Agent need not take any action it would otherwise be required to take if it has reasonable grounds to believe that the Partnership (to the extent it is required to do so) will not bear the expense of such action or will not have sufficient funds to bear the expense of such action. The Booking Agent shall have no liability to the Partnership with respect to the conduct of the Booking Management Activities other than to carry out the Booking Management

Activities in accordance with the Booking Management Standards in a reasonable manner and the Partnership shall indemnify and hold harmless the Booking Agent against all obligations and liabilities incurred by the Booking Agent in the performance of its duties hereunder as provided in Section 17.8.

(b) Booking. The Booking Agent shall negotiate and enter into agreements with distributors or other Persons (collectively “Distributors”) with respect to, or otherwise arrange for, the license or other acquisition of motion picture films to be exhibited at any of the Theatre Properties, including, without limitation, booking contracts and guarantees of film rental, provided, however that the Booking Agent shall not enter into any film rental guaranty for any individual film at any individual Theatre Property in excess of $50,000 without the prior written consent of the Operating Agent. The Booking Agent shall determine ticket and other admission ..prices charged at each of the Theatre Properties, and for such purpose, the Booking Agent shall appoint a person associated with it, who shall be reasonably satisfactory to the Loeks Partners, to be the person designated by the Booking Agent for performing such function, and the Booking Agent may, from time to time, change such person, provided that any successor shall be reasonably satisfactory to the Loeks Partner. Without limiting the foregoing, it is understood that the individuals who presently serve as President, Chief Executive Officer or Chief Operating Officer of CPE as of the date hereof shall be deemed to be a person reasonably satisfactory to the Loeks Partner. Notwithstanding the preceding sentence, the Booking Agent, acting through such designee, may not change admission prices at any Theatre Property without prior consultation with the Operating Agent, and the Booking Agent may not, without the express written consent of the Operating Agent, increase the admission price at any Theatre Property more than 10% in any 6 month period. In addition, the Operating Agent may propose, by written notice to the Booking Agent, admission price charges for matinees, special shows, bargain days or bargain shows, and if the Booking Agent does not object within 7 days of the receipt of such notice, the Operating Agent may institute the proposed change, subject, however, to the right of the Booking Agent, on 7 days notice to the Operating Agent, to require a rescission of any such change instituted by the Operating Agent. Each of the Operating Agent and the Booking Agent may in its discretion issue “goodwill” tickets and passes in accordance with customary and reasonable practice in the geographic area of each Theatre Property. The Operating Agent acknowledges and agrees that, except for its agreement to fulfill the Booking Management Standards, the Booking Agent has not made and does not make any representation and warranty or covenant to the Operating Agent as to the manner of booking pictures at any of the Theatre Properties, the clearances or run or type of motion pictures to be exhibited at any of the Theatre Properties, or whether any motion picture films of a particular producer or distributor will be exhibited at any of the Theatre Properties, provided, that the Booking Agent shall be required to give the Theatre Properties priority over Restricted Investments, in accordance with Section 19.1(b) below.

(c) Film Settlements. The Booking Agent shall be responsible for the negotiation of settlements {“Film Settlements”) arising out of the rental or other acquisition of motion picture films exhibited at any of the Theatre Properties and, in connection therewith, may, on behalf of the Partnership, enter into agreements with respect to such Film Settlements. The Booking Agent shall determine Film Settlement items in accordance with prudent business and management practices (“Settlement Policies”). The Booking Agent shall provide to James and Barrie Loeks monthly, on a week by week basis, the dollar amount of the Film Settlement for each motion picture film exhibited at any of the Theatre Properties. To the extent permitted by applicable law, the Booking Agent shall also provide to James Loeks and Barrie Loeks, on an aggregate basis, the average film and advertising settlement arrangements for motion picture theatres (other than the Theatre Properties) owned or operated in the United States by the Booking Agent or any affiliate of the Booking Agent. James and Barrie Loeks acknowledge and agree that such film settlement arrangements at CPE theatres other than the Theatre Properties are of a confidential nature and shall not be disclosed in any manner to any other person.

(d) Advertising Allowances. The Operating Agent acknowledges and agrees that the Booking Agent, at its election, may negotiate advertising allowances from Distributors and settlements of such allowances and enter into agreements with respect to such allowances, including co-op advertising agreements, and settlements.

(e) Compliance with Laws.

(1) The Booking Agent shall take or cause to be taken on behalf of and at the expense of the Partnership, all such appropriate actions in performing the Booking Management Activities as shall be necessary to comply with all legal requirements applicable to such Activities.

(2) The Operating Agent acknowledges and agrees that the Booking Agent, in discharging its duties hereunder, and its affiliates may be required or otherwise agree to observe the conduct limitations set forth in the consent judgment in U.S. of A. v. Loew’s Incorporated, et al., U.S. District Ct., S.D.N.Y. No. 87-273, dated February 6, 1952, as amended (the “Consent Decree”). Loeks acknowledges receipt of the documents listed in Schedule 17.2(e) hereto and agrees that the Booking Agent and its designees shall be authorized to act in compliance therewith.

17.3. Employment of Agents, etc. Subject to the last sentence of this Section 17.3, the Booking Agent may employ, on behalf of the Partnership, in discharging its obligations hereunder, such firms or corporations (including Affiliates of Star) as it deems advisable on such terms and for such compensation as it shall determine in accordance with the Approved Operating Budget. The Booking Agent may cause the Partnership to enter into agreements or other arrangements with any Person which is an Affiliate of the Booking Agent if such agreements or arrangements are on terms which, taken as a whole, are no less favorable to the Partnership than those the Partnership could have obtained from an unaffiliated third party, and are in accordance with the Approved Operating Budget.

17.4. Accrued Film Rentals. During the term of the Partnership, the Booking Agent shall, within 10 days following the end of each month, prepare and deliver to the Operating Agent a statement of a duly qualified officer setting forth the Booking Agent’s best estimate of accrued film rental expense for the month and period then ended in connection with the preparation by the Operating Agent of the reports contemplated by Sections 16.4(b), (c) and (d).

17.5. Conflicts of Interest. Loeks acknowledges and agrees that the Booking Agent and its Affiliates are involved in, and may increase their involvement in, numerous aspects of the motion picture industry, including the production and distribution of motion picture films for exhibition in motion picture theatres, and the ownership, operation and/or management of other motion picture theatres. Loeks recognizes that these involvements may result in actual or potential conflicts of interest and that, except as otherwise provided in this Agreement, the existence of such actual or potential conflicts of interest shall not be a basis for any claims by any Loeks Partner against any Star Partner hereunder. Without limiting the foregoing:

(a) Loeks acknowledges that with respect to booking services, the Booking Agent may book motion pictures produced or distributed by Affiliates of the Star Partner or by persons with whom such Affiliates have commercial relationships. Loeks acknowledges that numerous subjective and non-quantifiable matters of judgment go into the decision of which films to book and the terms of such booking, and that the Booking Agent for a variety of reasons may find it in the best interests of the Partnership and of the Booking Agent, in its capacity as Booking Agent, to book films of certain Distributors (including Affiliates of the Booking Agent) and not book films of other Distributors. Without limiting or otherwise affecting the Booking Agent’s obligation to conduct the Booking Management Activities in accordance with the Booking Management Standards, or the Loeks Partner’s right to enforce the same, and without limiting the Booking Agent’s obligation to give the Theatre Properties priority over Restricted Investments pursuant to Section 19.1(b) below, Loeks acknowledges that the Booking Agent would not have entered into this Agreement if it (or its Affiliates) would be subject to claims of breach of duty or for other liabilities by any Loeks Partner on the grounds that it booked certain films, or dealt with certain Distributors, or that it booked films (regardless of terms) of Star Affiliates and Loeks agrees, in order to induce Star to enter into this Agreement that it will not assert any such claims.

(b) The Booking Agent agrees that its Settlement Policies with respect to films exhibited at Partnership Theatres which are distributed by Affiliates of Star, as a group and over any fiscal year, will not generally be more favorable to Distributors who are Affiliates of Star than the Settlement Policies generally applied during such fiscal year by the Booking Agent with respect to films exhibited at Partnership Theatres which are distributed by non-Affiliated Distributors.

(c) Loeks acknowledges that Star and its Affiliates are engaged in the operation and/or ownership of motion picture theatres in various geographic areas, and that they intend to expand their interest in the operation and ownership of motion picture theatres. Loeks further acknowledges that (i) separate geographic areas may be unique and involve factors relevant to Settlement Policies that are not of equal importance to other geographic areas, (ii) Star would not have entered into this Agreement if its conduct with respect to Settlement Policies for the Partnership was evaluated against or compared to the Settlement Policies it or its Affiliates applies in other geographic areas or markets, and (iii) Star would not have entered into this Agreement if it was required to apply the same or similar Settlement Policies hereunder as it or its Affiliates follow in other geographic areas or markets. Accordingly, Loeks and Star agree that as between themselves, (w) Settlement Policies followed in other geographic areas by Star and its Affiliates shall be deemed not relevant or pertinent to any review of or contest involving Star’s Settlement Policies for any Theatre Properties owned, managed or operated by the Partnership, (x) Loeks waives any right to challenge, and Star waives any right to defend, Star’s Settlement Policies on the basis of Settlement Policies followed by Star or its Affiliates in any other geographic area or market and (y) except as set forth in Section 17.2(c) hereof Star and its Affiliates shall have no obligation to provide any Partner or the Partnership, or to any of their accountants or representatives, access to information (including access to work papers, books and accounts, memoranda and other documentation) regarding procedures followed or results achieved by Star or any of its Affiliates with respect to film settlements applicable to any motion picture theatres other than the Theatre Properties owned, operated or managed by Star or any of its Affiliates, whether such procedures are completed or ongoing and Loeks waives any and all rights to request or receive such information. Except as specifically provided in Sections 17.2(a), (b) and (c) above, Loeks confirms that Star has made no representation or covenant to it as to its Settlement Policies or Booking Management Standards with respect to any theatres which are owned, managed or operated by Star or its Affiliates or which are to be owned, managed or operated by the Partnership.

(d) If the Loeks Partner hereunder shall become the Booking Agent as provided herein, the provisions of the foregoing paragraphs of this Section 17.5 shall apply to the Loeks Partner as the Booking Agent and all references to Loeks in the foregoing paragraphs of this Section 17.5 shall mean Star.

17.6. Compensation. As its sole compensation for the performance of its obligations under this Partnership Agreement, the Partnership shall pay to the Booking Agent an annual fee equal to $100,000. In addition, the Booking Agent shall be reimbursed by the Partnership for all costs and expenses incurred by the Booking Agent in connection with the performance of its duties under this Agreement. The costs and expenses for which the Booking Agent shall be reimbursed by the Partnership shall include, but not be limited to, the following:

(a) Salaries, wages, benefits, overhead and administrative expenses of the Booking Agent or of any management company retained by the Booking Agent reasonably allocable to services rendered to or for the benefit of the Partnership; and

(b) Amounts paid under contracts entered into for the benefit of the Partnership.

In the event that a person whose services are charged to the Partnership does not provide services exclusively for the Partnership, the Star Partner shall provide to the Loeks Partner, within 45 days after the end of each fiscal year, a statement of the allocation of such person’s compensation between the Partnership and others for which such person is providing services. In all events, such allocation shall be fair and reasonable under the circumstances.

On the first day of each month, the Partnership shall advance to the Booking Agent the amount budgeted for the costs and expenses described in this Section 17.6 for such month. At the end of each fiscal year, the accrued costs and expenses incurred by the Booking Agent shall be determined and (i) any advances received by the Booking Agent in excess of the amount necessary to pay all accrued costs and expenses for such fiscal year shall be returned by the Booking Agent to the Partnership and (ii) any costs and expenses incurred by the Booking Agent in excess of any advances received by the Booking Agent shall be reimbursed by the Partnership.

17.7. Booking for Jack Loeks Theatres. The Booking Agent shall, at the election of Jack Loeks Theatres, Inc., at any time and from time to time during the term of the Partnership, provide Booking Management Activities for Jack Loeks Theatres, Inc., at a fee that is reasonable and customary for theatre properties in its geographic area and in accordance with the Booking Management Standards set forth in this Article 17; provided, however, that the Booking Agent shall not be required to perform such activities for any theatre property in competition with a Theatre Property or with any other theatre property owned, operated or managed, in whole or in part, directly or indirectly, by CPE or its Affiliates or for which CPE or its Affiliates provide booking or settlement services; and provided further, that the Booking Agent shall not be required to provide any services to Jack Loeks Theatres, Inc., in circumstances which, based upon an opinion of its counsel, the Booking Agent reasonably believes constitutes a violation of law or any judgment or decree by which it is bound; and provided further, that Jack Loeks Theatres, Inc. agrees in form and substance reasonably satisfactory to the Booking Agent to indemnify the Booking Agent for all claims, costs and expenses incurred by the Booking Agent in connection with such Booking Management Activities to the extent related to the actual or alleged acts or omissions of Jack Loeks Theatres, Inc. or its affiliates, agents, employees, officers or representatives.

17.8. Indemnification. The Partnership shall indemnify and hold harmless the Booking Agent and its Affiliates, and their respective officers, directors and agents from and against all claims, losses, liabilities, damages (including repairs and replacement costs), fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, as the case may be) (“Claims”) sustained or incurred by the Booking Agent in connection with the performance of its duties under this Agreement, except in the case, of Claims resulting solely from gross negligence or willful misconduct on the part of the Star Partner or any of its Affiliates.

ARTICLE 18

PURCHASE AND SALE OPTIONS

18.1. Loss of Loeks Personal Service. (a) If, at any time, Barrie Loeks or James Loeks shall fail to provide, or shall advise the Star Partner of their unwillingness to provide, the level of personal services specified in Section 16.5 hereof for reasons other than death or permanent disability, the Star Partner, in addition to any other remedies which it may have hereunder, shall be entitled to acquire the Partnership Interest of the Loeks Partner as provided below.

(b) If (i) James or Barrie Loeks notifies the Star Partner of his or her unwillingness to provide the level of personal services required in Section 16.5 (the “Loss of Services Notice”), or (ii) James Loeks or Barrie Loeks fail to provide such level of personal services for a period of at least 60 consecutive days for reasons other than reasonable vacations, death or disability (the “Loss of Services Period”) following written notice from the Star Partner that such level of personal service is not being provided, the Star Partner shall have the right, exercisable by giving notice (the “Exercise Notice”) to the Loeks Partner within 180 days after the earliest of the date of receipt of the Loss of Services Notice or the expiration of the Loss of Services Period, provided that such level of personal services shall not have resumed prior to the date of such Exercise Notice, either to acquire the Partnership Interest (the “Subject Interest”) of the Loeks Partner or, in the alternative, to assume the duties and responsibilities, and be entitled to the rights, of the Operating Agent. The closing (the “Loss of Services Closing”) of the purchase and sale of the Subject Interest shall occur at the principal office of the Star Partner at 12 noon (New York time) on the 25th business day after delivery of the Exercise Notice. At the Loss of Services Closing, the Loeks Partner shall deliver instruments of transfer, in form reasonably satisfactory to the Star Partner and its counsel, evidencing the transfer of the Subject Interest free and clear of all liens, claims, rights of third-parties and other encumbrances, against delivery by the Star Partner of a certified check in the aggregate amount (the “Loss of Service Exercise Price”) equal to (a) 2-1/2 times the Average Annual Cash Flow plus (b) in the case of any Theatre Property which as of the Applicable Date has been in operation for less than 12 months (a “Start-up Theatre Property”), 50% of the cost basis before depreciation or amortization (as reflected in the books and records of the Partnership) (the “Cost Basis”) of the assets of such Start-up Theatre Property plus (c) 50% of Net Partnership Assets minus (d) 50% of Net Partnership Liabilities. The Applicable Date for such purpose shall be the end of the month immediately preceding the date of the Exercise Notice.

If a Partner is required pursuant to this Agreement to deliver a Partnership interest to the other Partner free and clear of Encumbrances, and fails or is unable to do so, the other Partner may, at its option, apply a portion of the purchase price for such Partnership interest to reduce, pay off or obtain the release of such Encumbrance.

18.2. Death or Disability. (a) In the event that either Barrie Loeks or James Loeks dies or is Permanently Disabled (as defined below), the survivor or the non-disabled party, as the case may be, shall, within 180 days of such event, appoint a replacement, who shall be reasonably acceptable to the Star Partner, to assume the duties of the deceased or disabled party. For purposes of this Agreement, James Loeks or Barrie Loeks shall be deemed to be Permanently Disabled if he or she has been unable to perform his or her duties under this Agreement for a period of 180 days in any period of 52 consecutive weeks.

(b) The Loeks Partner shall promptly give notice (the “Disability Notice”) to the Star Partner of the death or Permanent Disability of Barrie Loeks or James Loeks, stating the date upon which such event occurred (the “Disability Date”). Upon the failure of the Loeks Partner to appoint a replacement reasonably acceptable to the Star Partner within 180 days after the Disability Date or if both Barrie Loeks and James Loeks die or are Permanently Disabled, the Star Partner shall have the right, exercisable by giving notice (the “Disability Exercise Notice”) to the Loeks Partner within 45 days after the expiration of such 180-day period or the death or Permanent Disability of both Barrie Loeks and James Loeks, either (at the option of the Star Partner) to acquire the Partnership Interest (the “Subject Interest”) of the Loeks Partner or to assume the duties and responsibilities, and be entitled to the rights, of the Operating Agent. The closing (the “Disability Closing”) of the purchase and sale of the Subject Interest shall occur at the principal office of the Star Partner at 12 noon (New York time) on the 25th business day after delivery of the Disability Exercise Notice. At the Disability Closing, the Loeks Partner shall deliver instruments of transfer, in form reasonably satisfactory to the Star Partner and its counsel, evidencing the transfer of the Subject Interest free and clear of all liens, claims, rights of third-parties and other encumbrances, against delivery by the Star Partner of a certified check in the aggregate amount (the “Disability Exercise Price”) equal to (a) 3-1/2 times the Average Annual Cash Flow plus (b) in the case of any Start-up Theatre Property, 50% of the Cost Basis of the assets of such Start-up Theatre Property plus (c) 50% of Net Partnership Liabilities minus (d) 50% of Net Partnership Liabilities. The Applicable Date for such purpose shall be the end of the month immediately preceding the date of the Disability Exercise Notice.

ARTICLE 19

ADDITIONAL AGREEMENTS

19.1. Non-Competition. (a)(1) It is the intention of the parties, if appropriate opportunities become available, to develop and/or seek to acquire new Theatre Properties within the Territory for the benefit of the Partnership. Accordingly, the parties intend that neither Partner shall negotiate for the acquisition, directly or indirectly of any interest of any motion picture theatre in the Territory without prior discussion with the other Partner.

(2) From and after the date hereof, no Partner or any of its Affiliates shall, directly or indirectly, individually or as part of a group, own, lease, operate, rent, build, acquire an economic interest in, or provide services to, any motion picture theatre (other than the Theatre Properties) in the Territory, or enter into a definitive agreement to do any of the foregoing, or acquire or maintain an economic interest in any entity which engages in any of the foregoing activities (each, a “Restricted Investment”), unless such Partner or Affiliate (an “Investing Partner”) shall, in accordance with the following procedures, first give the Partnership the opportunity to acquire such Restricted Investment on the same terms and conditions. Notwithstanding the foregoing, the following shall not constitute “Restricted Investments”: (A) the acquisition of “beneficial ownership” (as defined in the Exchange Act) by any Partner and its Affiliates of less than 5% of any class of equity securities (whether or not entitling the holder to vote generally in the election of directors) of any corporation having any class of securities registered pursuant to Section 12 of the Exchange Act or which is subject to the reporting requirements of Section 15(d) of the Exchange Act, or voting securities of any such corporation constituting up to 5% of the voting power of such corporation, which corporation owns, leases, operates, rents or provides services to, motion picture theatres located in the Territory; (B) the acquisition by a Partner or its Affiliates of an Interest in an entity which owns, operates, leases or manages at least 50 screens, not more than 25% of which are located within the Territory if the Partner or its Affiliate within six months following such acquisition either causes such entity to dispose of such interest in such screens within the Territory or causes such entity to make an “Offer Notice” in accordance with Section 19.1(a)(3) below with respect to the theatres located in the Territory; (C) the acquisition of any capital stock of or other interest in Jack Loeks Theatres, Inc. by Barrie Loeks or James Loeks, or the provision by any of the the parties to Jack Loeks Theatres, Inc. of the services contemplated by this Agreement, including, without limitation, Sections 16.5 and 17.7 hereof and (D) the making of any investment or acquisition of any interest in or to a Theatre Property by an Affiliate of CPE which is not directly or indirectly controlled by CPE or managed by any persons employed by CPE or any of its Subsidiaries, provided, that following such acquisition, no management or booking services shall be provided to any of the theatre properties involved in such acquisition by CPE or any of its Affiliates which is directly or indirectly controlled by CPE or managed by any persons employed by CPE or any of its Subsidiaries.

(3) An Investing Partner shall deliver written notice (an “Offer Notice”) of a proposed Restricted Investment to the other Partner (the “Unaffiliated Partner”) as promptly as practicable after (a) in the case of a non-Multi-Territory Acquisition, the earlier to occur of (w) the delivery of a term sheet by or to the Investing Partner, (x) the execution of a letter of intent or agreement in principle, (y) the negotiation of a proposed form of definitive agreement, or (b) in the case of a Multi-Territory Acquisition, the date of the actual investment (or within six months thereafter in the case of an Offer Notice delivered pursuant to clause (B) of Section 19(a)(2) above), setting forth the terms of the proposed Restricted Investment. The Offer Notice shall specify, in reasonable detail, the terms and conditions of the proposed Restricted Investment and include copies of any term sheet, letter of intent or proposed form of agreement relating to the proposed Restricted Investment. If an Offer Notice shall be given, the Partnership shall have the right, exercisable by the Unaffiliated Partner alone by giving notice (an “Acceptance Notice”) to the Investing Partner within 45 days after the date on which such Unaffiliated Partner shall have first received the Offer Notice, to acquire the Restricted Investment upon the same terms and conditions set forth in the Offer Notice, the parties agreeing that in the event a proposed Restricted Investment is to be made as part of a transaction involving the acquisition (a “Multi-Territory Acquisition”) of an economic interest in assets in addition to any motion picture theatre located in the Territory, the Investing Partner shall cause the assets which comprise the Restricted Investment to be offered to be separately transferred to the Partnership at a cash purchase price equal to a fair allocation of the aggregate consideration for all assets which are a part of such transaction. If the seller in such Multi-Territory Acquisition will not make such an offer, and the Restricted Investment is acquired by the Investing Partner, the Investing Partner shall deliver an Offer Notice to the Unaffiliated Partner relating to the assets which comprise the Restricted Investment as provided in this Agreement. If the Unaffiliated Partner shall deliver on behalf of the Partnership an Acceptance Notice, the Partners shall use reasonable efforts to negotiate promptly a definitive agreement providing for the acquisition by the Partnership of the Restricted Investment and, upon the successful completion of such negotiations, the Partnership shall sign such agreement. Each of the Partners shall cooperate with the other and use its best efforts to complete the negotiations and execute such agreement. If an Acceptance Notice is given, the funds necessary to make such Restricted Investment shall be provided from: (w) first, the Partnership Note; (x) second, when funds available from the Partnership Note have been completely expended, a Capital Expenditure Loan; (y) third, when all of the Capital Expenditure Loans have been completely expended, unless the Partners otherwise agree, borrowings from a reputable financial institution by the Partnership on the most favorable commercial terms available at the time, provided that the debt/equity ratio of the Partnership immediately following any such borrowing shall not exceed 1:1; (z) fourth, after the funds listed in (w), (x) and (y) above have been completely expended, each Partner shall at the Closing of such transaction contribute to the capital of the Partnership one-half of the remaining funds needed to fund the acquisition of the Restricted Investment and provide necessary working capital, provided that the Loeks Partner shall be entitled to fund any such capital contribution by pledging its interest in the Partnership and its interest in the Partnership assets in accordance with the provisions of Section 7.2.

(4) If no Acceptance Notice shall have been delivered within 45 days after the date on which the Offer Notice shall have been delivered, or if the Unaffiliated Partner shall not have, on behalf of the Partnership, within 90 days after the date on which the Acceptance Notice shall have been delivered, executed a definitive agreement providing for the acquisition by the Partnership of the Restricted Investment, the Investing Partner may, no later than 30 days after the end of the later of such 45-day or 90-day period, sign a definitive agreement providing for the consummation of such Restricted Investment on terms and conditions no more favorable to the Investing Partner than as set forth in the Offer Notice. If the Investing Partner shall not execute such definitive agreement within such period and thereafter proceed to acquire the Restricted Investment pursuant to such definitive agreement, the provisions of this Section 19.1 shall again apply to such Restricted Investment, and no acquisition of a Restricted Investment shall be made otherwise than in accordance with the terms of this Section 19.1.

(5) In the event that an Investing Partner acquires a Restricted Investment in accordance with the terms of this Section 19.1, the Investing Partner shall have the right, exercisable within 90 days of the date of acquisition, to cause the Partnership, to the extent permitted by applicable law, to manage, operate, book, and settle each motion picture theatre which is the subject of the Restricted Investment as if it were a Theatre Property, and the Partners hereby agree (subject to Section 19.1(b) below) that each such motion picture theatre shall be deemed, to the extent permitted by applicable law, to be a Theatre Property for purposes of determining the scope of the duties and powers of the Booking Agent and Operating Agent hereunder. The Investing Partner shall be entitled to cancel such management arrangements at any time on 180 days’ notice and upon payment of fees accrued to the Partnership to the date of cancellation. As compensation for such operating and booking services, the Investing Partner shall cause to be paid to the Partnership for each year (or portion thereof) that each such theatre is managed by the Partnership an annual fee which shall be 6% of the gross revenue attributable to such theatre in each year (or portion thereof) during which such theatre is so operated and booked by the Partnership.

(b) The Booking Agent, in booking any motion picture theatre which is the subject of the Restricted Investment and settling films exhibited thereat pursuant to Section 19.1(a) above, (i) shall take into account as a priority the best interests of the Theatre Properties which are not Restricted Investments and (ii) shall not book any such theatre, or settle any films exhibited at such theatre, in a manner which adversely affects the Partnership.

(c) Notwithstanding any provision of this Section 19.1 to the contrary, neither Partner may make or acquire or allow any of its Affiliates to make or acquire a Restricted Investment involving any motion picture theatre within a three mile radius of any Theatre Property without the prior written consent of the other Partner.

19.2. Lease Renewals. (a) The Operating Agent shall have primary responsibility for conducting negotiations relating to the renewal of Leases, unless the landlord or sub-landlord under any Lease shall be the Loeks Partner or any Affiliate thereof, or Jack Loeks Theatres, Inc. or an Affiliate of Jack Loeks Theatres, Inc. in which event the Star Partner shall have primary responsibility for conducting negotiations relating to such Lease. The Partner which shall have primary responsibility for conducting negotiations relating to the renewal of any Lease shall keep the other Partner informed of the progress of such negotiations and the proposed terms of renewal of such Lease and the other Partner may attend and participate in such negotiations.

(b) The renewal of any Lease shall require the unanimous consent of both Partners. On or before the fifteenth day (the “Communication Date”) prior to the earlier of (x) the expiration of any Lease which does not grant to the Partnership a renewal option or (y) the last day for the Partnership to give notice of its election to renew any Lease in accordance with its terms (either of such days referred to as the “Expiration Date”), the Partner which shall have primary responsibility for conducting negotiations relating to the renewal of such Lease, after taking into account the status of negotiations with the landlord immediately prior to the Communication Date, shall inform the other Partner of the proposed terms of renewal of such Lease which are acceptable to the lessor of the Property. If neither Partner shall object to such proposed terms by the fifth day (the “Objection Date”) after the Communication Date, the responsible Partner shall use its best efforts to complete its negotiations and renew the Lease on terms which are at least as favorable to the Partnership as described by such responsible Partner on the Communication Date.

(c) In the event that on or prior to the Objection Date either Partner shall object to the proposed terms of renewal of any Lease (either such Partner referred to as the “Objecting Partner”), at the request of the other Partner (the “Non-Objecting Partner”), the Partnership shall assign to the Non-Objecting Partner, for no consideration, all of the Partnership’s right, title and interest in and to such Lease, including any renewal rights, and shall sell to the Non-Objecting Partner, at their fair market value as jointly determined by both Partners in good faith, the Partnership’s interest in all tangible property, fixtures and improvements located in the Theatre Property which is subject to such Lease, together with the business, if any, as a going concern of such Theatre Property, concurrently with the later of the renewal of such Lease (the “Renewed Lease”) or the expiration of the term of such lease prior to its renewal. If the Partners are unable to agree on the fair market value of such tangible property, fixtures and improvements, such fair market value shall be determined by an independent appraiser selected by both Partners or, if they are unable to agree, the Accountant. The Renewed Lease shall be on terms not materially more favorable to the Non-Objecting Partner than the terms rejected by the Objecting Partner. The Non-Objecting Partner shall be liable for and shall pay all transfer, sales, use, stamp, withholding, gains, and other Taxes in connection with such transfer, and all costs of recording instruments effecting such transfer and related documents, including reasonable attorneys’ fees of the Partnership.

(d) The Non-Objecting Partner shall have the right, exercisable within 10 days after the date of renewal of the Renewed Lease, to cause the Partnership to manage and book the Theatre Property which is the subject of such Renewed Lease on the terms and subject to the conditions set forth in Section 19.1(a)(5) hereof but subject to the provisions of Section 19.1(b) as if such Theatre Property were a Restricted Investment.

(e) If the renewal or transfer of any lease to the Non-Objecting Partner requires the consent or approval of a landlord, mortgagee or other Person which is not obtained, both Partners will use their best efforts to enter into a management contract or other arrangement that transfers to the Non-Objecting Partner the rights and obligations it would have obtained or incurred had it succeeded to such lease as tenant or sub-tenant, provided the Partnership shall be adequately indemnified by the Non-Objecting Partner, on terms and conditions satisfactory to the Objecting Partner, against all losses, liabilities, costs, and expenses in respect of or relating to such management contract or other arrangement.

19.3. Tax Year; Fiscal Year. If permission is granted by the Internal Revenue Service, the Partnership’s Taxable year shall be the period in each year beginning on March 1 and ending on February 28 or 29, or such year as shall be selected from time to time jointly by the Partners consistent with applicable law, except that the initial Taxable year of the Partnership shall be the period beginning on the date hereof and ending on February 28, 1989. The Partnership shall promptly apply to the Internal Revenue Service for special permission to use such Taxable year provided, that if such permission is not granted, the Partnership’s Taxable year shall be the period in each year beginning on January 1 and ending on December 31. The Partnership’s fiscal year shall be the period in each year beginning on March 1 and ending on February 28 or 29, or such year as shall be selected from time to time jointly by the Partners consistent with applicable law, except that the initial fiscal year shall be the period beginning on the date hereof and ending on February 28, 1989.

19.4. Accountant. The books and records of the Partnership shall be audited by a reputable firm of independent certified public accountants selected by both Partners (the “Accountant”). The initial Accountant shall be Ernst & Whinney. The Partnership shall pay the fees and expenses of the Accountant.

19.5. Transfer Taxes. In the event of any sale of a Partnership Interest to a Partner pursuant to Section 18.1, 18.2 or 18.3, the selling Partner shall be liable for and shall pay all transfer, sales, use, stamp, withholding and other Taxes.

ARTICLE 20

APPLICATION OF FUNDS

20.1. Operating Accounts. Except as otherwise agreed by both Partners, the Operating Agent shall cause the Partnership to open and maintain such account or accounts (collectively, “Operating Accounts”) as the Operating Agent shall deem necessary or appropriate in a banking institution or institutions in Michigan jointly designated from time to time by both the Partners in the Partnership’s name. Duly authorized representatives of each of the Operating Agent and the Booking Agent, without the approval of the duly authorized representatives of the other, shall be entitled to make deposits. Withdrawals from any Operating Account shall only require the approval of the Operating Agent; provided, however, that the Operating Agent shall obtain the approval of an authorized representative of the Booking Agent before making any withdrawal that is not covered by the Approved Budgets. The Operating Agent shall cause the Partnership to deposit in the Operating Accounts as promptly as practicable all receipts and revenues received from the sale of admissions tickets, concession items or otherwise and all funds collected by the Partnership or by the Operating Agent on behalf of the Partnership under this Agreement and shall not commingle such revenues or funds with the revenues or funds of the Operating Agent, any of its affiliates or others. All revenues and funds deposited in the Operating Accounts shall be and remain the Partnership’s property. Each of the Operating Agent and Booking Agent agrees that, in performing its duties and exercising its powers hereunder as Operating Agent or Booking Agent, as the case may be, it is acting as agent for the Partnership; accordingly, all funds, property or other benefits which it may receive in performing such duties or exercising such powers shall be held by it as agent for the benefit of, and in trust for, the Partnership.

20.2. Payment of Expenses. If at any time the funds in the Operating Accounts are insufficient to pay the expenses of the Partnership, such funds shall be disbursed in the following order of priority:

(a) First, to the payment of payroll expenses (including FICA and income Tax withholding) for employees of the Partnership or the Operating Agent on behalf of the Partnership;

(b) Next, to the payment of debt service under any mortgages affecting any Theatre Property which it is the obligation of the Partnership to pay;

(c) Next, to the payment of Impositions;

(d) Next, to the payment of rent and other charges under any lease;

(e) Next, to the payment of utilities;

(f) Next, to the payment of insurance premiums;

(g) Next, to the payment of Film Settlements;

(h) Next, to the payment of direct operating expenses or liabilities of the Partnership;

(i) Next, to the payment of loans from any Partner including any Capital Expenditure Loans outstanding from Star or its Affiliates; and

(j) Next, to the payment of indirect operating expenses or liabilities of the Partnership including fees of the Operating Agent and the Booking Agent.

If after applying all funds in the Operating Accounts in the priority required by the previous sentence the funds in the Operating Accounts are insufficient to pay all the expenses, referred to in any of clauses (a) through (j) above, then, after paying in full all the expenses referred to in any clause having higher priority, the Operating Agent shall apply any remaining funds in the Operating Accounts to the payment of the expenses referred to in any such clause as jointly determined by the Partners in good faith.

If the Operating Agent shall fail to apply the funds in the Operating Accounts as required by this Agreement, the Booking Agent shall be entitled to apply such funds as so required.

20.3. Budgets.

(a) Capital Budgets. The Operating Agent shall prepare a pro forma capital budget for the Partnership as promptly as practicable after the date hereof for the first Operating Year and thereafter at least thirty days prior to the beginning of each subsequent Operating Year. Each pro forma capital budget must be jointly approved by both Partners and the budget so approved shall be deemed to be an “Approved Capital Budget” for the period covered by such budget.

(b) Annual Operating Budgets. The Partners shall jointly approve an annual operating budget for the Partnership as promptly as practicable after the date hereof for the first Operating Year and thereafter at least thirty days prior to the beginning of each subsequent Operating Year. The Partners shall jointly agree on a range of projected gross box office receipts to be utilized in formulating the operating budget. Based on the agreed upon range of projected gross box office receipts, (i) the Booking Agent shall prepare a pro forma budget for all costs of film rental and of booking film, including all charges payable to the Booking Agent pursuant to this Agreement, and (ii) the Operating Agent shall prepare a pro forma budget for all costs pertaining to the operation and maintenance of each Theatre Property. These budgets shall be combined in a pro forma operating budget. The individual line items in the pro forma operating budget may be expressed as a range of dollar amounts, a fixed percentage of box office sales and/or concession sales, or a range of such percentages.

Unless both Partners jointly agree otherwise, each such pro forma operating budget shall be substantially in the same form as the Approved Budget in effect for the prior Operating Year (exclusive of extraordinary items in the Approved Budget for the prior Operating Year) and shall set forth costs on an annual basis for each Theatre Property. Each pro forma operating budget must be jointly approved by both Partners. Any pro forma operating budget so approved shall be deemed to be an “Approved Operating Budget” - for the period covered by such budget. Notwithstanding the foregoing, each Approved Operating Budget shall provide for the expenditure, at the Operating Agent’s discretion, of up to 1% of total revenues of all Partnership Theatre Properties in the preceding year for maintenance, repairs, replacement and refurbishment of the Theatre Properties (the “Guaranteed Repair and Replacement Fund”). The Star Partner shall not be entitled to disapprove the Guaranteed Repair and Replacement Fund.

(c) Dispute Resolution. In the event any item set forth in a pro forma operating budget (other than the Guaranteed Repair and Replacement Fund) is not approved (the “Disputed Item”), the Partners shall negotiate in good faith to reach joint approval on the Disputed Item. In the event the Partners are unable to negotiate an Approved Operating Budget, each Partner shall independently propose the amount to be budgeted for each Disputed Item which is a regularly occurring expense that was included in the prior year’s Approved Operating Budget and which will not be materially affected by a change in the number of theatre screens or locations since the preparation of the prior year’s Approved Operating Budget. If each of the amounts of the Disputed Item proposed by the Operating Agent and the Booking Agent is greater than 95% of the amount of the Disputed Item for the immediately preceding Operating Year, the amount of the Disputed Item set forth in the Approved Operating Budget shall be the lower of the amounts proposed by the Operating Agent and the Booking Agent. If each of the amounts of the Disputed Item proposed by the Operating Agent and the Booking Agent is lower than 95% of the amount of the Disputed Item for the immediately preceding Operating Year, the amount of the Disputed Item set forth in the Approved Operating Budget shall be the greater of the amounts proposed by the Operating Agent and the Booking Agent. If only one of the amounts of the Disputed Item proposed by the Operating Agent and the Booking Agent is less than or equal to 95% of the amount of the Disputed Item for the immediately preceding Operating Year, the amount of the Disputed Item set forth in the Approved Operating Budget shall be 95% of the amount of the Disputed Item for the immediately preceding year.

In the event a Disputed Item is materially affected by a change in the number of theatre screens or locations since the preparation of the prior year’s Approved Budget, the above dispute resolution formula shall apply, provided, however, that in applying the formula the amount of the Disputed Item for the immediately preceding Operating Year shall be adjusted pro rata for the number of theatre screens to be operated by the Partnership during the next Operating Year.

(d) Limitations of Approved Budgets. Except as otherwise specifically provided in this Agreement, the Operating Agent shall not incur or be required to incur on behalf of the Partnership any capital expenditures during any period except within the limitations established by and in accordance with the Approved Capital Budget for such period. Except as otherwise specifically provided in this Agreement, the Operating Agent shall not incur or be required to incur on behalf of the Partnership any costs or expenses in connection with the operation or maintenance of the Theatre Properties during any Operating Year except within the limitations established by and in accordance with the Approved Operating Budget for such Operating Year.

(e) Adjustment of Approved Budgets. In the event that there is reason to believe that actual costs will exceed the budgeted amounts for any major expense category, the Operating Agent, in the case of capital or operating expenses, or the Booking Agent, in the case of film rental and booking expenses, shall promptly notify the other Partner in writing of the projected amount by which actual costs are reasonably expected to exceed the budget and the particular reasons therefor. Promptly after delivery and receipt of such notice, the Partners shall negotiate in good faith to make any necessary adjustment to the Approved Budget. Any such adjustments jointly approved by the Partners shall automatically be incorporated in and become a part of the Approved Budget for all purposes hereunder.

ARTICLE 21

TRANSFER OF PARTNERSHIP INTERESTS

21.1. Prohibited Transfers. Except in accordance with, and as permitted by, Section 7.1, 7.2, 18.1, 18.2, 21.2, 21.3 or 21,4, a Partner may not, directly or indirectly, sell, assign, transfer, mortgage, pledge or collaterally assign, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”), all or any part of its Partnership Interest, in whole or in part, without the prior written consent of the other Partner. For purposes of this Agreement, except as specified herein, any voluntary or involuntary change in the ownership or control of any of the Persons which, directly or indirectly, own a controlling interest in a Partner or is a Partner (an “Upper Tier Transfer”), including, without limitation, the Transfer by Barrie Loeks or James Loeks of any shares of capital stock or other equity or partnership interest (or of any Subsidiary, partnership or other entity which owns any interest in the Loeks Partner), shall be deemed a Transfer of a Partnership Interest except that any change in the ownership of the outstanding capital stock of CPE (or any successor thereto) or in the ownership of substantially all of its assets (other than its Partnership Interest or its stock in Star, which shall only be transferred in accordance with Section 21.4 below) shall not be deemed to be a Transfer.

21.2. Permitted Transfers. Notwithstanding the provisions of Section 21.1, but subject to the provisions of Sections 21.6, 21.7 and 21.8, a Partner may, without the consent of the other Partner, Transfer all (but not less than all) of its Partnership Interest to any of the following persons: (i) if such Transfer is not an Upper Tier Transfer, to any wholly owned direct or indirect Subsidiary of CPE or Barrie and James Loeks, or (ii) if such Transfer is an Upper Tier Transfer involving solely the direct transfer of all (but not less than all) of the capital stock of the Partner, to any wholly owned direct or indirect Subsidiary of CPE or James Loeks and Barrie Loeks. In addition, notwithstanding the provisions of Section 21.1, James Loeks and Barrie Loeks may, without the consent of the Star Partner, transfer all or any portion of their interest in the Loeks Partner to one or more trusts which have as their beneficiaries only James Loeks, Barrie Loeks, and their heirs and with respect to which the power to direct the voting of such interests is reserved to James Loeks and/or Barrie Loeks for their lives.

21.3. Loeks Option to Sell. (a) At any time after 10 years from the date hereof, the Loeks Partner shall have the option to sell, upon 20 business days notice (the “Sale Notice”), its Partnership Interest (the “Subject Interest”) to the Star Partner. The Closing (the “Sale Closing”) of the purchase and sale of the Subject Interest shall occur at the principal office of the Star Partner at 12 noon (New York City time) on the 25th business day after delivery of the Sale Notice. At the Sale Closing, the Loeks Partner shall deliver instruments of transfer, in form reasonably satisfactory to the Star Partner and its counsel, evidencing the transfer of the Subject Interest free and clear of all liens, claims, rights of third-parties and other encumbrances, against delivery by the Star Partner of a certified check in the aggregate amount (the “Sale Price”) equal to (a) 3 times the Average Annual Cash Flow plus (b) in the case of any Start-up Theatre Property, 50% of the Cost Basis of the assets of such Start-up Theatre Property plus (c) 50% of Net Partnership Assets minus (d) 50% of Net Partnership Liabilities. The Applicable Date for such purpose shall be the end of the month immediately preceding the date of the Sale Notice.

(b) If, at any time after 10 years from the date hereof, the Loeks Partner receives a bona fide cash offer, in writing, from a responsible third party (the “Third Party Offeror”) which the Loeks Partner wishes to accept for the purchase of the assets of all of the Theatre Properties or all of the Partnership Interests of Loeks and Star, free of all claims, liens, and encumbrances, at a purchase price (the “Bona Fide Offer Price”) in excess of twice the amount of the Sale Price specified in Section 21.3(a) hereof, it shall so notify the Star Partner, setting forth in such notice (the “Third Party Offer Notice”), the name of the Third Party Offeror, a description of its business, ownership and financial status, the Bona Fide Offer Price and all other terms and conditions of the proposed transaction. The Star Partner shall, within 20 days of receipt of the Third Party Offer Notice, notify the Loeks Partner (the “Third Party Exercise Notice”) that it will exercise its option to either (i) purchase the Partnership Interest of the Loeks Partner at a proportion of the Bona Fide Offer Price equal to the Loeks Partner’s Percentage Interest in the Partnership and in accordance with the other terms and conditions set forth in the Third Party Offer Notice or (ii) sell all of the assets of all of the Theatre Properties or all of the Partnership Interests of Loeks and Star to the Third Party Offeror at the Bona Fide Offer Price and on the same terms and conditions as the Bona Fide Offer. If the Star Partner elects the option under clause (ii) above, the Loeks Partner may not sell or Transfer its beneficial interest in the Partnership pursuant to this paragraph unless the Third Party Offeror agrees to concurrently purchase the Partnership Interest of the Star Partner, pursuant to this Section 21.3(b).

(c) If the Star Partner elects the option under clause (b)(i) above, the closing of the purchase and sale of the Loeks Partner’s Partnership Interest shall occur at the principal office of the Star Partner at 12 noon (New York City time) on the 25th business day after delivery of the Third Party Exercise Notice At such closing, the Loeks Partner shall deliver instruments of transfer, in form reasonably satisfactory to the Star Partner and its counsel, evidencing the transfer of the Subject Interest, free and clear of all liens, claims, mortgages, rights of third parties and other encumbrances, against delivery by the Star Partner of a certified check in the aggregate amount equal to the proportion of the Bona Fide Offer Price equal to the Loeks Partner’s Percentage Interest in the Partnership.

(d) If the Star Partner elects the option under clause (b)(ii) above, the closing of the purchase and sale shall occur at the principal office of the Star Partner at 12 noon (New York time) on no later than the 60th business day after delivery of the Third Party Exercise Notice. At such closing, the Loeks Partner and the Star Partner shall deliver instruments of transfer, evidencing the transfer of the respective Partnership Interests’ or assets of the Theatre Properties, as the case may be, free and clear of all liens, claims, mortgages, rights of third parties and other encumbrances, against delivery by the Third Party Offeror of a certified check to each of the Loeks Partner and the Star Partner in the aggregate amount equal to the Bona Fide Offer Price.

(e) If, between 5 and 10 years from the date hereof the Loeks Partner receives a bona fide cash offer, in writing, from a responsible third party which the Loeks Partner wishes to accept for the purchase of its Partnership Interest (the “Subject Interest”), it shall so notify the Star Partner, setting forth in such notice (the “Loeks Sale Notice”) the name of such purchaser and a description of its business, ownership and financial status. The Star Partner shall, within 45 days of receipt of the Loeks Sale Notice, notify the Loeks Partner that it will exercise its option to either (i) purchase the Partnership Interest of the Loeks Partner at the purchase price set forth in Section 21.3(f) hereof or (ii) take no action with respect to the proposed transaction. If the Star Partner does not respond within such 45-day period, it will be deemed to have elected the option under clause (ii) above. If the Star Partner elects or is deemed to elect the option under clause (ii) above, and the Loeks Partner’s Partnership Interest is sold pursuant to this Section 21.3(e), upon such sale the purchaser shall agree to be bound by, and shall be entitled to the benefit of, all of the provisions of this Partnership Agreement applicable to the Loeks Partner (other than the right to act as Operating Agent), including without limitation, the restrictions on transfer contained in this Article 21. In addition, the Star Partner shall have the option, exercisable within 90 days after the closing of such sale, to assume the duties and responsibilities and succeed to the rights of the Operating Agent. In the event of a sale of the Loeks Partner’s Partnership Interest pursuant to this Section 21.3(e), James Loeks and Barrie Loeks shall be released from the personal service obligations provided in Section 16.5 above.

(f) The closing (the “Intent to Sell Closing”) of the purchase and sale of the Subject Interest to the Star Partner pursuant to Section 21.3(e)(i) hereof shall occur at the principal office of the Star Partner at 12 noon (New York City time) on the 25th business day after delivery of the Intent to Sell Exercise Notice. At the Intent to Sell Closing, the Loeks Partner shall deliver instruments of transfer, in form reasonably satisfactory to the Star Partner and its counsel, evidencing the transfer of the Subject Interest free and clear of all liens, claims, rights of third-parties and other encumbrances, against delivery by the Star Partner of a certified check in the aggregate amount (the “Intent to Sell Exercise Price”) equal to (a) 2-1/2 times the Average Annual Cash Flow plus (b) in the case of any Start-up Theatre Property, 50% of the Cost Basis of the assets of such Start-up Theatre Property plus (c) 50% of Net Partnership Assets minus (d) 50% of Net Partnership Liabilities. The Appropriate Date for such purpose shall be the end of the month immediately preceding the date of the Intent to Sell Exercise Notice.

21.4. Sale of Star by CPE. (a) If, at any time, CPE or Star receives an offer which it wishes to accept for the purchase of its Partnership Interest, it shall so notify the Loeks Partner, setting forth in such notice (the “Star Sale Notice”) the name of such purchaser (the “Star Transferee”) and a description of its business, ownership and financial status. The Loeks Partner shall, within 90 days of receipt of the Star Sale Notice, notify the Star Partner (the “Loeks Exercise Notice”) that it will exercise its option to (i) sell its Partnership Interest to the Star Partner, (ii) in the event the Star Transferee (A) does not, at the time of such sale, operate and manage at least 50 motion picture exhibition screens or (B) does not, in the reasonable good faith judgment of the Loeks Partner, have the ability and experience to book the Theatre Properties as First-Class Theatres in accordance with the Booking Management Standards or (C) does not, in the reasonable good faith judgment of the Loeks Partner, have the financial ability to fulfill Star’s obligations hereunder, purchase the Star Partner’s Partnership Interest, (iii) under the circumstances of clause (ii) above, assume the duties and responsibilities of the Booking Agent, or (iv) take no action with respect to the proposed transaction. If the Loeks Partner does not respond within such 90-day period, it will be deemed to have elected the option under clause (iv) above.

(b) If the Loeks Partner elects the option under clause (a)(i) above, the closing of the purchase and sale of the Loeks Partner’s Partnership Interest shall occur at the principal office of the Star Partner at 12 noon (New York City time) on the 25th business day after delivery of the Loeks Exercise Notice. At such closing, the Loeks Partner shall deliver instruments of transfer, in form reasonably satisfactory to the Star Partner and its counsel, evidencing the transfer of the Subject Interest, free and clear of all liens, claims, rights of third parties and other encumbrances, against delivery by the Star Partner of a certified check in the aggregate amount equal to (a) 4 times the Average Annual Cash Flow plus (b) in the case of any Start-up Theatre Property, 50% of the Cost Basis of the assets of such Start-up Theatre Property plus (c) 50% of Net Partnership Assets minus (b) 50% of Net Partnership Liabilities. The Applicable Date for such purpose shall be the end of the month immediately preceding the date of the Loeks Exercise Notice.

(c) If the Loeks Partner elects the option under clause (a)(ii) above, the closing of the purchase and sale of the Star Partner’s Partnership Interest shall occur at the principal office of Star at 12 noon (New York time) on the 25th business day after delivery of the Loeks Exercise Notice. At such closing, Star shall deliver instruments of transfer in form reasonably satisfactory to the Loeks Partner and its counsel, evidencing the transfer of the respective Partnership Interests, free and clear of all liens, claims, rights of third parties and other encumbrances, against delivery by the Loeks Partner of a certified check to Star in the aggregate amount equal to (a) 2-1/2 times the Average Annual Cash Flow plus (b) in the case of any Start-up Theatre Property, 50% of the Cost Basis of the assets of such Start-up Theatre Property plus (c) 50% of Net Partnership Assets minus (d) 50% of Net Partnership Liabilities. The Appropriate Date for such purpose shall be the end of the month immediately preceding the date of the Loeks Exercise Notice.

21.5. Exercise Price; Adjustments. Each of the Loss of Service Exercise Price, the Disability Exercise Price, the Sale Price, the Intent to Sell Exercise Price, the Star Sale Exercise Price and the Loeks Purchase Price (any of the foregoing being referred to as the “Exercise Prices”) shall be determined from the books and records of the Partnership as audited (the “Audit”) for the applicable period by the Accountant. If on the date scheduled for any of the closings pursuant to Sections 18.1, 18.2, 21.3 or 21.4 the Audit has not been completed, the purchaser shall estimate in good faith the Exercise Price and pay such estimated amount pending completion of the Audit (the “Audit Completion Date”). Promptly upon final determination of such Exercise Price, the purchaser shall pay any excess amount due, with interest thereon at the Prime Rate in effect from time to time through the date of payment, and the seller shall refund to the purchaser any excess amount it shall have received, with interest thereon at the Prime Rate in effect through the date of payment.

21.6. Transfer Agreements. At the closing of any sale of a Partnership Interest pursuant to Section 18.1, 18.2, 21.3 or 21.4; (i) the instrument of transfer required to be delivered by the selling Partner shall contain a surviving representation concerning the absence of liens and encumbrances and shall contain a provision indemnifying and holding the purchasing Partner harmless from any loss, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation; and (ii) the selling Partner shall pay all transfer, stamp or gains Tax and any similar taxes due in connection with the conveyance of its Partnership Interest to the purchasing Partner.

21.7. Constructive Termination. (a) If a Partner (the “Transferring Partner”) Transfers its Partnership Interest as permitted by Section 21.2 or to a third party pursuant to Section 21.3 or 21.4 and such Transfer results in the termination (or a Partner or Loeks or CPE directly or indirectly enters into another transaction not defined as or deemed to be a Transfer under Section 18.1 which results in the termination (such other transaction being deemed a Transfer for purposes of this Section 21.7)) of the Partnership for Federal income Tax purposes pursuant to Section 708(b)(1)(B) of the Code (a “Constructive Termination”) (Loeks and Star acknowledging that any Transfer permitted by clause (i) of Section 21.2 and any transfer to a third party pursuant to Section 21.3 or 21.4, would result in a Constructive Termination based on Section 708(b)(1)(B) of the Code as in effect on the date hereof as construed under applicable regulations and other judicial authority in effect on the date hereof), the Transferring Partner shall indemnify the other Partner (the “Continuing Partner”) as provided in Section 21.7(b) hereof.

(b) Unless the Partners otherwise agree, the amount of the indemnification payment (the “Termination Settlement”) shall be the present value (as of the date of Transfer and computed with reference to the Prime Rate in effect on the date of Transfer (the “Interest Rate”)) of the net increase in the Continuing Partner’s Taxes (taking into account any offsetting reduction in the Continuing Partner’s Taxes) resulting at any time from the Constructive Termination and the receipt of the Termination Settlement. In determining such Tax increases and reductions, it shall be assumed that (A) no Tax legislation will be enacted after the Settlement Notice (as defined below) has been delivered (“Delivery”); (B) for the Taxable years of the Continuing Partner in or after which Delivery occurs, the Continuing Partner, will be a taxpayer subject to Federal income Tax at the maximum rate applicable to corporations; (C) there will not be any income Tax consequences resulting from the sale or exchange of Partnership property or the Continuing Partner’s Partnership Interest after Delivery; and (D) all other facts and circumstances (for example, the percentage of income allocable to the various states to which the Continuing Partner pays income Taxes) relevant to the determination of the Taxes of the Continuing Partner for the Taxable year of Delivery and later Taxable years shall be the same as for the Continuing Partner’s Taxable year immediately preceding its Taxable year in which Delivery occurs. The Payment of the Termination Settlement shall be made promptly after its final determination and shall be increased by interest thereon calculated at the Interest Rate from the date of the Constructive Termination to the date of payment.

21.8. Effective Date of Transfers. For financial and Tax reporting purposes, every sale, assignment or other Transfer (as distinguished from the original issuance) of any Partnership Interest or portion thereof shall be deemed to have occurred, and shall have no prior effect, as of the close of business on the day on which such event shall have in fact occurred.

21.9. Conditions Applicable to All Transfers. (a) Compliance With Laws, etc. Notwithstanding anything to the contrary contained in this Agreement, the Transfer of any Partnership Interest made pursuant to Sections 18.1, 18.2, 21.2, 21.3 or 21.4 shall be made in full compliance with (i) all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies,, agencies and subdivisions having jurisdiction over the Partnership and the Theatre Properties, and (ii) the Key Documents affecting the Theatre Properties, so that the operation of the Theatre Properties can continue without interruption and without violation of any applicable law or any of such instruments. In the event that any filing, application, approval or consent is required in connection with any such sale, assignment or transfer, the Transferring Partner shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the other Partner for any costs or expenses (including attorneys’ fees) incurred by such Partner in connection with any filing, application, approval or consent. If, pursuant to any such requirement, a closing is required to be postponed, such closing shall be postponed until such requirement can be fulfilled and the Partners shall use their best efforts to cause such requirement to be fulfilled as promptly as possible or practicable.

(b) Instruments of Transfer. Notwithstanding anything to the contrary contained in this Agreement, no Transfer of any Partnership Interest (excluding, for purposes of this Section 21.9(b) an Upper Tier Transfer) shall be binding upon the other Partner or the Partnership unless and until (i) true copies of the instruments of Transfer executed and delivered pursuant to or in connection with such transfer shall have been delivered to such other Partner and the Partnership, (ii) the transferee shall have delivered to such other Partner and the Partnership an executed and acknowledged assumption agreement, which shall be in form and substance satisfactory to the other Partner, pursuant to which the transferee assumes from and after the date of the transfer all the obligations of the transferor hereunder, whether theretofore accrued or thereafter accruing, and agrees to be bound by all the provisions of this Agreement applicable to the Transferor, and (iii) the transferee shall have executed, acknowledged and delivered any instruments required under the Partnership Act to effect such transfer and its admission to the Partnership, and (iv) shall have designated an address for delivery of notices. The transferor shall continue to remain jointly and severally liable with its transferees for all obligations (accrued as of or accruing after the date of transfer) of the transferor under this Agreement notwithstanding any transfer pursuant to Section 18.1, 18.2, 21.2, 21.3 or 21.4. In connection with any Transfer permitted under Section 21.2, 21.3 or 21.4, each Partner hereby consents to the withdrawal of the transferor Partner as a Partner and the admission of the transferee Partner as a Partner with the rights of the transferor Partner hereunder, including, without limitation, rights with respect to management and distributions, except the transferor Partner shall lose the right to serve as the Operating Agent or Booking Agent (and the other Partner shall succeed to the position of the Operating Agent or Booking Agent, as the case may be) unless the other Partner shall otherwise agree.

(c) Transferees by Operation of Law. If, notwithstanding the provisions of Section 21.1, any Person acquires all or any part of a Partnership Interest or a direct or indirect ownership or controlling interest in a Partner in violation of this Article 21 by operation of law or judicial proceeding, the holder(s) of the affected interest shall have no right, directly or indirectly, to take action under this Agreement, and the Partner whose interest was affected shall be deemed to be in default under Article 23.

ARTICLE 22

WITHDRAWAL OF A PARTNER

22.1. No Withdrawal. No Partner shall withdraw from the Partnership, except in connection with a Transfer of its Partnership Interest in accordance with Section 18.1, 18.2, 18.3, 21.2, 21.3 or 21.4.

22.2. Events of Withdrawal. If a Partner withdraws from the Partnership in contravention of Section 22.1 (any such withdrawal an “Event of Withdrawal”), such Partner shall be deemed “a Withdrawn Partner.”

22.3. Effect of Partner Becoming a Withdrawn Partner. If a Partner becomes a Withdrawn Partner, the following shall apply: (a) the business of the Partnership may, at the option of the remaining Partner, be dissolved in accordance with Section 24.1; (b) the Withdrawn Partner shall cease to have any rights either as Booking Agent or Operating Agent and all such rights shall be assumed by the remaining Partner; and (c) at the option of the remaining Partner to be exercised within 90 days after the occurrence of the Event of Withdrawal, the successor, if any, of the Withdrawn Partner shall be admitted as a successor Partner, except that such successor Partner shall have no right to participate in Partnership decisions or management and shall have only such rights in respect of management as are those of a limited partner under the Michigan Uniform Limited Partnership Act.

ARTICLE 23

DEFAULT

23.1. Events of Default. The following events each shall be events of default (an “Event of Default”):

(a) Any Partner fails to make any contribution or payment which it is required to make under this Agreement or the Partnership Note when due, and such failure continues for teen business days after demand therefor by any other Partner;

(b) Any Partner defaults in the observance or performance of any material term, covenant or condition of this Agreement, other than a default in making a contribution or payment, and such default continues for forty (40) business days after such Partner receives written notice thereof from the other Partner; or

(c) Any Partner Transfers all or part of its interest in the Partnership in violation of Article 21 or withdraws from the Partnership in contravention of Section 22.1.

23.2. Remedies. If any Partner is in default hereunder (whichever Partner is, or is deemed to be, in default is hereinafter referred to as the “Defaulting Partner” and whichever is not, or is not deemed to be, in default is hereinafter referred to as the “Non-Defaulting Partner”) any Non-Defaulting Partner may on behalf of the Partnership and on its own behalf exercise either of the following remedies:

(a) institute suit in any court of competent jurisdiction to obtain (x) specific performance of the obligations of the Defaulting Partner under this Agreement, (y) reimbursement for all costs of court and reasonable attorneys’ fees thereby incurred and (z) damages, if any, resulting to the Partnership or the Non-Defaulting Partner from such default by the Defaulting Partner, plus interest thereon at the Prime Rate + 4% (the “Default Rate”) from the date incurred until the date paid; or (b) cure the default, in which case the Defaulting Partner shall pay to the Partnership, on demand, the cost of such cure together with interest thereon at the Default Rate from the date incurred until the date paid. The right of the Partnership and the Non-Defaulting Partner to proceed against the Defaulting Partner under this Section 19.2 shall be in addition to all other rights and remedies of the Partnership and the Non-Defaulting Partner against the Defaulting Partner, either at law or in equity or under this Agreement, including, without limitation, upon a default of the Operating Agent, the right of the Booking Agent to assume the duties and responsibilities and be entitled to the rights of the Operating Agent until such default shall be cured and, upon a default of the Booking Agent, the right of the Operating Agent to assume the duties and responsibilities and be entitled to the rights of the Booking Agent until such default shall be cured.

ARTICLE 24

DISSOLUTION AND LIQUIDATION

24.1. Events of Dissolution. The Partnership shall be dissolved upon the earliest to occur of the following: (a) the expiration of the term of the Partnership; (b) the mutual consent of the Partners; (c) the occurrence of an Event of Withdrawal with respect to all of the Partners of the Partnership or with respect to any Partner unless the remaining Partner(s) elects to continue the business of the Partnership; (d) the sale, taking in condemnation or by eminent domain or other disposition of all or substantially all of the Partnership’s assets; (e) the occurrence of a final order to sell the Theatre Properties by any court or government agency; or (f) any other termination of the Partnership in accordance with the provisions of this Agreement.

24.2. Liquidation. If the Partnership is dissolved (and its business is not continued), the Partners shall immediately file any notice, publish any advertisements or take any other action required under applicable law to effect such dissolution, commence to wind up the affairs of the Partnership and liquidate the assets of the Partnership by converting the same to cash, and shall apply and distribute the proceeds of such liquidation in the following order of priority:

(a) to the payment of all Taxes, debts and other obligations and. liabilities of the Partnership and the necessary expenses of liquidation; provided, however, that all debts, obligations and other liabilities of the Partnership as to which personal liability exists with respect to any Partner shall be satisfied, or a reserve shall be established therefor, prior to the satisfaction of any debt, obligation or other liability of the Partnership as to which no such personal liability exists; and provided, further, that where a contingent debt, obligation or liability exists, a reserve, in such amount as the Partners jointly deem reasonable and appropriate, shall be established to satisfy such contingent debt, obligation or liability, which reserve shall be distributed as provided in this Section 21.2 only upon the termination of such contingency; and

(b) the balance, if any, to the Partners in accordance with the positive balances of their Capital Accounts (determined after allocating all income or loss arising in connection with the liquidation); it being the intention of the Partners that they share equally in the liquidation distributions (subject only to a preference in the Loeks Partner to the extent of the then unpaid balance, if any, of the Partnership Note).

24.3. Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to preserve the value of the assets of the Partnership being liquidated and to minimize losses.

24.4. Statement of Liquidation. Both Partners shall be furnished with a statement prepared by, or under the supervision of, both Partners and the Accountant, which statement shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon dissolution and liquidation of the Partnership, the Partners shall execute, acknowledge and cause to be filed any notice or certificate required by law to reflect the dissolution and liquidation of the Partnership.

24.5. Restoration of Capital Account Deficit. (a) If any Partner has a deficit balance in his Capital Account following the liquidation of the Partnership (or the liquidation of its interest in the Partnership), as determined after taking into account all Capital Account adjustments for the Partnership Taxable year during which such liquidation occurs (other than those made pursuant to this Section 24.5), such Partner shall be unconditionally obligated to restore the amount of such deficit balance to the Partnership by the end of such Taxable year (or, if later, within 90 days after the date of such liquidation), which amount shall, upon liquidation of the Partnership, be applied in the manner determined under Section 24.2.

(b) The outstanding principal balance of any promissory note of which a Partner is the maker, including the Partnership Note, contributed to the Partnership by such Partner (other than a promissory note that is readily tradable on an established securities market), shall be treated as in satisfaction of such Partner’s obligation under Section 24.5(a), provided that such note is satisfied or is required to be satisfied at a time no later than 30 days after the date of such liquidation).

ARTICLE 25

INDEMNITY

25.1. Loeks Indemnity. In addition to all other indemnifications provided for in this Agreement, the Loeks Partner hereby covenants and agrees to indemnify and to hold harmless Star and its affiliates, and their respective officers, directors and agents (collectively, “Star Indemnified Party”) and the Partnership from and against all claims, losses, liabilities, damages (including repairs and replacement costs), fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, as the case may be) (collectively “Losses”) sustained or incurred by the Star Indemnified Party or the Partnership but only to the extent that such Losses, in the aggregate, exceed $100,000, and limited, in any event, to the Loeks Partner’s contribution to the capital of the Partnership, as follows:

(a) All Losses sustained or incurred by any Star Indemnified Party and the Partnership in respect of liabilities or obligations of Loeks or any of its affiliates, including (i) liabilities for Taxes, for any period ending on or prior to the Closing, (ii) liabilities or obligations arising by reason of any liens (other than Permitted Encumbrances or other liens disclosed in writing to Star prior to Closing) against any Contributed Assets on the Closing or resulting from events, operations or facts occurring prior to the Closing, whether or not such liens are known, unknown, contingent or asserted as of the Closing, and (iii) liabilities or obligations arising out of facts, activities, omissions or circumstances existing on or prior to, or involving periods up to and including, the Closing, whether known, unknown, contingent or asserted as of the Closing, except for such liabilities and obligations which are disclosed to Star in writing prior to Closing or are expressly assumed in writing by the Partnership hereunder.

(b) All Losses sustained or incurred by any Star Indemnified Party and the Partnership resulting from any misrepresentation, breach of representation or warranty, or non-fulfillment of any agreement or covenant on the part of Loeks under this Agreement, the Transfer Documents, or any exhibit, certificate or other instrument furnished or to be furnished by Loeks hereunder.

(c) All Losses sustained or incurred by any Star Indemnified Party and the Partnership, arising out of any claim made by creditors of Loeks or any Affiliate under or as a result of noncompliance by any reason with the provisions of any applicable bulk transfer law or similar statute, rule or regulation, or any claims made by any person or entity, including any Taxing authority, as a result of the liquidation (or deemed liquidation) of Loeks or any Affiliate.

(d) All Losses sustained or incurred by any Star Indemnified Party and the Partnership, relating to assets, operations or omissions occurring on or before the Closing and arising out of or relating to the operation or maintenance on or before the Closing of the Plans (whether known or asserted before or after the Closing), including, but not limited to, any and all liabilities (i) arising out of or relating to the termination of any of the Plans, including liabilities for Taxes resulting therefrom, and (ii) to former or current employees or officers of any Theatre Corporation, or their beneficiaries with respect to any benefits incurred or liability incurred on or before the Closing for such employees’ or officers’ service with Loeks or any of its affiliates, irrespective of whether any of such employees or officers continue to be employed by or become employees or officers of Star or the Partnership on or after the Closing.

(e) All Losses sustained or incurred by any Star Indemnified Party and the Partnership, in connection with any action, suit, proceeding, investigation, demand, assessment, audit or judgment incident to any of the matters such Indemnified Party is indemnified against pursuant to this Agreement.

25.2. Star Indemnity. In addition to all other indemnifications by Star provided for in this Agreement, Star agrees to indemnify and to hold the Loeks Partner and their affiliates, and their respective officers, directors and agents (collectively, “Loeks Indemnified Party”) and the Partnership from and against all claims, losses, liabilities, damages (including repairs and replacement costs), fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, as the case may be) (collectively “Losses”) sustained or incurred by the Loeks Indemnified Party or the Partnership, but only to the extent that such Losses, in the aggregate, exceed $100,000, and limited, in any event, to one-half of the Star Partner’s contribution to the capital of the Partnership as follows:

(a) All Losses sustained or incurred by any Loeks Indemnified Party and the Partnership arising by reason of Star’s failure to perform and discharge the obligations and liabilities assumed by it hereunder.

(b) All Losses sustained or incurred by any Loeks Indemnified Party and the Partnership resulting from any misrepresentation, breach of representation or warranty, or nonfulfillment of any agreement or covenant on the part of the Star Partner under this Agreement, the Transfer Documents or in any exhibit, certificate or other instrument furnished or to be furnished by the Star Partner hereunder.

(c) All Losses sustained or incurred by any Loeks Indemnified Party and the Partnership in connection with any action, suit, proceeding, investigation, demand, assessment, audit or judgment incident to any of the matters against which the Loeks Partner is indemnified by the Star Partner in this Agreement.

25.3. Procedure for Indemnification. Any party making a claim for indemnification hereunder (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing, describing the claim, the amount thereof, and the basis therefor, promptly after the Indemnitee learns of the existence of the claim, provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have harmed the Indemnitor. The Indemnitor shall respond to each such claim within thirty (30) days of receipt of such notice, provided that the failure to so respond within such time period shall not constitute an admission of liability for the claim or claims to which the notice related. Unless necessary to minimize or mitigate continuing losses, no action shall be taken pursuant to the provisions of the Agreement or otherwise by the Indemnitee until the later of (x) the expiration of the 30-day response period or (y) 30 days following the receipt of a response within such 30-day period by the Indemnitee requesting an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured). No response from the Indemnitor shall preclude the Indemnitee from taking such action under this Agreement or otherwise to obtain such indemnification as the Indemnitee shall be entitled, except to the extent a right to cure is requested and the cure has been performed within the 30-day cure period by or on behalf of the Indemnitor; in case any legal or governmental proceeding is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the option of the Indemnitor shall assume) the defense thereof, by written notice to the Indemnitee within 30 days after receipt of notice of the claim for Indemnification, with counsel reasonably satisfactory to the Indemnitee, and at the Indemnitor’s own expense; if the Indemnitor shall assume the defense of any such claim as provided above, it shall not settle the same except on terms reasonably acceptable to the Indemnitee. An Indemnitee shall not settle any Indemnified claim for which, and to the extent, it will seek indemnification from Indemnitors hereunder, without the consent of the Indemnitor, which shall not unreasonably be withheld; Indemnified expenses include the reasonable legal fees and expenses of the Indemnitee except to the extent that such fees and expenses are incurred after the date and during the time that the Indemnitor has assumed the defense of any such claim in accordance with the provisions of this Section. However, notwithstanding the assumption by an Indemnitor of the defense of any claim at the request of an Indemnitee as provided in this Section, the Indemnitee shall be permitted to join in such defense and to employ counsel at its own expense, except that the Indemnitor shall bear the reasonable fees and disbursements of separate counsel of the Indemnitee if (a) in the reasonable judgment of the Indemnitee, the engagement of the Indemnitor’s counsel would represent a conflict of interest or (b) the Indemnitor shall fail vigorously to prosecute or defend, as the case may be, such claim.

25.4. Limitation on Claims. No claim for indemnification shall be made based on any fact or circumstance existing at the Closing nor for breach of any representation or warranty contained in Exhibit B or Exhibit C hereto made at the Closing unless asserted in writing within one year after the Closing, except that the time period in which to make claims for Taxes shall extend until the expiration of the applicable statute of limitations. The indemnification provisions of this Article 25 relate only to the actions of the Partners in connection with the formation of the Partnership and the representations, warranties and covenants of the Partners in their individual capacities with respect to the Contributed Assets. The obligations and responsibilities of the Partners as partners in this Partnership and as Operating Agent and Booking Agent, respectively, shall be as provided in this Agreement and by law.

ARTICLE 26

NOTICES

Any notice or other communication that is required or permitted to be given under the terms of this Agreement (each a “Notice”) shall be in writing and shall be deemed to have been duly given (a) upon being deposited in the mail, postage prepaid for registered or certified mail, return receipt requested, or (b) when personally delivered, or (c) when sent by overnight courier, or (d) given by telecopier or telex with a copy either personally delivered the next day or sent by overnight courier the same day, in each case, to the parties hereto at the following addresses or at such other address and/or such additional parties in the United States of America as any party hereto shall hereafter specify by notice given and received in the manner provided in this Article 23.

If to Star:

Star Theatres of Michigan, Inc.

c/o Columbia Pictures Entertainment, Inc.

711 Fifth Avenue

New York, New York 10022

Attention: General Counsel

With a copy to:

Columbia Pictures Entertainment, Inc.

711 Fifth Avenue

New York, New York 10022

Attention: General Counsel

If to Loeks:

Loeks Michigan Theatres, Inc.

1400 28th Street S.W.

Wyoming, Michigan 49509

Attention: Barrie Lawson Loeks

With a copy to:

Charles E. McCallum, Esq.

Warner, Norcross & Judd

900 Old Kent Building

Grand Rapids, Michigan 49503

A Notice shall be deemed to have been duly received (and the time period in which a response thereto is required shall commence) (w) if mailed, on the date set forth on the return receipt, or (x) if personally delivered, on the date of such delivery, or (y) if sent by overnight courier, on the date of such delivery, or (z) if given by telecopier or telex, on the date of receipt.

ARTICLE 27

MISCELLANEOUS

27.1 Loeks Consulting Fee. Star shall, at Closing, pay to each of James Loeks and Barrie Loeks the sum of $250,000 for consulting services to be rendered to Star and its Affiliates prior to the Closing and to compensate them for the loss of opportunity resulting from their commitment to provide their services to the Partnership for a five-year period pursuant to Section 16.5 above.

27.2. Amendment. This Agreement may be amended, from time to time, only with the written consent of both Partners.

27.3. No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third parties, including, without limitation, creditors of the Partnership or of the Partners, provided, however, that the Loeks Partner shall have the right to bring an action for specific performance or damages to enforce the provisions of Section 17.7 hereof.

27.4. No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any Partner, by an instrument in writing may, but shall be under no obligation to, waive any of its rights or any. conditions to its obligations hereunder, or any duty, obligation or covenant of the other Partner, but no waiver shall be effective unless in writing and signed by the Partner making such waiver. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach.

27.5. Rights and Remedies. The rights and remedies of any of the parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions of this Agreement. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, but nothing herein contained is intended to or shall limit or affect any rights of law or by statute or otherwise of any party aggrieved as against the other party for a breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

27.6. Integration. This Agreement and the License Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Agreement or the License Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement or the License Agreement.

27.7. Partial Invalidity. If any term or provision of this Agreement or any part of such term or provision the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

27.8. Governing Law. Except as otherwise specifically provided in this Agreement, the Partnership shall be a general partnership subject to the provisions of the Partnership Act. The Operating Agent shall at Partnership expense cause to be filed for record in the office of the appropriate authorities of the State of Michigan and the place of business of the Partnership, such partnership certificates, amended partnership certificates, fictitious name certificates and all other instruments of whatever nature that are called for or required by the applicable statutes, rules or regulations of the State of Michigan. All matters in connection with the power, authority and rights of the Partners and all matters pertaining to the operation, construction or interpretation of this Agreement (and the guaranty by each of James Loeks and Barrie Loeks with respect to the obligations of Loeks under this Agreement) shall be governed and determined by the laws of the State of Michigan, without giving effect to the principles of conflicts of laws thereof.

27.9. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which, taken together, shall be deemed to constitute but one Agreement.

27.10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall, in the case of assignments permitted by the provisions hereof, inure to the benefit of the parties, their heirs, legal representatives, successors and permitted assigns.

27.11. Disposition of Documents. All documents and records of the Partnership, including, without limitation, all financial records, vouchers, cancelled checks, and bank statements shall be retained by the Partners upon termination of the Partnership. The Partner holding such documents and records shall retain them for a period of at least seven years after the termination of the Partnership and shall make copies thereof available to the other Partners during such period, subject to the provisions of Section 16.5.

27.12. Table of Contents, Article and Section Headings. The Table of Contents attached hereto and Article and Section headings herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STAR THEATRES OF MICHIGAN, INC.

By:	/s/ Dorian Brown
	Name:	Dorian Brown
	Title:	Vice President and Asst. Secretary

LOEKS MICHIGAN THEATRES, INC.

By:	/s/ Barrie Lawson Loeks
	Name:	Barrie Lawson Loeks
	Title:	President

EXHIBIT A

9852W

TRADEMARK AND TRADE NAME LICENSE AGREEMENT

AGREEMENT made as of the                      day of                 , 1983 between Loeks Michigan Theatres Inc., a Michigan corporation (“Loeks Licensor”), Star Theatres of Michigan, Inc., a Delaware corporation {“Star Licensor” and together with the Loeks Licensor, the “Licensors”) and Loeks-Star Partners, a general partnership (the “Partnership”).

WHEREAS, Loeks Licensor and its subsidiaries and affiliates have been engaged in the business of, inter alia, motion picture theatrical exhibition (the “Exhibition Business”) under the name, trade and service mark Loeks; and

WHEREAS, Star Licensor and its subsidiaries and affiliates have been engaged in the business of, inter alia, the Exhibition Business under the name, trade and service mark Star; and

WHEREAS, Licensors, pursuant to a written agreement dated as of July     , 1988 (the “Partnership Agreement”) have formed the Partnership, for the purpose of operating and managing Theatre Properties (as defined in the Partnership Agreement); and

WHEREAS, Loeks Licensor has agreed, pursuant to the Partnership Agreement to grant to the Partnership a license to use the name Loeks (the “Loeks Licensed Name”) and the marks shown on the attached Schedule A (the “Loeks Marks”) in connection with said Theatre Properties and the Exhibition Business in the Territory (as defined in the Partnership Agreement) and Star Licensor has agreed, pursuant to the Partnership Agreement, to grant to the Partnership a License to use the name Star (the “Star Licensed Name” and, together with the Loeks Licensed Name, the “Licensed Names”) and the marks shown on the attached Schedule B (the “Star Marks” and, together with the Loeks Marks, the “Marks”) in connection with said Theatre Properties and the Exhibition Business in the Territory.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

1. The Grant.

(a) Subject to the terms and conditions hereafter stated, Loeks Licensor and Star Licensor hereby grant, respectively, to the Partnership the exclusive, royalty-free license to use the Loeks Licensed Name and Loeks Marks, and the Star Licensed Name and Star Marks in connection with the Theatre Properties and the Exhibition Business, but only in the Territory.

(b) Loeks Licensor makes no warranties concerning the extent of its rights to use the Loeks Licensed Name or the Loeks Marks and the license granted by Loeks Licensor shall include only such rights as are owned or controlled by Loeks Licensor on the date of this Agreement. The parties acknowledge that the Loeks Licensed Name and the Loeks Harks are also used by Jack Loeks Theatres, both inside and outside the Territory, and that this Agreement shall not affect the right of Jack Loeks Theatres, Inc., to use the Loeks Licensed Name or the Loeks Marks.

(c) Star Licensor makes no warranties concerning the extent of its rights to use the Star Licensed Name and the license granted by Star Licensor shall include only such rights as are owned or controlled by Star Licensor on the date of this Agreement.

2. The Term.

The term of the license granted pursuant to Paragraph 1 shall commence as of the date of execution of this Agreement by the parties and shall have a perpetual existence, unless sooner terminated in accordance with Paragraph 4.

3. Reservation of Rights.

The right to use the Loeks Licensed Name and Loeks Marks and the Star Licensed Name and the Star Marks in (a) any business unrelated to the Theatre Properties and the Exhibition Business anywhere in the world, or (b) the Exhibition Business outside the Territory, or (c) the Exhibition Business in the Territory, provided that such activity is permitted under the Partnership Agreement (e.g., in connection with a Restricted Investment) is reserved to Loeks Licensor and Star Licensor, respectively and the exploitation of such rights shall not be deemed to be competition or an interference, in any way, with the rights granted herein.

4. Termination.

(a) This Agreement shall terminate upon either (i) the dissolution of the Partnership or (ii) the Transfer (as defined in the Partnership Agreement) by either of the Licensors of its Partnership interest, except that this Agreement shall not terminate by reason Of a Transfer permitted under Section 21.2 of the Partnership Agreement.

(b) If this Agreement is terminated pursuant to clause (a)(ii) above the Partnership shall pay all costs (excluding personnel time), expended to effect any name change required on the theatres, marquees, signs, stationery and all other items of the Partnership which bear the Licensed Names and Marks and such expenses shall be taken into account in determining Partnership liabilities.

(c) Upon the termination of this Agreement, the Partnership shall, immediately upon expiration of any grace period required pursuant to any applicable laws, leases or other contracts, completely discontinue its use of the Licensed Names and Marks and shall not thereafter use any name or mark which is confusingly similar to the Licensed Names and Marks. All rights granted hereunder shall revert to the respective Licensor upon termination.

5. Notices.

(a) Any and all notices which are required or which may be served under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or sent by receipted telex or by telefax or three (3) days after being mailed in the United States by first class certified or registered mail, postage prepaid, return receipt requested, to the parties at the following addresses or to such addresses as may from time to time be designated by either of them by notice similarly given in accordance with this Paragraph 5:

(a)                  If to the Partnership, to:

with a copy to:

(b)                 If to the Loeks Licensor, to:

with a copy to:

(c)                  If to the Star Licensor, to:

Star Theatres of Michigan, Inc.

c/o Columbia Pictures Entertainment, Inc.

711 Fifth Avenue

New York, New York 10022

Attention: Chief Financial Officer

with a copy to:

Seymour Smith, Esq.

c/o Columbia Pictures Entertainment, Inc.

711 Fifth Avenue

New York, New York 10022

10. Miscellaneous.

(a) This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and cannot be modified, amended or changed except by a writing duly executed by the parties hereto.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LOEKS LICENSOR:

LOEKS MICHIGAN THEATRES INC.

By:

STAR LICENSOR:

STAR THEATRES OF MICHIGAN, INC.

By:

THE PARTNERSHIP:

LOEKS-STAR PARTNERS

By:

EXHIBIT B

9705w

REPRESENTATIONS AND WARRANTIES OF LOEKS

8.1. Good Standing; Power and Authority; Authorization. (a) Loeks is a duly organized, validly existing corporation in good standing under the laws of the jurisdiction of its incorporation. Loeks is duly qualified or licensed to do business in all jurisdictions in which the nature of its business or assets makes such qualifications or licensing necessary, has full power and authority to execute and deliver this Agreement, and has full power and authority to consummate the transactions contemplated hereby and to execute and deliver the documents of transfer and assignment contemplated hereby (collectively, the “Transfer Documents”) and to consummate the transactions contemplated thereby.

(b) Loeks has full power and authority to own, or hold under lease, the property it presently owns or holds under lease (including, without limitation, all Leases identified in Schedule 1.1) and to carry on the business currently conducted by it at the Theatre Properties identified in Schedule 4.1(a) hereto.

(c) Loeks, by appropriate and all necessary corporate action (including, without limitation, the obtaining of all consents or approvals of stockholders required by law or its Articles of Incorporation or By-Laws) has duly authorized the execution and delivery of the Agreement, the Transfer Documents, the consummation of the transactions contemplated hereby, and the performance of all obligations by it to be performed hereunder. This Agreement and each of the Transfer Documents in the case of Loeks, and the Loeks Guaranty, in the case of James Loeks and Barrie Loeks, and the letter of James Loeks and Barrie Loeks in the form required by Section 11.1(f) of the Agreement, when executed and delivered will constitute valid and binding obligations of Loeks and James Loeks and Barrie Loeks, as the case may be, enforceable against each of them in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and except for the application of equitable remedies.

(d) Loeks has delivered to Star a true and complete copy of its Articles of Incorporation and By-Laws.

8.2. Capitalization. All of the issued and outstanding capital stock of Loeks as of the date hereof is owned of record and beneficially by Barrie Loeks and James Loeks.

8.3. Real Property; Leases. (a) The Leases and any executed leases (the “Undeveloped Leases”) or proposed leases relating to the Loeks Undeveloped Theatre Property consist of the documents identified on Schedule 8.3(a) hereto and no others. Loeks has furnished to Star true and complete copies of the Leases and the Undeveloped Leases, The Leases and the Undeveloped Leases have not been amended or modified except as set forth in the documents identified in Schedule 8.3(a) hereto. Loeks has good title to its leasehold estate in the Theatre Properties and the Loeks Undeveloped Theatre Property, and will transfer good title thereto to the Partnership. pursuant hereto in each case subject to no Encumbrance except as disclosed in Schedule 8.3(a) hereto which shall include easements and restrictions of record which do not interfere with the use of the Theatre Properties or the business conducted thereon (Permitted Encumbrances”).

(b) Loeks or an Affiliate of Loeks is the tenant or lessee (as such term is defined in said Lease or Undeveloped Lease) under each Lease or Undeveloped Lease and no other person, firm or corporation has any interest as tenant or lessee in or to said Lease or Undeveloped Lease or any right to occupancy in any Theatre Property or the Loeks Undeveloped Theatre Property. There are no persons, firms or corporations presently in possession of the Theatre Properties or the Loeks Undeveloped Theatre Property other than Loeks or an Affiliate of Loeks. Except as set forth on Schedule 8.3(b), there are no subleases, licenses, concessions or other agreements permitting any person or entity other than Loeks or its Affiliates to use, occupy or have possession of any Theatre Property or the Loeks Undeveloped Theatre Property or any part thereof.

(c) Loeks’ interest in each Lease and Undeveloped Lease is not in any way encumbered, mortgaged, hypothecated or pledged except for Permitted Encumbrances.

(d) To the knowledge of Loeks, there are no notes or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the Theatre Properties or the Loeks Undeveloped Theatre Property. The current maintenance, operation, use and occupancy of the Theatre Properties and the Loeks Undeveloped Theatre Property do not, to the knowledge of Loeks, violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation or the terms and conditions of any of the Leases or Undeveloped Leases.

(e) Appropriate operating certificates for use of each of the Theatre Properties as a motion picture theatre have been issued by the appropriate public authorities having jurisdiction and are valid and in full force and effect. Loeks or its Affiliates possess and shall have assigned to the Partnership as of the Closing all certificates, approvals, permits and licenses from any governmental authority having jurisdiction over the Theatre Properties which are necessary to permit the lawful use and operation of the Theatre Properties as motion picture theatres (the “Permits”), and all of the same are valid and in full force and effect. To the knowledge of Loeks, there exists no threatened revocation of any such certificates or Permits.

(f) To the knowledge of Loeks, all sign permits, illuminated sign permits, and marquee permits have been issued by the appropriate governmental authority having jurisdiction covering all existing signs and marquees at the Theatre Properties; said permits are, to the knowledge of Loeks, valid and in full force and effect and, to the knowledge of Loeks, there exists no threatened revocation of any of said permits.

(g) To the knowledge of Loeks, neither Loeks nor any of its Affiliates have received any written notice from any insurance carrier of any work required to be performed at a Theatre Property which has not been performed as of the date hereof or of any defects or inadequacies in a Theatre Property which have not been corrected as of the date hereof and which if not corrected could result in termination of insurance coverage or a material increase in the cost thereof.

(h) To the knowledge of Loeks, no portion of the Contributed Assets or the Loeks Undeveloped Theatre Property is subject to or affected by an assessment for public improvements whether or not presently a lien thereon. Loeks knows of no planned or proposed assessment for public improvements affecting any of the Contributed Assets or the Loeks Undeveloped Theatre Property.

(i) Except as set forth in Schedule 8.3(i), no work has been performed or is in progress at and no materials have been furnished to the Contributed Assets or the Loeks Undeveloped Theatre Property or any portion thereof which might, to the knowledge of Loeks, give rise to mechanic’s, materialmen’s or other liens against the Contributed Assets or the Loeks Undeveloped Theatre Property or any portion thereof.

(j) To the knowledge of Loeks, all water, sewer, gas, electricity, telephone and other utilities required for the operation of each of the Theatre Properties are installed and operating and all installation and connection charges have been paid in full. To the knowledge of Loeks, all such utilities enter the Theatre Properties through adjoining public rights of way or recorded private easements.

(k) Neither Loeks nor any of its affiliates have received or have knowledge of any notification from the Department of Building and Safety, Health Department, or such other city, county, state or federal authority having jurisdiction requiring any work to be done on or to any of the Theatre Properties or the Loeks Undeveloped Theatre Property.

(1) None of the Theatre Properties or the Loeks Undeveloped Theatre Property are, to the knowledge of Loeks, in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, environmental conditions, hazardous waste, hazardous substances or toxic materials on, under or about any of the Theatre Properties or the Loeks Undeveloped Theatre Property, including, without limitation, soil and groundwater conditions. Neither Loeks nor any of its affiliates have, to Loeks knowledge, used, manufactured, stored or disposed of, on, under or about any of the Theatre Properties or the Loeks Undeveloped Theatre Property or transported to or from any of the Theatre Properties or the Loeks Undeveloped Theatre Property any radioactive materials or hazardous wastes or other similar materials or substances. Notwithstanding the foregoing, no representation is made with respect to the presence of asbestos or asbestos-containing materials in the Theatre Properties or the Loeks Undeveloped Theatre Property except that Loeks represents that, to the knowledge of Loeks, Loeks is not required pursuant to any order or ruling to abate asbestos by removal, encapsulation or otherwise in any Theatre Property or the Loeks Undeveloped Theatre Property and no proceedings with respect to the abatement of asbestos by removal, encapsulation or otherwise in any Theatre Property or the Loeks Undeveloped Theatre Property are pending or, to the knowledge of Loeks, threatened.

(m) None of the Theatre Properties or the Loeks Undeveloped Theatre Property are subject to any pending condemnation or eminent domain proceeding and, to the knowledge of Loeks, no such proceeding with respect to any of the Theatre Properties or the Loeks Undeveloped Theatre Property is threatened or proposed. Loeks has no knowledge of any action pending or threatened to change the zoning or building ordinances affecting any of the Theatre Properties or the Loeks Undeveloped Theatre Property.

8.4. Operating Assets. (a) Loeks or an Affiliate of Loeks has (i) in the case of personal property owned by it, valid title and (ii) in the case of personal property leased by it, valid and enforceable leasehold interest, to all of the Contributed Assets which constitute personal property used, or held for use in, or in connection with the Theatre Properties subject to no

Encumbrance other than Permitted Encumbrances. No financing statement signed by Loeks or an Affiliate of Loeks under the Uniform Commercial Code has been filed in any jurisdiction except as set forth in Schedule 8.4. (a) hereto, and, except for unfiled copies of filed financing statements, Loeks or an Affiliate of Loeks, to Loeks’ knowledge, has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. Loeks does not operate under any trade or business name other than Loeks Lincoln Park Theatres, Inc., Loeks Winchester Theatres, Inc., Lincoln Park 8 or Winchester Mall Cinemas. Each Theatre Property and each of the items of the Contributed Assets used or held for use in, or in connection with, each Theatre Property are, to the knowledge of Loeks, in good operating condition, subject to normal wear and tear, and are fit for the use for which they are intended and to which they are presently devoted. Each Theatre Property, together with the related Contributed Assets located therein, constitutes a fully operable motion picture theatre and is sufficient to permit the Partnership to operate the business as currently being conducted therein. Since January 1, 1988, neither Loeks nor any of its Affiliates have sold, removed or transferred any equipment, furnishings or fixtures from any Theatre Property which if not sold, removed or transferred would have constituted a Contributed Asset, except (i) in the ordinary course of business and all such sold or removed equipment, furnishings or fixtures have been replaced with equipment or property of a quality at least in all material respects equal to that which has been sold, removed or transferred and (ii) in the case of equipment, furnishings or fixtures which Loeks or an Affiliate has determined in its reasonable business judgment is obsolete, not necessary or inappropriate for the operation of the Theatre Properties consistent with past practice.

(b) The items of the spare parts inventory are, to the knowledge of Loeks, in good operating condition and are fit for the uses for which they are intended.

(c) Set forth on Schedule 8.4(c) is a list of all insurance policies held by Loeks insuring any of the Contributed Assets and a list of all the insurers under each of those policies. True and complete copies of such policies have heretofore been delivered to Star.

8.5. No Default Under Leases. Each of the Leases and Undeveloped Leases is valid and subsisting, in full force and effect and binding in accordance with its terms. Except as set forth on Schedule 8.5, neither Loeks nor any of its Affiliates is, to the knowledge of Loeks, in material default or breach of any such Lease and Undeveloped Leases,, no written claim of default or breach against Loeks or an Affiliate has been issued and is pending and no event which, with the giving of notice or lapse in time, or both, would constitute a default or breach thereunder by Loeks or its Affiliates has, to the knowledge of Loeks, occurred and is continuing; and, to the knowledge of Loeks, no other party to such Lease or Undeveloped Lease is in default or breach thereunder, and, to the knowledge of Loeks, no event has occurred which with notice or the lapse of time would constitute a default by such other party under such Lease or Undeveloped Lease. Except as set forth in Schedule 8.5, Loeks has no knowledge of any dispute with any landlord under any of the Leases or Undeveloped Leases with respect to any term, provision or condition of any thereof. The recording information with respect to each of the Leases or Undeveloped Leases (or memoranda thereof) set forth in Schedule 8.3(a) hereto is true, complete and correct.

8.6. Contracts. Attached hereto as Schedule 8.6 is a true and complete schedule of all contracts, agreements, leases (other than the Leases and Undeveloped Leases), mortgages, notes, bonds, indentures, licenses and other obligations, oral or written, express or implied, involving the payment of more than $10,000 to which Loeks or any of its Affiliates is party, which relate to any or all of the Contributed Assets or the Loeks Undeveloped Theatre Property and by which Loeks or any of its Affiliate is bound, other than those which are cancellable upon not more than 30 days’ notice without payment or penalty (collectively, the “Contracts”), excluding (i) Contracts which will not be applicable to the Contributed Assets or the Loeks Undeveloped. Theatre Property after the Closing, and (ii) film contracts for the exhibition of films entered into in the ordinary course of business. True and complete copies of all of the Contracts, or, in the case of oral Contracts, true and complete descriptions thereof, have been delivered to Star. The Contracts are valid, existing and in full force and effect and binding in accordance with their respective terms. Neither Loeks nor its Affiliates is, to the knowledge of Loeks, in material default or breach of any Contract, no written claim of default or breach, against Loeks or its Affiliates is pending, and, to the knowledge of Loeks, no event which, with the giving of notice or lapse of time, or both, would constitute a material default or breach under any Contract has occurred and is continuing, and to the knowledge of Loeks, no other party to such Contract is in default or breach thereunder, and no event has occurred with which notice or lapse of time or both would constitute a default by such other party under such Contract. Neither Loeks nor its Affiliates, nor any officer, director or stockholder of, or partner in, Loeks or its Affiliates, nor any affiliate of any such officer, director, stockholder or partner, is a party to any such Contract as lessor, landlord, supplier or in any other capacity except as specifically noted in Schedule 8.6.

8.7. No Default; Consents. The execution and delivery by Loeks of this Agreement and the Transfer Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the breach or violation of the Articles of Incorporation or By-Laws of Loeks or, except as specified in Schedule 8.7 hereto, a material breach or violation of any of the terms or conditions of, or constitute a material default under, or violate, or result in a change in the rights or duties of any party to or under any Contract, to which Loeks or any of its Affiliates is a party, by which any of them is bound or to which any of the Contributed Assets or the Loeks Undeveloped Theatre Property is subject and shall not result in the breach or violation of any of the terms or conditions of, or constitute a default under, or violate, or result in a change of the rights or duties of any party to or under the Leases or Undeveloped Leases. No consent, waiver or approval of any person is required for the execution and delivery by Loeks of this Agreement or the Transfer Documents, or the consummation of any of the transactions contemplated hereby and thereby, except the consents and approvals referred to in Schedule 8.7 hereto.

8.8. Litigation. Except as set forth on Schedule 8.8, neither Loeks nor its Affiliates (i) is engaged in any litigation, governmental or other proceeding or controversy which in any way affects any of the Contributed Assets or the Loeks Undeveloped Theatre Property or the business to which they relate or (ii) at any time during the 12 months immediately preceding the date hereof has not, to the knowledge of Loeks, been threatened with any bona fide litigation, governmental or other proceeding or controversy which if adversely determined could have a material adverse effect on any of the Theatre Properties or the Loeks Undeveloped Theatre Property or the business conducted thereon. There is no basis for any such litigation, proceeding or controversy known to Loeks. Neither Loeks nor any of its Affiliates is, to the knowledge of Loeks, in default with respect to any judgment, order, undertaking, decree, rule or regulation of any court, administrative agency or other governmental authority. The execution and delivery of this Agreement and the Transfer Documents by Loeks and the consummation of the transactions contemplated hereby and thereby will not, to the knowledge of Loeks, result in any material violation of any order, writ, injunction or decree of any court, administrative agency or other governmental body having jurisdiction over any of the Theatre Properties or the Loeks Undeveloped Theatre Property or Loeks and its Affiliates. The continuation of the business conducted at the Theatre Properties or the Loeks Undeveloped Theatre Property is not subject to any order, writ, injunction or decree (including consent decrees) of any court, administrative agency or other governmental body.

8.9. Labor Relations; ERISA. (a) Loeks and its Affiliates have complied to the knowledge of Loeks, in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, which may in any way affect any of the Theatre Properties and the business conducted thereon. Loeks and its Affiliates have withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees employed at any Theatre Property and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no controversies, grievances or claims pending or, to the knowledge of Loeks, threatened between Loeks or any of its Affiliates and any of its employees (past or present) or any labor or other collective bargaining unit representing any of such employees. No union or other collective bargaining unit has been certified or recognized by Loeks or its Affiliates as representing any of its employees employed at any Theatre Property. Except as described on Schedule 8.9, neither Loeks nor any of its Affiliates has promulgated any policy or entered into any agreement relating to the payment of severance pay to employees of Loeks or its Affiliates at any Theatre Property, whose employment is terminated or suspended voluntarily or otherwise. The employment of all persons presently employed by Loeks or its Affiliates at each Theatre Property is terminable at will without any penalty or severance obligation of any kind and without any payment or accrual under any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), except as specifically disclosed in Schedule 8.9 hereto, and except as limited by laws and regulations prohibiting discrimination in employment practices, or by a judicial finding of the existence of an employment agreement based on oral statements or courses of conduct. Schedule 8.9 contains a true and complete list as of the date set forth on such schedule of the names of all persons presently employed at the Theatre Properties and, in the case of managers, their estimated aggregate annual compensation (including bonus), and in the case of other employees, their current hourly rates of pay. Neither Loeks nor any of its Affiliates has any liability for or in respect of salaries, wages, vacation pay, sick leave, severance, bonuses or other compensation to any current or former employee employed at any Theatre Property except in accordance with the policies set forth in Schedule 8.9.

(b) (1) Except as disclosed in Schedule 8.9 hereto, neither Loeks nor its Affiliates nor any other entity which is included in the group of trades and businesses which constitutes a controlled group (within the meaning of Section 4001(b) of ERISA and/or Section 414(b) and (c) of the Code), of which Loeks or its Affiliates is a member (hereinafter collectively referred to as the “Loeks Group”), sponsors, maintains, contributes to or otherwise has any obligation with respect to any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance or any other type of employee benefit plan, program or arrangement (within the meaning of Section 3(3) of ERISA) or any multiemployer plan (within the meaning of Section 3(37) and 4001(a)(3) of ERISA) on behalf of any of the current or former officers or employees of Loeks or its Affiliates or their beneficiaries (whether on an active or frozen basis) which is applicable to persons who are expected to be employed by or for his account by the Partnership after the date hereof. Each plan, program or arrangement disclosed in Schedule 8.9 shall be hereinafter individually referred to as a “Plan” and collectively referred to as the “Plans.” Loeks has delivered to Star (i) true and complete copies of all documents embodying the Plans, including, without limitation, with respect to each Plan, all amendments to the Plans, and any trust or other funding arrangement, (ii) the two most recent annual actuarial valuations, if any, prepared for the Plan,

(iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA, and (iv) if the Plan is funded, the most recent annual and periodic accounting of the Plan’s assets.

(2) Except as disclosed in Schedule 8.9, no member of the Loeks Group has established, maintained or made (or has been required to make) contributions on behalf of any of the current or former officers or employees of Loeks or its Affiliates or their beneficiaries (whether on an active or frozen basis) who are expected to be employed by or for the account of the Partnership after the date hereof to any Plan including, but not limited to, (i) any defined benefit plan, within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code (hereinafter referred to as a “Defined Benefit Plan”), (ii) any multi-employer plan, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA (hereinafter referred to as a “Multiemployer Plan”), or (iii) any defined contribution plan, within the meaning of Section 3(34) of ERISA or Section 414(i) of the Code (hereinafter referred to as a “Defined Contribution Plan”).

(3) There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to any member of the Loeks Group or its officers and directors), with respect to any Plan or related trust or with respect to any fiduciary, administrator or sponsor (in its capacity as such) of any such Plan or related trust. To the knowledge of Loeks, no such Plan or related trust is in violation of, or in default with respect to, any law, rule, regulation, order, judgment or decree nor is any member of the Loeks Group, any such Plan, or any related trust required to take any action to avoid such violation or default.

(4) Except as set forth in Schedule 8.9 hereto: (i) Loeks and its Affiliates have to their knowledge made all payments due under or with respect to each Plan set forth in Schedule 8.9, and all amounts properly accrued to date due as liabilities of Loeks and its Affiliates, under or with respect to each Plan, for the current plan years, have been recorded on the books of Loeks or its Affiliates; (ii) Loeks and its Affiliates have performed all material obligations required to be performed, and is not in default under, or in violation of, any Plan; and (iii) Loeks and its Affiliates are in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to each Plan, including, without limitation, ERISA and the Code.

8.10. Compliance with Statutes, etc. Loeks and its Affiliates have, to the knowledge of Loeks, complied in all material respects with all applicable statutes and regulations of the United States of America and of all states, municipalities and agencies of any thereof, the violation of which could have a material adverse effect on the Theatre Properties or the Loeks Undeveloped Theatre Property or the business conducted thereon. The execution and delivery of this Agreement and the Transfer Documents by Loeks and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or any regulation of any such government or agency.

8.11. Financial Condition. (a) Loeks has delivered to Star true and accurate copies of a statement of Cash Flow for each of the Theatre Properties included in the Contributed Assets for the 52 weeks ended July 31, 1988. Such statement is complete and fairly presents Cash Flow for such period based on Loeks’ books and records and the assumptions set forth therein.

(b) Since the commencement of the 52 week period ended July 31, 1988, except for (i) the introduction or expansion of competing theatres in the greater Detroit, Michigan area, (ii) facts or circumstances affecting the economy as a whole, or (iii) facts or circumstances generally affecting the motion picture exhibition industry, there has been no material adverse change in the business, condition, assets, liabilities, properties, affairs, prospects or operations of any Theatre Property.

(c) Since July 31, 1988, Loeks and its Affiliates have not incurred expenses other than in the ordinary course of business as the business has been previously conducted and have not accelerated the collection of receivables or deferred the payment of any expenses in a manner inconsistent with past practice.

(d) Loeks and its Affiliates are solvent, having assets the fair market of which’ exceed its liabilities, and will not be rendered insolvent by the consummation of the transactions contemplated hereby, and Loeks and its Affiliates are able to and anticipate that they will be able to meet all of their debts as they mature.

(e) Since July 31, 1988, neither Loeks nor any of its Affiliates has incurred any extraordinary or non-recurring loss or liability or any obligation out of the ordinary course of business; and, to the knowledge of Loeks, the Partnership will not be required by reason of this Agreement to assume or discharge any liabilities of Loeks or its Affiliates except the liabilities and obligations specifically assumed by the Partnership hereunder.

8.12. Taxes. Loeks and its Affiliates have properly and timely filed all Federal, State, county and local Tax returns required to be filed by it on or before the date hereof and has paid all Taxes due thereunder and there is no actual or proposed modification or change asserted or threatened with respect to any of those returns.

8.13. Disclosure. No representation or warranty by Loeks in this Agreement, the Transfer Documents, or in any document or certificate furnished or to be furnished to Star or the Partnership in connection herewith or therewith or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein not misleading.

8.14. FIRPTA. Neither Loeks nor any of its Affiliates is a “foreign person” (as defined in the Internal Revenue Code of 1986 and the regulations issued thereunder). Loeks has delivered to Star an affidavit (i) stating that none of Loeks or any of its Affiliates is a foreign person, (ii) stating that each of Loeks and its Affiliates is a U.S. corporation, and (iii) setting forth taxpayer identification number of each of Loeks and its Affiliates.

EXHIBIT C

9705w

REPRESENTATIONS AND WARRANTIES OF STAR

9.1. Corporate Standing. Star is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

9.2. Corporate Power. Star has all necessary corporate power and authority to execute and deliver this Agreement and the Partnership Note and to consummate the transactions contemplated herein. Each of this Agreement and the Partnership Note is the valid and binding obligation of Star enforceable against it in accordance with its terms.

9.3. Real Property; Leases. (a) Any proposed or executed leases (the “Star Undeveloped Leases”) relating to the undeveloped Theatre Properties listed in Schedule 6.1(c) to the Agreement (the “Star Undeveloped Theatre Properties”) consist of the documents identified on Schedule 9.3(a) hereto and no others. Star has furnished to Loeks true and complete copies of the Star Undeveloped Leases. The Star Undeveloped Leases have not been amended or modified except as set forth in the documents identified in Schedule 9.3(a) hereto. Star has good title to its leasehold estate in the Star Undeveloped Theatre Properties, and will transfer good title thereto to the Partnership pursuant hereto in each case subject to no Encumbrance other than Permitted Encumbrances.

(b) Star or an Affiliate of Star is the tenant or lessee (as such term is defined in said Lease or Star Undeveloped Lease) under each Star Undeveloped Lease and no other person, firm or corporation has any interest as tenant or lessee in or to said Star Undeveloped Lease or any right to occupancy in any Star Undeveloped Theatre Property. There are no persons, firms or corporations presently in possession of the Star Undeveloped Theatre Properties other than Star or an Affiliate of Star. Except as set forth on Schedule 9.3(b), there are no subleases, licenses, concessions or other agreements permitting any person or entity other than Star or its Affiliates to use, occupy or have possession of any Star Undeveloped Theatre Property or any part thereof.

(c) Star’s interest in each Star Undeveloped Lease is not in any way encumbered, mortgaged, hypothecated or pledged except for Permitted Encumbrances.

(d) To the knowledge of Star, there are no notes or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the Star Undeveloped Theatre Properties. The current maintenance, operation, use and occupancy of the Star Undeveloped Theatre Properties do not, to the knowledge of Star, violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation or the terms and conditions of any of the Star Undeveloped Leases.

(e) No portion of the Star Undeveloped Theatre Properties is subject to or affected by an assessment for public improvements whether or not presently a lien thereon. Star knows of no planned or proposed assessment for public improvements affecting any of the Star Undeveloped Theatre Property.

(f) Except as set forth in Schedule 9.3(f), no work has been performed or is in progress at and no materials have been furnished to the Star Undeveloped Theatre Properties or any portion thereof which might, to the knowledge of Star, give rise to mechanic’s, materialmen’s or other liens against the Star Undeveloped Theatre Properties or any portion thereof.

(g) Neither Star nor any of its affiliates have received or have knowledge of any notification from the Department of Building and Safety, Health Department, or such other city, county, state or federal authority having jurisdiction requiring any work to be done on or to any of the Star Undeveloped Theatre Properties.

(h) Neither of the Star Undeveloped Theatre Properties are, to the knowledge of Star, in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, environmental conditions, hazardous waste, hazardous substances or toxic materials on, under or about either of the Star Undeveloped Theatre Properties, including, without limitation, soil and groundwater conditions. Neither Star nor any of its affiliates have, to Star’s knowledge, used, manufactured, stored or disposed of, on, under or about the Star Undeveloped Theatre Properties or transported to or from the Star Undeveloped Theatre Properties any radioactive materials or hazardous wastes or other similar materials or substances. Notwithstanding the foregoing, no representation is made with respect to the presence of asbestos or asbestos-containing materials in the Star Undeveloped Theatre Properties except that Star represents that, to the knowledge of Star, Star is not required pursuant to any order or ruling to abate asbestos by removal, encapsulation or otherwise in the Star Undeveloped Theatre Properties and no proceedings with respect to the abatement of asbestos by removal, encapsulation or otherwise in the Star Undeveloped Theatre Properties are pending or, to the knowledge of Star, threatened.

(i) Neither of the Star Undeveloped Theatre Properties are subject to any pending condemnation or eminent domain proceeding and, to the knowledge of Star, no such proceeding with respect to either of the Star Undeveloped Theatre Properties is threatened or proposed. Star has no knowledge of any action pending or threatened to change the zoning or building ordinances affecting the Star Undeveloped Theatre Properties.

9.4. No Default Under Leases. Each of the Star Undeveloped Leases is valid and subsisting, in full force and effect and binding in accordance with its terms. Except as set forth on Schedule 9.4, neither Star nor any of its Affiliates is in material default or breach of any such Star Undeveloped Leases, no written claim of default or breach against Star or an Affiliate has been issued and is pending and no event which, with the giving of notice or lapse in time, or both, would constitute a default or breach thereunder by Star or its Affiliates has, to the knowledge of Star, occurred and is continuing; and, to the knowledge of Star, no other party to such Star Undeveloped Lease is in default or breach thereunder, and, to the knowledge of Star, no event has occurred which with notice or the lapse of time would constitute a default by such other party under such Star Undeveloped Lease. Star has no knowledge of any dispute with any landlord under any of the Star Undeveloped Leases with respect to any term, provision or condition of any thereof. The recording information with respect to each of the Star Undeveloped Leases (or memoranda thereof) set forth in Schedule 9.3(a) hereto is true, complete and correct.

9.5. Contracts. Attached hereto as Schedule 9.5 is a true and complete schedule of all contracts, agreements, leases (other than the Star Undeveloped Leases), mortgages, notes, bonds, indentures, licenses and other obligations, oral or written, express or implied, involving the payment of more than $10,000 to which Star or any of its Affiliates is party, which relate to the Star Undeveloped Theatre Properties and by which Star or any of its Affiliates is bound, other than those which are cancellable upon not more than 30 days’ notice without payment or penalty (collectively, the “Contracts”), excluding Contracts which will not be applicable to the Star Undeveloped Theatre Properties after the Closing. True and complete copies of all of the Contracts, or, in the case of oral Contracts, true and complete descriptions thereof, have been delivered to Loeks. The Contracts are valid, existing and in full force and effect and binding in accordance with their respective terms. Neither Star nor its Affiliates is in material default or breach of any Contract, no written claim of default or breach, against Star or its Affiliates is pending, and, to the knowledge of Star, no event which, with the giving of notice or lapse of time, or both, would constitute a material default or breach under any Contract has occurred and is continuing, and to the knowledge of Star no other party to such Contract is in default or breach thereunder, and no event has occurred with which notice or lapse of time or both would constitute a default by such other party under such Contract. Neither Star nor its Affiliates, nor any officer, director or stockholder of, or partner in, Star or its Affiliates, nor any affiliate of any such officer, director, stockholder or partner, is a party to any such Contract as lessor, landlord, supplier or in any other capacity except as specifically noted in Schedule 9.5.

9.6. No Default; Consents. The execution and delivery by Star of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach or violation of the Articles of Incorporation or By-Laws of Star or, except as specified in Schedule 9.6 hereto, a material breach or violation of any of the terms or conditions of, or constitute a material default under, or violate, or result in a change in the rights or duties of any party to or under any Contract, to which Star or any of its Affiliates is a party, by which any of them is bound or to which the Star Undeveloped Theatre Properties are subject and shall not result in the breach or violation of any of the terms or conditions of, or constitute a default under, or violate, or result in a change of the rights or duties of any party to or under the Star Undeveloped Leases.

9.7. Litigation. Except as set forth on Schedule 9.7, neither Star nor its Affiliates (i) in engaged in any litigation, governmental or other proceeding or controversy which in any way affects the Star Undeveloped Theatre Properties or the business to which they relate or (ii) at any time during the 12 months immediately preceding the date hereof has not, to the knowledge of Star, been threatened with any bona fide litigation, governmental or other proceeding or controversy which if adversely determined could have a material adverse effect on any of the Star Undeveloped Theatre Properties or the business conducted thereon. There is no basis for any such litigation, proceeding or controversy known to Star. Neither Star nor any of its Affiliates is, to the knowledge of Star, in default with respect to any judgment, order, undertaking, decree, rule or regulation of any court, administrative agency or other governmental authority. The execution and delivery of this Agreement by Star and the consummation of the transactions contemplated hereby will not, to the knowledge of Star, result in any material violation of any order, writ, injunction or decree of any court, administrative agency or other governmental body having jurisdiction over any of the Star Undeveloped Theatre Properties or Star and its Affiliates. The continuation of the business conducted at the Star Undeveloped Theatre Properties is not subject to any order, writ, injunction or decree (including consent decrees) of any court, administrative agency or other governmental body.

9.8. Consent Decree. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not violate the terms of the Consent Decree (as defined herein).

9.9. Compliance with Statutes, etc. Star and its Affiliates have, to the knowledge of Star, complied in all material respects with all applicable statutes and regulations of the United States of America and of all states, municipalities and agencies of any thereof, the violation of which could have a material adverse effect on the Star Undeveloped Theatre Properties or the business conducted thereon. The execution and delivery of this Agreement by Star and the consummation of the transactions contemplated hereby will not violate any provision of law or any regulation of any such government or agency.

9.10 Disclosure. No representation or warranty by Star in this Agreement, the Transfer Documents, or in any document or certificate furnished or to be furnished to Star or the Partnership in connection herewith or therewith or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact concerning Star or the Star Undeveloped Theatre Property or omits or will omit to state a material fact necessary to make the statements made herein or therein concerning Star or the Star Undeveloped Theatre Property not misleading.

EXHIBIT D

7417d

FORM OF

OPINION OF COUNSEL TO STAR

(i)                      Star is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)                   Star has the power and authority to execute and deliver this Agreement and the Transfer Documents and has duly authorized the execution and delivery of this Agreement and the Transfer Documents and the transactions contemplated hereby;

(iii)                This Agreement and the Transfer Documents are valid and lawfully binding obligations of Star, enforceable in accordance with their respective terms;

(iv)               The CPE Guarantee and the letter of CPE in the form required by Section 10.1(g) of this Agreement are valid and binding obligations of CPE, enforceable in accordance with their respective terms;

(v)                  Star has the power and authority to own, or hold under lease, the property which constitutes the Star Undeveloped Theatre Property;

(vi)               The execution and delivery by Star of this Agreement and the Transfer Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the breach or violation of the Articles of Incorporation or Bylaws of Star, or, to the knowledge of such counsel, except as otherwise disclosed in the Schedules to this Agreement, constitute a default under, or violate, any Contract or Star Undeveloped Lease to which Star or any of its Affiliates is a party, by which any of them is bound or to which any Star Undeveloped Theatre Property is subject; and, to the knowledge of such counsel, except as otherwise disclosed in the Schedules to this Agreement, no consent, waiver or approval of any person is required for the execution and delivery by Star of the Agreement or the Transfer Documents, or the consummation of any of the transactions contemplated hereby and thereby, other than any consents, waivers or approvals which have been obtained by Star; and

(vii)            To the knowledge of such counsel, except as otherwise disclosed in the Schedules to this Agreement, no legal or governmental proceeding is pending or threatened against Star or any of its Affiliates which, if adversely determined, could have a material adverse effect on any of the Theatre Properties, the Star Undeveloped Theatre Property or the business conducted thereon.

(viii)         All of the foregoing opinions concerning the enforceability of any agreement or instrument shall be subject to:

(a)                  applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the rights or remedies of creditors generally; and

(b)                 by usual equitable principles which may limit or affect the rights or remedies of the parties under such agreements or instruments.

EXHIBIT E

9867w

FORM OF

OPINION OF COUNSEL TO LOEKS

(i)                      Loeks is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)                   Loeks has the power and authority to execute and deliver this Agreement and the Transfer Documents and has duly authorized the execution and delivery of this Agreement and the Transfer Documents and the transactions contemplated hereby;

(iii)                this Agreement and the Transfer Documents are valid and lawfully binding obligations of Loeks, enforceable in accordance with their respective terms;

(iv)               the Loeks Guarantee and the letter of James Loeks and Barrie Loeks in the form required by Section 11.1(f) of this Agreement are valid and binding obligations of James Loeks and Barrie Loeks, enforceable in accordance with their respective terms;

(v)                  Loeks has the power and authority to own, or hold under lease, the property which constitutes the Contributed Assets and the Loeks Undeveloped Theatre Property;

(vi)               the Transfer Documents are sufficient to transfer to the Partnership all of the rights, title or interest of Loeks in or to the personal property of Loeks purported to be conveyed thereby and to the knowledge of such counsel, without independent investigation, the Transfer Documents are sufficient to transfer to the Partnership valid title to such personal property;

(vii)            the execution and delivery by Loeks of this Agreement and the Transfer Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the breach or violation of the Articles of Incorporation or Bylaws of Loeks, or, to the knowledge of such counsel, except as otherwise disclosed in the Schedules to this Agreement, constitute a default under, or violate, any Contract, Lease or Undeveloped Lease to which Loeks or any of its Affiliates is a party, by which any of them is bound or to which any of the Contributed Assets or the Loeks Undeveloped Theatre Property is subject; and, to the knowledge of such counsel, except as otherwise disclosed in the Schedules to this Agreement, no consent, waiver or approval of any person is required for the execution and delivery by Loeks of the Agreement or the Transfer Documents, or the consummation of any of the transactions contemplated hereby and thereby, other than any consents, waivers or approvals which have been obtained by Loeks; and

(viii)       to the knowledge of such counsel, except as disclosed in the Schedules to this Agreement, no legal or governmental proceeding is pending or threatened against Loeks or any of its Affiliates which, if adversely determined could have a material adverse effect on any of the Theatre Properties, the Loeks Undeveloped Theatre Property or the business conducted thereon.

(ix)                 all of the foregoing opinions concerning the enforceability of any agreement or instrument shall be subject to:

(a)                  applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the rights or remedies of creditors generally; and

(b)                 by usual equitable principles which may limit or affect the rights or remedies of the parties under such agreements or instruments.